UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

The Titan Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

Common Stock, par value $0.01 per share

2)	Aggregate number of securities to which transaction applies:

83,550,810 shares of common stock; options to purchase 8,066,670 shares of common stock and warrants to purchase 49,669 shares of common stock.

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it is determined):

$20.00, which represents the price per share of Titan’s common stock to be paid in the merger (with respect to options and warrants, the per unit price was based on the excess, if any, of $20.00 over the per share exercise price of each option and warrant).

4)	Proposed maximum aggregate value of transaction:

$1,756,634,994

5)	Total fee paid:

$222,566

☒	Fee paid previously with preliminary materials.

$65,796

☒	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

$156,770

2)	Form, Schedule or Registration Statement No.:

Form S-4, Reg. No. 333-109725

3)	Filing Party:

Lockheed Martin Corporation

4)	Date Filed:

October 15, 2003

Dear Titan Stockholder:

As you may know from our recent press releases and SEC filings, on April 7, 2004, we amended our merger agreement with Lockheed Martin Corporation. The enclosed proxy statement and notice of a special meeting of Titan stockholders to be held on June 7, 2004 contains important new information regarding the amended merger terms. You should read this document carefully prior to submitting your vote on the adoption of the merger agreement and approval of the merger. You must vote using the proxy card accompanying this proxy statement in order to have your shares represented at the special meeting. Any proxies previously submitted for use at the March 16, 2004 or April 12, 2004 special meetings are of no effect and will not be voted at Titan’s June 7, 2004 special meeting.

The amended merger agreement provides that Lockheed Martin will pay $20.00 in cash in exchange for each outstanding share of Titan common stock. The reduction in the merger consideration payable to Titan stockholders was the result of negotiations initiated by Lockheed Martin in connection with the facts and circumstances related to, and information identified during, the previously disclosed Titan and Lockheed Martin internal review, and a related SEC investigation and Department of Justice criminal inquiry, into whether payments involving Titan’s international consultants were made in violation of applicable law. Under the amended merger terms, it is a condition to closing that Titan either must have obtained written confirmation that the Criminal Division of the DOJ considers its criminal inquiry resolved and does not intend to pursue any claims against Titan relating to the matters above, or must have entered into a plea agreement with the Criminal Division of the DOJ and completed the sentencing process. Upon satisfaction of this condition, Lockheed Martin is not permitted to claim that the facts and circumstances discussed above, or the related proceedings, costs and expenses, have had a material adverse effect on Titan.

Titan’s board received and considered a new opinion from Relational Advisors LLC, Titan’s financial advisor, regarding the fairness, from a financial point of view, of the cash consideration of $20.00 per share to be received by Titan’s stockholders in the merger. Titan’s board also carefully considered other matters described in this proxy statement in relation to the amended merger terms and, despite the reduction in merger consideration payable, unanimously determined that the merger with Lockheed Martin, on the amended terms, is advisable, fair to and in the best interests of Titan stockholders.

Titan’s board has unanimously approved the merger and recommends that you vote FOR the adoption of the merger agreement and approval of the merger.

Your vote is very important. The merger cannot be completed unless Titan stockholders holding a majority of the outstanding shares entitled to vote at the special meeting vote to adopt the merger agreement and approve the merger. To be certain that your shares are voted at the special meeting, please mark, sign, date and return promptly the enclosed proxy card or vote by telephone or over the Internet, whether or not you plan to attend the special meeting in person. If you fail to submit your proxy, abstain or do not instruct your broker or nominee how to vote your shares, it will have the same effect as voting against the merger. Please do not send your stock certificates to Titan or the exchange agent at this time.

On behalf of the board of directors of Titan, I thank you in advance for your participation in this important matter.

Sincerely,

Gene W. Ray

Chairman of the Board, President

and Chief Executive Officer

This proxy statement is dated May 5, 2004 and is first being mailed to Titan stockholders on or about May 7, 2004.

THE TITAN CORPORATION

3033 Science Park Road

San Diego, California 92121

(858) 552-9500

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 7, 2004

To the Stockholders of The Titan Corporation:

You are cordially invited to attend a special meeting of stockholders of The Titan Corporation to be held at Titan’s corporate headquarters located at 3033 Science Park Road, San Diego, California 92121, on Monday, June 7, 2004, at 9:30 a.m., local time, to consider the following matters:

(1)	A proposal to adopt the merger agreement and approve the merger of Titan with a wholly-owned subsidiary of Lockheed Martin Corporation; and

(2)	Such other business as may properly come before the special meeting or any adjournments or postponements thereof.

The accompanying proxy statement forms a part of this notice and describes the terms and conditions of the merger agreement, as amended by Amendment Nos. 1, 2 and 3, which we refer to as the “merger agreement” in this proxy statement unless otherwise indicated. A composite copy of the merger agreement, conformed to give effect to each of the amendments, is attached to this proxy statement as Annex A. Please review all these materials carefully before submitting your proxy. Titan’s board of directors is soliciting your proxy.

To approve the merger, holders of a majority of the outstanding shares of Titan common stock must vote to adopt the merger agreement and approve the merger. The Titan board of directors recommends that stockholders vote FOR the merger proposal.

If a proposal for adjournment is properly presented at the special meeting or any adjournment thereof, the persons named as proxies will vote the shares represented thereby in their discretion with respect to such adjournment. The persons named as proxies will not, however, have the discretion to vote in favor of any adjournment as to any shares of Titan common stock that have been voted against the merger proposal.

To ensure your vote is counted, we urge you to vote using one of the following methods:

•	sign the enclosed proxy card and mail it in the enclosed, prepaid and addressed envelope;

•	call toll-free 1-800-PROXIES and follow the instructions; or

•	access the web page at www.voteproxy.com and follow the on-screen instructions.

If you attend the special meeting, you may revoke your proxy and vote in person even though you have submitted your proxy card or voted via the Internet or the toll-free number. Even if you plan to attend the special meeting, we urge you to submit a valid proxy promptly to ensure that your shares will be represented at the special meeting.

A complete list of Titan stockholders will be open to examination by any Titan stockholder for any purpose relevant to the special meeting between the hours of 9:00 a.m. and 4:30 p.m., local time, at Titan’s corporate headquarters, for ten days prior to the special meeting. The Titan stockholder list will also be available at the special meeting and may be inspected by any Titan stockholder who is present.

By order of the Board of Directors,

Nicholas J. Costanza

Senior Vice President, General Counsel and Secretary

San Diego, California

May 5, 2004

Page
THE MERGER	20
Background of the Merger	20
Recommendation of the Titan Board; Titan’s Reasons for the Merger	27
Opinion of Relational Advisors LLC	32
Interests of Certain Persons in the Merger; Conflicts of Interest	37
Procedures for Exchange of Titan Stock Certificates	42
Source of Funds	42
Delisting and Deregistration of Titan Common Stock	43
Anticipated Accounting Treatment	43
Governmental and Regulatory Approvals	43
Material U.S. Federal Income Tax Consequences	44
Dissenters’ Rights	45
Legal Proceedings and Investigations	47
THE MERGER AGREEMENT	49
General	49
Merger Consideration	49
Representations and Warranties	50
Covenants Under the Merger Agreement	51
Conditions to the Merger	57
Termination of the Merger Agreement	58
Material Adverse Effect	59
Termination Fee	60
Expenses and Fees	61
Amendment and Waiver	61
Assignment	61
BENEFICIAL OWNERSHIP TABLE	62
STOCKHOLDER PROPOSALS	64
OTHER MATTERS	64
WHERE YOU CAN FIND MORE INFORMATION	64

ANNEX A – Agreement and Plan of Merger, dated as of September 15, 2003, as amended by Amendment Nos. 1, 2 and 3 by and among Lockheed Martin Corporation, LMC Sub One, Inc., LMC LLC One, LLC and The Titan Corporation

A-1
ANNEX B – Opinion of Relational Advisors LLC dated April 7, 2004	B-1
ANNEX C – Section 262 of the Delaware General Corporation Law	C-1

i

SUMMARY TERM SHEET

This summary term sheet is not intended to be complete and is qualified in all respects by the more detailed information appearing elsewhere in this proxy statement. We encourage Titan stockholders to review this entire proxy statement carefully, including the annexes attached hereto. We have included as Annex A to this proxy statement a copy of the merger agreement, as amended by Amendment Nos. 1, 2 and 3, which we refer to as the “merger agreement” in this proxy statement unless otherwise indicated. The merger agreement, and not this proxy statement, is the legal document that governs the merger. For information on how to obtain the documents that Titan and Lockheed Martin have filed with the SEC, see “Where You Can Find More Information.”

The Companies

Lockheed Martin Corporation

6801 Rockledge Drive

Bethesda, Maryland 20817

(301) 897-6000

Lockheed Martin Corporation, a Maryland corporation, principally researches, designs, develops, manufactures, integrates and operates advanced technology systems, products and services. Lockheed Martin serves customers in domestic and international defense and civil and commercial sectors, with its principal customers being agencies of the United States government. Lockheed Martin operates in five principal business areas: Aeronautics, Electronic Systems, Space Systems, Integrated Systems & Solutions, and Information & Technology Services.

Lockheed Martin’s website address is www.lockheedmartin.com. The contents of that website are not part of this proxy statement.

LMC Sub One, Inc. and LMC LLC One, LLC

6801 Rockledge Drive

Bethesda, Maryland 20817

(301) 897-6000

LMC Sub One, Inc. is a Delaware corporation and a wholly-owned subsidiary of Lockheed Martin that was incorporated on September 10, 2003 solely for the purpose of effecting the merger with Titan. LMC LLC One, LLC is a Delaware limited liability company and a wholly-owned subsidiary of Lockheed Martin that was formed on September 11, 2003 solely for the purpose of assuming all of the rights and obligations of LMC Sub One under the merger agreement. Pursuant to an assignment and assumption agreement dated November 18, 2003, LMC Sub One assigned all of its rights and obligations under the merger agreement to LMC LLC One. Neither LMC Sub One nor LMC LLC One has carried on any activities other than in connection with the merger agreement. References in this proxy statement to “LMC Sub One” refer to LMC Sub One, Inc., and references to “LMC LLC One” refer to LMC LLC One, LLC.

The Titan Corporation

3033 Science Park Road

San Diego, California 92121

(858) 552-9500

The Titan Corporation, a Delaware corporation, is a technology developer and systems integrator for the Department of Defense, the Department of Homeland Security, and intelligence and other key government agencies. Titan provides a range of services and systems solutions. These solutions and services include research and development, design, installation, integration, test, logistics support, maintenance and training. Titan also provides services and solutions to government agencies with sophisticated information systems. These include information processing, information fusion, data management, and communication systems. In addition, Titan develops and produces digital imaging products, sensors, lasers, electro-optical systems, threat simulation/training systems, intelligence electronic hardware, signal intercept systems, and complex military specific systems.

Titan common stock is listed on the New York Stock Exchange under the symbol “TTN.” Titan’s website address is www.titan.com. The contents of that website are not part of this proxy statement.

The Special Meeting (page 16)

•	Date, Time and Place. The special meeting will take place on Monday, June 7, 2004 at 9:30 a.m., local time, at Titan’s corporate headquarters located at 3033 Science Park Road, San Diego, California 92121.

•	Purpose of the Special Meeting. At the special meeting, the holders of Titan common stock will be asked to adopt the merger agreement and approve the merger.

•	Record Date; Stock Entitled to Vote. The close of business on May 4, 2004 is the record date for determining if you are entitled to vote at the special meeting. At that date, there were approximately 83,905,960 shares of Titan common stock outstanding and entitled to vote. Each share of Titan common stock is entitled to one vote at the special meeting. As of the record date, directors and executive officers of Titan beneficially owned and had the right to vote 5,019,773 shares of Titan common stock entitling them to exercise approximately 6.3% of the voting power of Titan common stock.

•	Quorum. A majority of the shares of Titan common stock entitled to vote as of the record date must be present at the special meeting, either in person or by proxy, in order for there to be a quorum at the special meeting. Abstentions and broker non-votes will be treated as shares present and entitled to vote for purposes of determining a quorum at the special meeting. There must be a quorum for the vote on the merger agreement and the merger to be taken.

•	Required Vote. The affirmative vote of the holders of a majority of the outstanding shares of Titan common stock entitled to vote at the special meeting is required to adopt the merger agreement and approve the merger. Broker non-votes, abstentions and failures to vote will have the same effect as a vote against the adoption of the merger agreement and approval of the merger.

•	Voting of Proxies. Proxies submitted in connection with our March 16, 2004 or April 12, 2004 special meetings are of no effect at the June 7, 2004 special meeting. You must vote using the proxy card accompanying this proxy statement in order to have your shares represented at the June 7, 2004 special meeting. All properly submitted proxies received by Titan before the special meeting that are not revoked prior to being voted at the special meeting will be voted at the special meeting in accordance with the instructions indicated on the proxies or, if no instructions were provided, FOR adoption of the merger agreement and approval of the merger. To vote, please sign the enclosed proxy card and mail it in the enclosed, prepaid and addressed envelope or vote by telephone or via the Internet pursuant to the instructions provided on the enclosed proxy card. If any other matters properly come before the special meeting of Titan stockholders and are properly voted upon, the proxies will give the individuals named as proxies discretionary authority to vote the shares represented by these proxies as to any of these matters. If a proposal for adjournment is properly presented at the special meeting, or any adjournment thereof, the persons named as proxies will vote the shares represented thereby in their discretion with respect to such adjournment. The persons named as proxies will not, however, have the discretion to vote in favor of any adjournment as to any shares of Titan common stock that have been voted against the merger proposal.

•	Voting Shares Held in “Street Name.” If you hold your shares in an account with a broker or bank, you must instruct the broker or bank on how to vote your shares. If a proxy card returned by a broker or bank holding shares indicates that the broker or bank does not have authority to vote on the proposal to adopt the merger agreement and approve the merger, the shares will not be voted on the merger proposal. This is called a “broker non-vote.” Your bank or broker will vote your shares on the merger proposal only if you provide instructions on how to vote by following the instructions provided to you by your broker or bank. If you hold your shares of Titan common stock in street name, you must request a legal proxy from your broker or bank in order to vote in person at the special meeting.

•	Voting Employee Benefit Plan Shares. Titan stockholders who own shares of Titan common stock under The Titan Corporation Consolidated Retirement Plan, the AverStar, Inc. Profit Sharing & Savings Plan, or the Jaycor, Inc. Employee Stock Ownership Plan will receive separate voting instruction cards. By completing the appropriate voting instruction card, plan participants may provide voting instructions to the trustee of the applicable plan for shares of Titan common stock held through that plan. If the trustee does not receive voting instructions from a plan participant, the trustee may vote the participant’s shares under the respective plan in the same proportion as the shares of Titan common stock voted by all other respective plan participants on the merger proposal.

•	Revocation of Proxies. If your shares of Titan common stock are registered in your name, you may change your vote at any time before your proxy card is voted at the special meeting by (1) signing another proxy card with new instructions with a later date or time, (2) delivering later proxy instructions via regular mail, the Internet or by telephone, or (3) voting in person at the special meeting. If you have instructed a broker or bank to vote your shares, you must follow the instructions received from your broker or bank if you wish to change those instructions.

Market for Titan’s Common Stock and Related Stockholder Matters (page 13)

Our common stock is listed and traded on The New York Stock Exchange under the ticker symbol “TTN.” On September 15, 2003, the last full trading day prior to the public announcement of the proposed merger, our common stock closed at $16.96 per share. On April 6, 2004, the last full trading day prior to the public announcement of the third amendment of the merger agreement, our common stock closed at $19.91 per share. On May 4, 2004, the last full trading day prior to the date of this proxy statement, our common stock closed at $18.95 per share.

The Merger (page 20)

If the conditions to the completion of the merger are satisfied, LMC LLC One will be merged with and into Titan at the effective time of the merger. After the merger, Titan, as the surviving legal entity in the merger, will continue its existence under Delaware law as a wholly-owned subsidiary of Lockheed Martin. A composite copy of the merger agreement, conformed to reflect Amendment Nos. 1, 2 and 3, is attached to this proxy statement as Annex A and is incorporated in this proxy statement by reference. You should read the merger agreement carefully, as it is the legal document that governs the merger.

Merger Consideration; Source of Funds (page 42)

If we complete the merger, you will be entitled to receive $20.00 in cash, without interest, for each outstanding share of Titan common stock that you own at the effective time. Shares of Titan common stock held by Titan stockholders who have perfected dissenters’ rights will not be exchanged for the merger consideration.

Lockheed Martin has informed us that it expects to fund the cash requirements for the merger from existing cash on hand and borrowings under, or backed by, its existing credit facilities. The merger is not conditioned upon Lockheed Martin obtaining financing.

Recommendation of the Titan Board; Titan’s Reasons for the Merger (page 27)

Titan’s board of directors has unanimously adopted the merger agreement and approved the merger and determined that the merger agreement and the merger are advisable, fair to and in the best interests of Titan and its stockholders. Accordingly, Titan’s board recommends that Titan stockholders vote FOR the adoption of the merger agreement and approval of the merger. In reaching its decision, Titan’s board considered a number of factors that are described in more detail in “The Merger—Recommendation of the Titan Board; Titan’s Reasons for the Merger.” Titan’s board of directors did not assign relative weight to any factors. In addition, Titan’s board of directors did not reach any specific conclusion on each factor considered but conducted an overall analysis of these factors. Individual members of Titan’s board of directors may have given different weight to different factors.

Opinion of Relational Advisors LLC (page 32)

In deciding to adopt the merger agreement and approve the merger, Titan’s board of directors considered the opinion, delivered orally on April 6, 2004 and confirmed in writing on April 7, 2004, of its financial advisor, Relational Advisors LLC, that as of that date and based on and subject to various assumptions, matters considered and limitations described in the opinion, the merger consideration was fair, from a financial point of view, to the holders of Titan common stock.

The written opinion of Relational Advisors LLC is attached as Annex B to this proxy statement. We encourage you to read this opinion carefully and in its entirety.

Effect on Titan Stock Options and Warrants (page 49)

Immediately prior to the effective time of the merger, all rights with respect to each outstanding option to purchase shares of Titan common stock will be cancelled, and the holder of such option will receive cash in an amount equal to $20.00 less the applicable per share exercise price of the option for each share of Titan common stock subject to the option immediately before the effective time.

At the effective time of the merger, each outstanding warrant to purchase Titan common stock will be converted into a warrant to receive cash. Following the effective time of the merger, each outstanding Titan warrant will be exercisable for cash in an amount equal to $20.00 less the applicable per share exercise price for each share of Titan common stock subject to the warrant immediately before the effective time. The modification of the Titan warrants will not give the holders thereof any additional benefits or additional (or accelerated) vesting rights that such holders do not have immediately prior to the effective time of the merger nor shall it relieve the holders of Titan warrants of any obligations or restrictions applicable to their warrants. The duration and other terms of Titan warrants will remain unchanged.

Effect on Titan’s Stock Purchase Plans (page 50)

Titan’s 2002 Employee Stock Purchase Plan, 2000 Employee Stock Purchase Plan and 1995 Employee Stock Purchase Plan will terminate at the effective time of the merger. Titan’s employee stock purchase plans were suspended effective January 1, 2004, and no new offering periods will be allowed to commence under the stock purchase plans during the period prior to the completion of the merger. There are currently no offering periods that are open under any of Titan’s stock purchase plans.

Interests of Certain Persons in the Merger; Conflicts of Interest (page 37)

In considering the recommendation of Titan’s board of directors with respect to the merger agreement and the merger, you should be aware that some of the directors and executive officers of Titan have interests in the merger that are different from, or are in addition to, the interests of Titan stockholders generally. The members of Titan’s board of directors were aware of these interests of directors and executive officers and considered them when the board adopted the merger agreement, approved the merger and made its recommendation to Titan stockholders. These interests relate to, among other things:

•	the rights of some of Titan’s executive officers to receive cash payments and other benefits in the event of the termination of their employment under some circumstances in connection with the merger;

•	the right of some of Titan’s executive officers to receive retention and severance payments;

•	the accelerated vesting and cash-out of options to purchase Titan common stock held by Titan’s executive officers and directors;

•	the right to continued directors’ and officers’ insurance coverage for a period of six years, to be paid for by Lockheed Martin, of Titan’s directors and executive officers for acts or omissions occurring prior to the merger; and

•	the inclusion in the surviving entity’s governing documents following the merger of provisions requiring the surviving entity to exculpate and indemnify Titan’s directors and officers.

Restrictions on Solicitation (page 56)

Subject to certain exceptions, the merger agreement prohibits Titan, its subsidiaries and agents from directly or indirectly soliciting, knowingly encouraging, participating in any discussions regarding, furnishing any non-public information with respect to, or assisting or facilitating any proposal for any third party to acquire Titan, its subsidiaries, or more than 5% of Titan’s assets or capital stock.

Conditions to the Merger (page 57)

The obligations of Lockheed Martin and Titan to complete the merger are subject to satisfaction of the following conditions:

•	the other party’s representations and warranties being true and correct, except such representations and warranties that have not had or would not reasonably be expected to have a material adverse effect on such party or its ability to perform its obligations under the merger agreement;

•	the other party having complied in all material respects with such party’s covenants;

•	the adoption of the merger agreement and approval of the merger by the requisite vote of the Titan common stockholders;

•	no laws having been adopted or promulgated and no temporary restraining order or preliminary or permanent injunction of any United States court or United States or other governmental authority having been issued that makes the merger illegal or otherwise prohibits its completion;

•	receipt of all necessary governmental waivers, consents, orders and approvals, except where the failure to obtain the same would not have a material adverse effect; and

•	expiration or termination of the waiting period applicable to the completion of the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or HSR Act, and any other necessary foreign antitrust law or regulation imposing a mandatory waiting period.

Lockheed Martin and LMC LLC One’s obligations are further conditioned on satisfaction of the following conditions:

•	there not having occurred since the date of the merger agreement any change, effect, circumstance or event that has had or is reasonably likely to have a material adverse effect on Titan’s business,

condition, financial or otherwise, assets or results of operations, subject to certain exceptions discussed under “The Merger Agreement—Material Adverse Effect;”

•	dissenting shares not constituting more than 10% of the number of shares of Titan common stock issued and outstanding;

•	Titan’s obtaining a written statement or written confirmation from the Criminal Division of the Department of Justice, or DOJ, that it considers its investigation of alleged violations of the Foreign Corrupt Practices Act resolved as to Titan and its subsidiaries and does not intend to pursue any claims as to Titan and its subsidiaries in respect of such alleged violations, or the entering of a judgment of conviction resulting from Titan’s or its subsidiaries’ plea of guilty and a plea agreement relating to such alleged violations, which plea agreement is subject to Lockheed Martin’s prior consent, which may not be unreasonably withheld or delayed;

•	Titan’s redemption of all outstanding shares of its cumulative convertible preferred stock; and

•	Titan’s successful completion of the consent solicitation with respect to its outstanding 8% senior subordinated notes.

As of the date of this proxy statement, the waiting period under the HSR Act has terminated, Titan has redeemed its outstanding cumulative convertible preferred stock, and, subject to the completion of the merger, Titan has successfully completed its consent solicitation with respect to its outstanding 8% senior subordinated notes.

Termination (page 58)

The merger agreement may be terminated by the mutual consent of Lockheed Martin and Titan. Additionally, either Lockheed Martin or Titan may terminate the merger agreement if:

•	through no fault of the party seeking to terminate the merger agreement, the merger is not completed by the later of (1) June 25, 2004, or (2) if Titan enters into a plea agreement with the United States on or before June 25, 2004, three business days after a judgment of conviction signed by a United States district court judge has been entered, provided however, under no circumstances shall such date under this clause (2) be later than September 24, 2004;

•	the party seeking termination is not in material breach of the merger agreement and the other party has materially breached a representation, warranty, covenant or obligation of that party contained in the merger agreement and such breach is either not capable of being cured or, with respect to a covenant or agreement that is capable of being cured, has not been cured within 30 days of written notice of the breach;

•	Titan stockholders fail to adopt the merger agreement and approve the merger at the special meeting; or

•	Titan’s board of directors provides written notice to Lockheed Martin that it has determined to accept an alternative acquisition proposal that it believes is more favorable to Titan stockholders than the proposed merger with Lockheed Martin.

Lockheed Martin may terminate the merger agreement if Titan’s board of directors adversely withdraws, modifies, withholds or changes its recommendation of the merger agreement or recommends an alternative acquisition transaction with a third party.

Termination Fee (page 60)

The merger agreement requires Titan to pay Lockheed Martin a termination fee of $60 million if the merger agreement is terminated under certain circumstances.

Material U.S. Federal Income Tax Consequences (page 44)

In general, you will recognize gain or loss for federal income tax purposes equal to the difference between the amount of cash you receive in the merger and your adjusted tax basis in your shares of Titan common stock. Tax matters are very complicated, and the tax consequences of the merger to you will depend on the facts of your particular situation. You should consult your own tax advisor as to the specific tax consequences to you of the merger, including the applicable federal, state, local and foreign tax consequences.

Governmental and Regulatory Approvals (page 43)

Under the HSR Act, the merger may not be completed until notifications have been given to the Federal Trade Commission, or FTC, and the Antitrust Division of the DOJ, and the specified waiting period has ended. Lockheed Martin and Titan each filed notifications with the FTC and the DOJ, and the HSR waiting period was terminated on December 5, 2003. In addition, the merger is reportable under the competition laws of Brazil and Germany. The parties filed competition filings in both jurisdictions. The German antitrust agency approved the merger on November 10, 2003, and the Brazilian antitrust agency approved the merger on January 14, 2004. The parties are not aware of any other competition filings that must be made in connection with the merger.

Some of the contracts performed by Titan involve activities such as assisting government customers’ evaluation of other contractors’ proposals or performance, including in some cases Lockheed Martin. As a result, in addition to reviewing the impact of the merger on competition, the U.S. government customer may consider whether Lockheed Martin can adequately mitigate any organizational conflict of interest issues the Titan contracts might create with Lockheed Martin’s existing businesses. Mitigation approaches could include implementation of firewalls or organizational separation of the evaluation contracts from the Lockheed Martin businesses performing or seeking to obtain contracts that would be subject to evaluation by Titan. If the government customer views these mitigation efforts as inadequate, Lockheed Martin may have to divest the contracts in order to satisfy customer concerns. In response to concerns raised by the U.S. government, Titan has divested certain contracts with organizational conflict of interest provisions and the related business unit where these conflicts could not be mitigated to the satisfaction of the customer. Neither the revenues associated with those contracts, nor the divestiture transaction itself, were material to Titan. Discussions among Lockheed Martin, Titan and customers regarding other contracts with organizational conflict of interest provisions are continuing. In addition, if the customer under a contract were to determine that organizational conflict of interest issues were raised by the merger with respect to that contract and that mitigation would be inadequate to address these issues, that customer could cancel the affected contracts.

Dissenters’ Rights (page 45)

Under the Delaware General Corporation Law, or the DGCL, Titan stockholders have the right to dissent from the merger agreement and have the fair value of their shares of Titan common stock determined by the Delaware Court of Chancery. If the holders of more than 10% of Titan’s outstanding common stock properly dissent, Lockheed Martin is not required to complete the merger. A discussion of these dissenters’ rights is included in this proxy statement under “The Merger—Dissenters’ Rights” beginning on page 45 and the relevant provisions of the DGCL are included as Annex C to this proxy statement.

Shares of Titan common stock outstanding immediately prior to the effective time of the merger and held by a holder who does not vote to adopt the merger agreement and approve the merger and who has properly demanded appraisal for such Titan common stock in accordance with Section 262 of the DGCL will not be exchanged for the relevant merger consideration and will be entitled only to the rights granted by the DGCL.

SPECIAL NOTE CONCERNING FORWARD LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides safe harbor provisions for forward-looking information. Forward-looking information is based on projections and estimates, not historical information. Some statements in this proxy statement are forward-looking and use words like “may,” “believe,” “expect,” “plan,” “anticipate,” “estimate” and other expressions. Titan also may provide oral or written forward-looking information in other materials released by Titan to the public.

These forward-looking statements involve risks and uncertainties and reflect the best judgment of Titan based on then current information. The financial condition and results of operations of Titan can be affected by inaccurate assumptions we make or by known or unknown risks and uncertainties. In addition, other factors may affect the accuracy of the forward-looking information, including the following:

•	the outcome of any existing or future government proceedings, investigations or inquiries arising as a result of the allegations of improper payments by Titan’s foreign consultants as described under “The Merger—Background of the Merger”;

•	the satisfaction of all of the conditions to the completion of the merger, including receiving the approval of stockholders holding a majority of the outstanding shares entitled to vote at the special meeting of our stockholders;

•	if the merger agreement is terminated under certain circumstances set forth in the merger agreement, we must pay a termination fee of $60 million to Lockheed Martin, which could affect our business, financial condition and results of operations;

•	legislative or regulatory changes which may adversely affect the businesses in which we are engaged;

•	potential or actual litigation, including the stockholder class action claims described under “The Merger—Legal Proceedings and Investigations,” or litigation challenging the proposed merger;

•	general economic, financial and business conditions;

•	changes in tax laws; and

•	actions of U.S., foreign and local governments.

As a result, no forward-looking information can be guaranteed. Actual events and the results of operations may vary materially. While it is not possible to identify all factors, Titan faces many risks and uncertainties that could cause actual results to differ from our forward-looking statements, including the risks described in “Risk Factors” and in the documents filed by Titan with the SEC. See “Where You Can Find More Information.”

Titan does not assume any responsibility to publicly update any of the forward-looking statements regardless of whether factors change as a result of new information, future events or for any other reason. You should review any additional disclosures made by Titan in its press releases and Forms 10-K, 10-Q and 8-K filed with the SEC.

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	What is the proposed transaction that I am being asked to approve?

A:	You are being asked to vote to adopt the merger agreement and approve the merger of Titan with a wholly-owned subsidiary of Lockheed Martin. Under the merger agreement, LMC LLC One will be merged with and into Titan at the effective time of the merger. Titan, as the surviving legal entity in the merger, will continue to exist under Delaware law as a wholly-owned subsidiary of Lockheed Martin.

Q:	If I delivered a proxy in connection with Titan’s March 16, 2004 or April 12, 2004 special meetings, do I need to deliver another one now?

A:	Yes. Proxies submitted in connection with our March 16, 2004 or April 12, 2004 special meetings are of no effect and will NOT be voted on the adoption of the merger agreement and approval of the merger at the June 7, 2004 special meeting.

Q:	What will I receive in exchange for my Titan common stock in the merger?

A:	As a result of the merger, you will be entitled to receive $20.00 in cash, without interest, for each share of our common stock that you own at the effective time. For example, if you own 100 shares of our common stock, you will receive $2,000 in cash.

Q:	Does Lockheed Martin have the financial resources to pay the aggregate merger consideration?

A:	The aggregate consideration payable to our stockholders, option holders and warrant holders in the merger is approximately $1.8 billion. Lockheed Martin has advised us that the aggregate merger consideration will be financed through existing cash on hand and borrowings under, or backed by, its existing credit facilities. There is no financing condition to the completion of the merger.

Q:	What are the U.S. federal income tax consequences of the merger to Titan stockholders?

A:	In general, you will recognize gain or loss equal to the difference between the amount of cash you receive in the merger and your adjusted tax basis in your shares of Titan common stock. Tax matters are very complicated, and the tax consequences of the merger to you will depend on the facts of your particular situation. You should consult your own tax advisor as to the specific tax consequences to you of the merger, including the applicable federal, state, local and foreign tax consequences.

Q:	Am I entitled to dissenters’ rights?

A:	Yes. You may dissent from the adoption of the merger agreement and approval of the merger and have the fair value of your shares of Titan common stock determined by a court. The fair value of your shares of Titan common stock, as determined by a court, may be more or less than the consideration to be paid in the merger. If the holders of more than 10% of Titan’s outstanding common stock properly dissent, Lockheed Martin is not required to complete the merger. For more information about dissenters’ rights in the merger, see “The Merger—Dissenters’ Rights.”

To exercise dissenters’ rights, you must not vote in favor of the adoption of the merger agreement and approval of the merger, and you must strictly comply with all of the applicable requirements of Delaware law summarized under the heading “The Merger—Dissenters’ Rights.” Shares of Titan common stock held by Titan stockholders who have perfected dissenters’ rights will not be exchanged for the merger consideration at the effective time of the merger.

We have included a copy of Section 262 of the DGCL, which governs dissenters’ rights, as Annex C to this proxy statement.

Q:	Who can vote at the special meeting?

A:	Holders of record of Titan common stock at the close of business on May 4, 2004 can vote at the special meeting. On that date, approximately 83,905,960 shares of Titan common stock were outstanding and entitled to vote.

Q:	How do the record holders of Titan common stock vote their shares?

A:	Stockholders whose shares of Titan common stock are registered in their own name may submit their proxies by one of the following methods:

•	sign the enclosed proxy card and mail it in the enclosed, prepaid and addressed envelope;

•	call toll free 1-800-PROXIES and follow the instructions; or

•	access the webpage at www.voteproxy.com and follow the on-screen instructions.

Votes submitted via the Internet or by telephone must be received by 12:00 midnight, New York City time, on June 6, 2004. Submitting your proxy will not affect your right to vote in person if you decide to attend the special meeting.

The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. If you vote via the Internet, you may incur costs associated with electronic access, including charges from your Internet access provider and/or telephone company.

Also, you may vote your shares in person at the special meeting. Titan will pass out written ballots to anyone who wants, and is entitled, to vote at the special meeting. If you hold your shares in street name, you must request a legal proxy from your broker or bank in order to vote in person at the special meeting.

If you receive more than one proxy card, it is because you hold your shares in different names or in different capacities. You should complete, date, sign and return all of the proxy cards.

Q:	If I hold my shares of Titan common stock in “street name,” will my shares be voted if I do not return my proxy card or vote via the Internet or by telephone?

A:	If you hold your shares of Titan common stock in “street name,” generally the broker or bank may only vote the shares which it holds for you in accordance with your instructions, unless the subject of the vote is a “routine” matter. In this case, if the broker or bank has not received your instructions, it may not vote your shares of Titan common stock on the adoption of the merger agreement and approval of the merger because this proposal is not considered a “routine” matter by the New York Stock Exchange.

If the broker or bank cannot vote on a particular matter because it is considered “non-routine,” there is a “broker non-vote” on that matter. Abstentions and broker non-votes will be treated as shares present, in person or by proxy, and entitled to vote for purposes of determining a quorum at the special meeting but will have the same effect as votes against adoption of the merger agreement and approval of the merger.

It is important that you provide instructions to your broker or bank by voting your proxy promptly to ensure that all shares of Titan common stock you own will be voted as you wish at the special meeting.

YOU MAY HAVE GRANTED TO YOUR BROKER OR BANK DISCRETIONARY VOTING AUTHORITY OVER YOUR ACCOUNT. YOUR BROKER OR BANK MAY BE ABLE TO VOTE YOUR SHARES OF TITAN COMMON STOCK DEPENDING ON THE TERMS OF YOUR AGREEMENT WITH THEM.

Q:	How do I vote shares of Titan common stock held in Titan employee benefit plans? Are there special procedures that I need to follow?

A:	Yes. If you own shares of Titan common stock through a Titan employee benefit plan, you will receive a separate voting instruction card for the shares of Titan common stock allocated to you under those plans which, among other things, will set forth any special rules for providing such instructions. Titan has the following employee benefit plans through which you may hold shares: The Titan Corporation Consolidated Retirement Plan, the AverStar, Inc. Profit Sharing & Savings Plan and the Jaycor, Inc. Employee Stock Ownership Plan.

By completing the appropriate voting instruction card, you will provide voting instructions to the trustee of the applicable plan for shares of Titan common stock allocated to you under those plans. If the trustee does not receive voting instructions from you, the trustee may vote your shares of Titan common stock held in those plans in the same proportion as the shares of Titan common stock voted by all other respective plan participants on the proposal.

Your completed voting instruction card must be received no later than 4:00 p.m., New York City time, on June 3, 2004, or on such later date to which the deadline may be extended.

Q:	What vote is required for approval?

A:	The affirmative vote of holders of a majority of the outstanding shares of Titan common stock entitled to vote at the special meeting is required to adopt the merger agreement and approve the merger.

Q:	When will the merger be completed?

A:	Lockheed Martin and Titan are working to complete the merger as promptly as possible. Lockheed Martin and Titan expect to complete the merger as soon as practicable after the satisfaction of all conditions to the completion of the merger, including, but not limited to, the approval of Titan stockholders at the special meeting. Lockheed Martin and Titan currently anticipate that this will occur in June 2004. Some of the conditions to completion of the merger are not within Lockheed Martin’s or Titan’s control.

Q:	What do I need to do now?

A:	After carefully reading and considering the information contained in this proxy statement, please complete and return your proxy as soon as possible, so that your shares of Titan common stock may be voted at the special meeting.

Your proxy card will instruct the persons named on the proxy card to vote your shares of Titan common stock at the special meeting as you direct. If you sign and send in your proxy card and do not indicate how you want to vote, your proxy will be voted FOR adoption of the merger agreement and approval of the merger. If you do not vote or if you abstain, the effect will be a vote against the proposal. Your vote is very important, regardless of the number of shares that you own.

Q:	Should I send in my Titan stock certificates now?

A:	No. You should not send in your Titan stock certificates now. After we complete the merger, the exchange agent, EquiServe Trust Company, N.A., will send you a letter of transmittal containing written instructions for exchanging your Titan stock certificates for the merger consideration.

Q:	May I change my vote after I have submitted my proxy card?

A:	Yes. You may change your vote at any time before your proxy is voted at the special meeting. If your shares of Titan common stock are registered in your own name, you can do this in one of three ways:

•	signing another proxy card with new instructions with a later date or time;

•	delivering later proxy instructions via regular mail, the Internet or by telephone; or

•	voting in person at the special meeting.

Any written notice of revocation or subsequent proxy should be delivered to Titan’s Corporate Secretary at 3033 Science Park Road, San Diego, California, 92121, before the taking of the vote at the special meeting. If you transmit changed instructions by regular mail, you should allow sufficient time for your instructions to be delivered prior to the special meeting. Any notice of revocation or subsequent proxy submitted via the Internet or by telephone must be received by 12:00 midnight, New York City time, on June 6, 2004.

Q:	If I plan to attend the special meeting in person, should I still grant my proxy?

A:	Whether or not you plan to attend the special meeting in person you should submit your proxy as soon as possible.

Q:	What does Titan’s board of directors recommend?

A:	Titan’s board of directors has unanimously determined that the merger agreement and the merger are advisable, fair to and in the best interests of Titan and its stockholders and recommends that you vote FOR the adoption of the merger agreement and approval of the merger.

Q:	Who can help answer my questions?

A:	If you have any questions about the merger or if you need additional copies of this proxy statement or the enclosed proxy card or any other materials relating to the proposed transaction, you should contact either of the following:

The Titan Corporation Investor Relations 3033 Science Park Road San Diego, California 92121 Telephone: (858) 552-9500 email: invest@titan.com	Georgeson Shareholder Communications Telephone: (800) 219-8343

MARKET FOR TITAN’S COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Titan’s common stock is listed and traded on The New York Stock Exchange under the trading symbol “TTN.” At May 4, 2004, the record date for the special meeting of our stockholders, there were approximately 3,500 holders of record of our common stock. This number does not include any beneficial owners for whom shares of common stock may be held in “nominee” or “street” name. The following table sets forth the high and low sales prices per share of the common stock as reported on The New York Stock Exchange for the periods shown:

	Titan Common Stock
	High	Low
2002
First Quarter	$18.66	$12.64
Second Quarter	$17.43	$12.72
Third Quarter	$13.64	$6.62
Fourth Quarter	$13.94	$8.86

2003
First Quarter	$12.35	$6.82
Second Quarter	$10.88	$6.80
Third Quarter	$21.60	$10.01
Fourth Quarter	$21.89	$20.80

2004
First Quarter	$21.99	$18.55
Second Quarter (through May 4, 2004)	$20.31	$19.00

On August 5, 2002, Titan distributed a dividend to its stockholders of 0.6986 shares of SureBeam Corporation for each outstanding share of Titan common stock. The Titan common stock prices stated above for periods before August 5, 2002 are restated stock prices adjusted for the distribution of Titan’s ownership in SureBeam to its stockholders. The market prices were restated by dividing by 1.345, the same adjustment made by Titan to outstanding Titan stock options to maintain the same aggregate intrinsic value of the stock options before the spin-off. Titan did not pay cash dividends on its common stock in any period presented.

On September 15, 2003, the last trading day prior to the announcement of the execution of the merger agreement, the closing price of Titan common stock was $16.96 per share as reported on The New York Stock Exchange. On April 6, 2004, the last full trading day prior to the public announcement of the third amendment of the merger agreement, our common stock closed at $19.91 per share. On May 4, 2004, the last full trading date prior to the date of this proxy statement, the closing price of Titan common stock was $18.95 per share. The market price of Titan common stock is subject to fluctuation. As a result, Titan stockholders are urged to obtain current market quotations. On May 4, 2004, there were approximately 83,905,960 shares of Titan common stock outstanding. Following the merger, our common stock will not be traded on any public market.

RISK FACTORS

In addition to the other information included in this proxy statement, you should carefully consider the matters described below in determining whether to adopt the merger agreement and approve the merger.

We may not complete the proposed merger with Lockheed Martin.

The completion of the proposed merger with Lockheed Martin requires the approval of our stockholders and the satisfaction or waiver of several other closing conditions. Among these is that there not have occurred a material adverse change, circumstance, fact, event or effect that, individually or in the aggregate with all other adverse changes, circumstances, facts, events and effects, is or is reasonably likely to be materially adverse to the business, condition (financial or otherwise), assets or results of operations of Titan and its consolidated subsidiaries, taken as a whole.

Another closing condition under the merger agreement requires us either to obtain a written statement or written confirmation that the Criminal Division of the DOJ considers its criminal inquiry into whether payments involving our international consultants were made in violation of applicable law resolved and does not intend to pursue any claims against us relating to these matters, or to enter into a plea agreement with the Criminal Division of the DOJ and complete the sentencing process. Any plea agreement is subject to Lockheed Martin’s consent, which may not be unreasonably withheld or delayed. If we satisfy this closing condition, Lockheed Martin is not permitted to claim that facts surrounding the allegations, or the related proceedings, costs and expenses, constitute a material adverse change in Titan. If we are unable to satisfy this closing condition, we cannot provide any assurances that the merger will be completed.

Since the initial announcement of the merger in September 2003 and the announcement of the reduction in the merger consideration on April 7, 2004, our stock price has traded close to the price that Lockheed Martin has agreed to pay per share of Titan common stock in the merger. If the merger is not completed our stock price would likely decline. The inability to complete the merger would also likely result in additional litigation, which could be costly and could divert the attention of management. In addition, our results of operations for 2004 would likely be adversely affected by costs related to the government and internal investigations and merger-related activities.

As a result of the government’s investigations related to whether payments involving foreign consultants were made in violation of applicable law and related issues, the U.S. government could take action against us.

As a result of the current investigations by the SEC and the Criminal Division of the DOJ, if the government determines that applicable laws were violated, the government could take action against us and/or some of our employees. These actions could include criminal and civil fines, penalties, sanctions and limitations on our or our affected businesses’ abilities to export products or enter into future U.S. government contracts. On March 10, 2004, Titan filed its Annual Report on Form 10-K for the year ended December 31, 2003 in which it recorded as of and for the year ended December 31, 2003 a $3 million provision related to potential liabilities resulting from these matters. We may be required to record an additional provision or reduce this provision if the actual settlement amount of these matters differs from the current provision.

We have been named as defendants in two purported stockholder class action lawsuits, which could be costly and could divert the attention of management.

We, and certain corporate officers, have been named in two purported stockholder class action lawsuits relating to alleged false and misleading statements and omissions concerning our business and financial position. In addition, certain corporate officers have also been named in two purported class action lawsuits relating to alleged breaches of their fiduciary duties to our stockholders. See “The Merger—Legal Proceedings and Investigations” for a description of these purported stockholder class action lawsuits. Resolution of these complaints may be costly and, particularly with respect to the officers named individually, could divert management’s attention. As a result, our 2004 results of operations could be adversely affected if the merger is not completed.

Failure to complete the merger may create negative perceptions about Titan in the marketplace and could negatively impact its business.

If the merger is not completed, negative perceptions about Titan and its business may be created in the marketplace as a result of the Foreign Corrupt Practices Act matters that have been the subject of the internal review and government investigations. In addition, customers, prospective customers, prospective employees, and others could draw negative inferences about Titan and its business should the merger be abandoned. As a result, if the merger is not completed, we might have difficulty winning new business or attracting and retaining employees and, if we were to pursue merger discussions with other parties, we may find it difficult to attract another merger partner.

Directors and executive officers of Titan have interests in the merger in addition to their interests generally as stockholders of Titan.

You should be aware that directors and executive officers of Titan have interests in the merger in addition to their interests generally as stockholders of Titan. For a discussion of these interests, see “The Merger — Interests of Certain Persons in the Merger; Conflicts of Interest.” As a result of these interests, Titan’s directors and executive officers could be more likely to approve and recommend that stockholders vote in favor of the merger agreement and the merger than if they did not have these interests. Titan’s stockholders should consider whether these interests may have influenced these directors and executive officers to support or recommend the merger.

THE SPECIAL MEETING

Date, Time and Place of the Special Meeting

We are sending you this proxy statement as part of a solicitation of proxies by Titan’s board of directors for use at the special meeting. We are first mailing this proxy statement, including a notice of the special meeting and a form of proxy, on or about May 7, 2004.

The special meeting will be held on Monday, June 7, 2004, at 9:30 a.m., local time at Titan’s corporate headquarters, located at 3033 Science Park Road, San Diego, California 92121.

Purpose of the Special Meeting

The purpose of the special meeting is to vote on:

(1)	a proposal to adopt the merger agreement and approve the merger; and

(2)	such other matters as may properly come before the special meeting.

Recommendation of the Titan Board

Titan’s board of directors has unanimously approved the merger agreement and the merger and determined that the merger agreement and the merger are advisable, fair to and in the best interests of Titan and its stockholders. Titan’s board of directors recommends that Titan stockholders vote FOR the adoption of the merger agreement and approval of the merger. See “The Merger—Recommendation of the Titan Board; Titan’s Reasons for the Merger” for additional information regarding the merger.

Record Date

Titan’s board of directors has fixed the close of business on May 4, 2004 as the record date for the special meeting. At that date, there were approximately 83,905,960 shares of Titan common stock outstanding. Only holders of record of Titan common stock on the record date will be entitled to vote at the special meeting.

As of the record date, directors and executive officers of Titan beneficially owned and had the right to vote 5,019,773 shares of Titan common stock entitling them to exercise approximately 6.3% of the voting power of the Titan common stock.

Quorum

A majority of the shares of Titan common stock entitled to vote as of the record date must be present at the special meeting, either in person or by proxy, in order for there to be a quorum at the special meeting. Abstentions and broker non-votes will be treated as shares present and entitled to vote for purposes of determining a quorum at the special meeting. There must be a quorum for the vote on the merger agreement and the merger to be taken.

Required Vote

The affirmative vote of holders of a majority of the outstanding shares of Titan common stock entitled to vote at the special meeting is required to adopt the merger agreement and approve the merger. Each share of outstanding Titan common stock entitles its holder to one vote.

If you hold your shares in an account with a broker or bank, you must instruct the broker or bank on how to vote your shares. If a proxy card returned by a broker or bank holding shares indicates that the broker or bank does not have authority to vote on the proposal to adopt the merger agreement and approve the merger, the shares will be considered present at the special meeting for purposes of determining the presence of a quorum, but will not be voted on the merger proposal. This is called a “broker non-vote.” Your broker or bank will vote your shares on the merger proposal only if you provide instructions on how to vote by following the instructions provided to you by your broker or bank.

Broker non-votes, abstentions and failures to vote will have the same effect as a vote against the adoption of the merger agreement and approval of the merger.

Proxies

You must complete and return the proxy card accompanying this proxy statement in order for your shares to be voted at the June 7, 2004 special meeting. Proxies submitted in connection with our March 16, 2004 or April 12, 2004 special meeting are of no effect and will not be voted on the merger proposal at the June 7, 2004 special meeting.

Whether or not you plan to attend the special meeting in person you should submit your proxy as soon as possible. Stockholders whose shares of Titan common stock are registered in their own name may submit their proxies by one of the following methods:

•	sign the enclosed proxy card and mail it in the enclosed, prepaid and addressed envelope;

•	call toll-free 1-800-PROXIES and follow the instructions; or

•	access the web page at www.voteproxy.com and follow the on-screen instructions.

Votes submitted via the Internet or by telephone must be received by 12:00 midnight, New York City time, on June 6, 2004. Submitting a proxy will not affect your right to vote in person if you decide to attend the special meeting.

The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. If you vote via the Internet, you may incur costs associated with electronic access, including charges from your Internet access provider and/or telephone company.

Also, you may vote your shares of Titan common stock in person at the special meeting. Titan will pass out written ballots to anyone who wants, and is entitled, to vote at the special meeting.

Titan stockholders whose shares are held in “street name” must follow the instructions provided by their broker or bank to vote their shares. If you hold your shares of Titan common stock in street name, you must request a legal proxy from your broker or bank in order to vote at the special meeting.

Titan stockholders who own shares of Titan common stock under the Titan employee benefit plans (e.g., The Titan Corporation Consolidated Retirement Plan, the AverStar, Inc. Profit Sharing & Savings Plan, or the Jaycor, Inc. Employee Stock Ownership Plan, which we refer to collectively as, the “Plans”) will receive separate voting instruction cards. By completing the appropriate voting instruction card, plan participants may provide voting instructions to the trustee of the applicable plan for shares of Titan common stock held through that plan. If the trustee does not receive voting instructions from a plan participant, the trustee may vote the participant’s shares under the respective plan in the same proportion as the shares of Titan common stock voted by all other respective plan participants on each proposal. If there are any special procedures for voting stock held in the Plans, these procedures will be set forth in the voting instruction cards. Your completed voting instruction card must be received no later than 4:00 p.m., New York City time, on June 3, 2004, or on such later date to which the deadline may be extended.

All properly submitted proxies received by Titan before the special meeting that are not revoked prior to being voted at the special meeting will be voted at the special meeting in accordance with the instructions indicated on the proxies or, if no instructions were provided, FOR adoption of the merger agreement and approval of the merger.

Proxies marked “Abstain” will not be voted at the special meeting. Abstentions and broker non-votes will have the same effect as votes against adoption of the merger agreement and approval of the merger. Accordingly, Titan’s board of directors urges you to promptly submit your proxy.

If you receive more than one proxy card, it is because you hold Titan shares in different names. For example, you may hold Titan shares individually, jointly with your spouse or in trust for your children. Please complete, date, sign and return all of the proxy cards.

Submitting a proxy will impact your dissenters’ rights. See “The Merger—Dissenters’ Rights” and Annex C to this proxy statement.

DO NOT SEND YOUR STOCK CERTIFICATES WITH YOUR PROXY. A LETTER OF TRANSMITTAL CONTAINING INSTRUCTIONS FOR THE SURRENDER OF TITAN STOCK CERTIFICATES WILL BE MAILED TO RECORD STOCKHOLDERS AS SOON AS PRACTICABLE FOLLOWING THE COMPLETION OF THE MERGER.

Other Matters

As of the date of this proxy statement, Titan’s board of directors knows of no other matters that will be presented for consideration at the special meeting other than as described in this proxy statement. If any other matters properly come before the special meeting of Titan stockholders and are properly voted upon, the enclosed proxies will give the individuals that they name as proxies discretionary authority to vote the shares represented by these proxies as to any of these matters. The individuals named as proxies intend to vote or not to vote in accordance with the recommendation of Titan’s board of directors.

Adjournments

The special meeting may be adjourned for the purpose of soliciting additional proxies or for other reasons as determined in the sole discretion of the chairman of the meeting. Any proposal to adjourn the special meeting may be made without prior notice, including by an announcement made at the special meeting, by the chairman of the special meeting in his sole discretion. If a proposal for adjournment is properly presented at the special meeting, or any adjournment thereof, the persons named as proxies will vote the shares represented thereby in their discretion with respect to such adjournment. The persons named as proxies will not, however, have discretion to vote in favor of any adjournment as to any shares of Titan common stock that have been voted against the merger proposal.

Revocation

You may change your vote at any time before your proxy card is voted at the special meeting. If your shares of Titan common stock are registered in your name, you can do this in one of three ways:

•	signing another proxy card with new instructions with a later date or time;

•	delivering later proxy instructions via regular mail, the Internet or by telephone; or

•	voting in person at the special meeting.

Any written notice of revocation or subsequent proxy should be delivered to Titan’s Corporate Secretary at 3033 Science Park Road, San Diego, California, 92121, before the taking of the vote at the special meeting. If you transmit changed instructions by regular mail, you should allow sufficient time for your instructions to be delivered prior to the special meeting. Any notice of revocation or subsequent proxy submitted via the Internet or by telephone must be received by 12:00 midnight, New York City time, on June 6, 2004. All properly submitted proxies received by Titan before the special meeting that are not revoked prior to being voted at the special meeting will be voted at the special meeting in accordance with the instructions indicated on the proxies or, if no instructions were provided, FOR adoption of the merger agreement and approval of the merger.

If you have instructed a broker or bank to vote your shares, you must follow the instructions received from your broker or bank if you wish to change those instructions.

Solicitation of Proxies

Titan has retained Georgeson Shareholder Communications, Inc. and Computershare Trust Company of New York to act as solicitation agents in connection with the special meeting and will pay approximately $20,000 plus additional costs and fees for these services. In addition to soliciting proxies by mail, officers, directors and employees of Titan, without receiving additional compensation, may solicit proxies by telephone, in person or by other means. Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries to forward proxy solicitation materials to the beneficial owners of Titan common stock held of record by those persons, and Lockheed Martin and Titan will reimburse these brokerage firms, custodians, nominees and fiduciaries for related, reasonable out-of-pocket expenses they incur. Lockheed Martin and Titan will share equally their expenses incurred in connection with the printing and mailing of this proxy statement.

THE MERGER

Background of the Merger

As described in more detail below, Titan and Lockheed Martin originally entered into a merger agreement on September 15, 2003. On April 7, 2004, the parties entered into an amendment to the merger agreement. For the purposes of this section, we refer to the September 15, 2003 agreement as the “original merger agreement,” and the amendment entered into on April 7, 2004 as the “amendment,” or the “amended merger agreement.”

In the fall of 2002, Thomas G. Pownall, a former director of Titan and retired Chairman and Chief Executive Officer of Martin Marietta Corporation, a company that combined with Lockheed Corporation in March 1995 to form Lockheed Martin, contacted Gene W. Ray, Titan’s Chairman, President and Chief Executive Officer to introduce Frank H. Menaker, Senior Vice President and General Counsel of Lockheed Martin. In connection with that introduction, Mr. Menaker suggested that it could be mutually beneficial for Lockheed Martin and Titan if Dr. Ray met with Robert J. Stevens, Lockheed Martin’s President and Chief Operating Officer. Subsequently, Mr. Stevens sent Dr. Ray a letter suggesting they meet at a mutually convenient time.

Dr. Ray responded to Mr. Stevens in early October 2002, and the officers discussed generally the businesses of their respective companies. In the course of these discussions, Dr. Ray advised Mr. Stevens that Titan was not interested in being acquired. Mr. Stevens replied that he understood, but nevertheless invited Dr. Ray to meet with him and Vance D. Coffman, Chairman and Chief Executive Officer of Lockheed Martin. At a regularly scheduled meeting of Titan’s board of directors in November 2002, Dr. Ray informed Titan’s board of his conversation with Mr. Stevens. The Titan board advised Dr. Ray that Titan was not interested in being acquired.

In December 2002, Mr. Stevens contacted Dr. Ray to discuss possible strategic initiatives involving their respective companies. Dr. Ray reiterated that Titan was not interested in being acquired. Mr. Stevens replied that, while he understood that Titan was not for sale at this time, the invitation to meet together with Dr. Coffman remained open.

After the announcement of the acquisition of Veridian Corporation by General Dynamics in June 2003, Dr. Ray received information from Relational Advisors LLC regarding Titan’s implied value at the valuation multiples paid by General Dynamics for Veridian. This information implied that Titan may be able to command a significant premium to its then-current trading price through a similar transaction.

In mid-July 2003, Dr. Ray contacted Mr. Stevens who suggested that they should talk further. On July 23, 2003, Titan’s board of directors authorized Dr. Ray and Titan executive management to meet with Lockheed Martin.

Dr. Ray and Mr. Stevens met on July 28, 2003. At the meeting, Mr. Stevens discussed Lockheed Martin’s desire to learn more about Titan’s business and consider possible strategic initiatives with Titan. After their discussion, Dr. Ray and Mr. Stevens agreed to convene a meeting among the key executives of each of Titan and Lockheed Martin to explore whether discussions between the two companies would be beneficial.

At a meeting held on August 6, 2003, in Washington, D.C., Dr. Ray, Nicholas J. Costanza, Titan’s Senior Vice President, General Counsel and Secretary and Mark W. Sopp, Titan’s Senior Vice President, Chief Financial Officer and Treasurer met with Jeffrey D. MacLauchlan, Lockheed Martin’s Vice President, Financial Strategies, and Mr. Menaker, who repeated Lockheed Martin’s interest in Titan. The parties discussed Lockheed Martin’s general business prospects, strategies and financial condition.

During the August 6, 2003 meeting, members of Lockheed Martin’s management indicated that their review of Titan to date had been limited to publicly available information, but they would like to conduct detailed due diligence of Titan. On August 6, 2003, Titan and Lockheed Martin entered into a confidentiality agreement. At a telephonic Titan board meeting held on August 8, 2003, Dr. Ray informed Titan’s board of directors of the discussions at the August 6, 2003 meeting.

On August 12 and August 13, 2003, Lockheed Martin and Titan management met in San Diego, California. Titan management briefed Lockheed Martin on a variety of due diligence matters. Lockheed Martin made a number of follow-up due diligence requests, and the parties discussed the process for due diligence going forward.

On August 15, 2003, based on its preliminary due diligence review, Lockheed Martin wrote a letter to Dr. Ray suggesting that Lockheed Martin acquire Titan by merger for $20.00 per share of Titan common stock, which represented a 30% premium to the closing price of Titan common stock on August 14, 2003. Lockheed Martin’s letter proposed paying the acquisition price 50% in cash and 50% in Lockheed Martin common stock and was subject to due diligence and Lockheed Martin board of directors’ approval.

On August 20, 2003, Titan’s board of directors met to consider Lockheed Martin’s proposal compared to the prospect of Titan continuing to operate on an independent basis or Titan pursuing alternative strategic transactions. Titan’s board of directors received presentations from Titan’s management team and Relational Advisors, including:

•	a summary of various advantages and disadvantages of a strategic transaction for Titan;

•	the potential opportunities and risks of remaining an independent company;

•	a preliminary valuation analysis of Titan;

•	an overview of other defense companies that would most likely be interested in acquiring Titan and capable of making an offer that would provide full value for Titan stockholders;

•	a summary of Lockheed Martin’s proposal; and

•	an overview of Lockheed Martin’s business, including a summary of Lockheed Martin’s recent publicly-filed financial statements as well as current research analysts’ reports on Lockheed Martin.

Mr. Costanza also made a presentation regarding the Titan board of directors’ fiduciary obligations. Titan’s board of directors expressed an interest in pursuing a dialogue with Lockheed Martin but determined that the price was inadequate. At that time, Titan’s board of directors instructed Dr. Ray to tell Lockheed Martin that the $20.00 per share price did not provide a sufficient premium to Titan stockholders.

In the August 20, 2003 meeting, Titan’s board of directors authorized Dr. Ray to contact four other defense companies that were identified at the meeting as the companies most likely to be interested in and capable of consummating an acquisition of Titan. In selecting these companies, Titan’s board took into account, among other factors, the ability to make an offer that would provide full value for Titan stockholders, the ability to achieve regulatory approvals, financial ability to complete the transaction and strategic compatibility of Titan’s business with such company’s existing business. Titan’s board of directors decided to conduct this selective confidential process rather than a more extensive public process based on its determination that a public process would not likely result in a proposal more favorable than Lockheed Martin’s offer and could disrupt Titan’s operations by creating uncertainty among employees and customers about Titan’s future.

To avoid potential disruption and to retain the services and expertise of management and key employees, Titan’s board of directors also, at the August 20, 2003 meeting, approved retention, severance and other payments to certain Titan employees upon a change of control of Titan, which will occur upon the completion of the merger. For additional information, see “—Interests of Certain Persons in the Merger; Conflicts of Interest.”

At this meeting, Titan’s board also approved the engagement of Relational Advisors to act as Titan’s financial advisor in connection with a possible transaction.

Following that meeting, Titan contacted the four other defense companies identified. Two of the companies were not interested in pursuing discussions with Titan. On August 21, 2003, one of the companies, company “A,” executed a confidentiality agreement with Titan.

On August 23, 2003, members of Titan’s senior management met in San Diego with representatives of company “A” and presented them with information about Titan’s business and future prospects. Thereafter, communications continued between Titan management and representatives of company “A” regarding Titan’s business and a possible transaction.

On August 27, 2003, Dr. Ray and Mr. Costanza met with Dr. Coffman and Mr. MacLauchlan to discuss the potential business combination of Titan and Lockheed Martin, the cultures of each organization and the valuation of Titan. On August 28, 2003, another of the defense companies contacted by Titan, company “B” entered into a confidentiality agreement with Titan.

On August 29, 2003, Dr. Ray received a letter from Dr. Coffman outlining a revised Lockheed Martin proposal to acquire Titan. The offer consisted of $20.00 per share of Titan common stock in cash or $21.50 per share payable half in cash and half in Lockheed Martin common stock. The closing price of Titan common stock on August 28, 2003 was $16.19. The letter indicated that this revised proposal was non-binding subject to due diligence, approval by Lockheed Martin’s board of directors and completion of definitive documentation. Dr. Ray encouraged Lockheed Martin to submit a higher proposal than the $21.50 offer.

On August 30, 2003, company “A” notified Titan that it had decided not to pursue further discussions with Titan. On September 2, 2003, Dr. Ray gave the board an update on the discussions with each of the interested companies. Following the board meeting, Dr. Ray encouraged Lockheed Martin to review its offer and submit a higher price.

On September 3, 2003, members of Titan’s senior management met in San Diego with representatives of company “B” and presented them with information about Titan’s business and future prospects. On September 5, 2003, company “B” advised Dr. Ray that it had decided not to proceed with a transaction with Titan.

On September 5, 2003, Titan received a revised offer from Lockheed Martin of $22.00 per share of Titan common stock, payable half in cash and half in Lockheed Martin common stock. This offer was conditioned on due diligence, the approval of Lockheed Martin’s board of directors and completion of definitive documentation. The offer also proposed that the options to purchase shares of common stock of Titan under Titan’s stock options plans would be assumed by Lockheed Martin.

At a meeting held on September 5, 2003, the Titan board of directors discussed Lockheed Martin’s $22.00 per share offer and other terms of the proposed transaction. At the meeting, Relational Advisors made a presentation to the Titan board, including valuation analysis. Mr. Costanza, in conjunction with Titan’s outside legal counsel, Hogan & Hartson L.L.P., reviewed for the board of directors its fiduciary obligations. During the meeting, Dr. Ray left to call Lockheed Martin to discuss the Lockheed Martin offer.

Dr. Ray returned to the meeting and reported that Lockheed Martin was unwilling to increase its offer above $22.00 per share. The Titan board of directors continued discussions and unanimously determined that it was in the best interests of Titan and its stockholders to negotiate further with Lockheed Martin on other terms and conditions based on this $22.00 per share proposal. Following the meeting, Lockheed Martin provided Titan with a detailed list of due diligence items that it wanted to review. Titan and Lockheed Martin exchanged drafts of the original merger agreement, and negotiations between the parties regarding various terms of the original merger agreement continued through September 15, 2003.

On September 9, 2003 representatives of Lockheed Martin and Titan, including executive vice presidents from three of Lockheed Martin’s business segments and all but one of the eight business sector presidents of Titan, met to discuss reciprocal due diligence issues in McLean, Virginia. On the same day, a separate, inter-disciplinary subject-area due diligence team from Lockheed Martin met with representatives of Titan in San Diego, Lockheed Martin’s and Titan’s respective due diligence review continued through September 15, 2003.

On September 12, 2003, the Titan board of directors held a telephonic meeting at which Titan management and its advisors reviewed the status of negotiations.

A special telephonic meeting of the board of directors of Lockheed Martin was held on September 15, 2003. Prior to the meeting, Lockheed Martin provided its directors with a summary of the terms and conditions of the proposed transaction and other briefing materials, including valuation analyses. The terms and conditions of the original merger agreement were discussed and followed by questions from Lockheed Martin directors regarding the proposed transaction. After discussion and consideration of the facts and circumstances, Lockheed Martin’s board of directors approved the original merger agreement.

A special telephonic meeting of the Titan board of directors was held on September 15, 2003. Prior to the special meeting, Titan provided each of its directors with a summary of the terms and conditions of the original merger agreement, as well as a substantially final draft of the original merger agreement itself. The original merger agreement provided that each Titan stockholder would be entitled to make one of three elections regarding the type of merger consideration to be paid to such stockholder at closing:

•	a “cash election” of $22.00 in cash per share, without interest;

•	a “stock election” for a number of shares of Lockheed Martin common stock determined by dividing $22.00 by the average trading price of Lockheed Martin common stock over a ten-day trading period, with such average trading price not to be less than $46.00 or more than $58.00; or

•	a “combination election” whereby 50% of the stockholder’s shares would be exchanged for cash and the remainder would be exchanged for Lockheed Martin common stock as determined above.

The board also received a financial analysis of the transaction prepared by Relational Advisors, including valuation parameters and various research analysts’ reports on Lockheed Martin. Dr. Ray and a representative of Relational Advisors briefed the board of directors on the final results of negotiations with Lockheed Martin. Management and its advisors discussed the final terms and conditions of the original merger agreement and answered questions from Titan directors. Relational Advisors reviewed its financial analysis of the merger consideration and rendered to Titan’s board of directors an oral opinion, later confirmed in writing and dated September 15, 2003, to the effect that, as of that date and based on and subject to the matters described in the opinion, the merger consideration to be received by the holders of Titan common stock was fair, from a financial point of view.

After discussion and consideration of the facts and circumstances, Titan’s board of directors unanimously determined that the merger with Lockheed Martin was advisable, fair to and in the best interests of Titan and its stockholders. Titan’s board of directors unanimously adopted the original merger agreement with Lockheed Martin and unanimously resolved to recommend to Titan stockholders that they vote for adoption of the original merger agreement and approval of the merger.

On the evening of September 15, 2003, the parties signed the original merger agreement and issued a joint press release announcing the proposed merger. On the morning of September 16, 2003, Titan issued press releases announcing its intention to redeem its cumulative convertible preferred stock and the termination of Titan’s then-ongoing registered exchange offer relating to its 8% senior subordinated notes.

On November 18, 2003, LMC Sub One assigned all of its rights and obligations under the original merger agreement to LMC LLC One, a wholly-owned subsidiary of Lockheed Martin. On February 6, 2004, the parties executed a first amendment to the original merger agreement, which made certain changes to address the assignment of rights and obligations to LMC LLC One.

On February 9, 2004, Titan announced that the special meeting of Titan’s stockholders would be held on March 16, 2004, and that the redemption date for its outstanding shares of cumulative convertible preferred stock would be March 15, 2004.

On February 11, 2004, Titan announced that it had commenced an exchange offer and consent solicitation with respect to its outstanding 8% senior subordinated notes due 2011. The exchange offer and consent solicitation were scheduled to expire at 5:00 p.m., New York City time, on March 12, 2004, unless extended.

Commencing in the fall of 2003 and continuing through the spring of 2004, Lockheed Martin and Titan engaged in integration planning activities in connection with the combination of their businesses, which included a review of Titan’s arrangements with foreign sales representatives and consultants.

On February 13, 2004, Titan and Lockheed Martin announced that representatives of Lockheed Martin and Titan had initiated meetings with the Criminal Division of the DOJ and the SEC to advise of an internal review relating to certain agreements between Titan and international consultants and related payments in foreign countries. Titan and Lockheed Martin announced that the parties had been informed that the SEC had commenced an investigation into whether payments were made in violation of applicable law. Titan also announced that its board of directors established a committee of the board to oversee an internal review of these matters. Following the announcements, Titan commenced mailing to its stockholders of proxy materials relating to the approval of the original merger agreement and related materials pursuant to which the stockholders could elect their preferred form of merger consideration.

On February 25, 2004, Titan announced that it had received the requisite consents from the holders of more than a majority in aggregate principal amount of its outstanding 8% senior subordinated notes in connection with its consent solicitation. Titan also announced its execution of a supplemental indenture with the indenture trustee to effect the proposed amendments to the indenture and an amendment to the registration rights agreement providing for its termination. The proposed amendments to the indenture and the registration rights agreement became effective upon execution but the proposed amendments will not become operative until immediately prior to the completion of the merger.

On March 5, 2004, Titan confirmed that during the course of its internal review it had learned of allegations that improper payments were made, or items of value were provided, by international consultants for Titan or its subsidiaries to foreign officials. Titan stated that the alleged payments and provision of items of value, if true, raised questions concerning whether there had been a violation of the Foreign Corrupt Practices Act. Titan also announced that it was reviewing whether the payments to its consultants were accurately reflected on Titan’s books and records. On March 5, 2004, Titan and Lockheed Martin were informed that the DOJ had initiated a criminal inquiry into the matter.

From mid-February 2004 to April 7, 2004, Titan’s board of directors and the board committee established to oversee the matter held numerous meetings to receive updates from Titan management and its advisors and to discuss the status of the internal review, the investigation by the SEC and the criminal inquiry by the DOJ.

On March 11, 2004, the parties executed a second amendment to the original merger agreement. Under the amended terms, Titan agreed to delay until April 12, 2004, the vote of its stockholders on the merger in order to continue the review of payments involving Titan’s international consultants and the related government investigations. Lockheed Martin and Titan also agreed to extend the date by which either party could terminate the original merger agreement if the merger had not been completed, from March 31, 2004 to April 20, 2004. The remaining terms of the original merger agreement were unchanged.

On March 12, 2004, the parties issued a joint press release announcing that Titan had agreed to delay until April 12, 2004, the vote of its stockholders on the merger in order to continue the review relating to payments involving Titan’s international consultants and the related government investigations, and Titan issued a press release announcing that it had extended its exchange offer and consent solicitation relating to its outstanding 8% senior subordinated notes due 2011 until April 12, 2004.

On March 15, 2004, Titan redeemed all of its outstanding shares of cumulative convertible preferred stock at a redemption price, including accrued but unpaid dividends, of $20.03 per share. The redemption of Titan’s cumulative convertible preferred stock satisfied one of the conditions to the closing of the merger.

On March 16, 2004, Titan held a special meeting of stockholders solely for the purpose of considering a proposal to adjourn the special meeting on one or more occasions, for the purposes set forth in the notice of special meeting dated February 9, 2004. The adjournment proposal was approved by the requisite vote of Titan stockholders. The special meeting was adjourned until April 12, 2004.

On March 25, 2004, Titan and Lockheed Martin met with the SEC and the Criminal Division of the DOJ to discuss the allegations of improper payments and the preliminary findings of the internal review conducted by Titan and Lockheed Martin. The discussion with the government focused primarily on matters involving three of Titan’s business units: the Datron World Communications division; Titan’s activities in Benin, conducted as part of Titan Wireless, a business unit that has been reported as part of Titan’s discontinued operations since 2002; and Titan’s operations in Saudi Arabia, conducted through the Titan Secure Systems division.

On March 31, 2004, Titan issued a press release announcing the revised deadlines relating to Titan stockholders’ ability to vote on the merger and elect their desired form of merger consideration, and the parties then mailed a proxy statement/prospectus supplement dated March 31, 2004 providing supplemental disclosure in connection with the April 12, 2004 special meeting.

On April 2, 2004, the Titan board of directors held a telephonic meeting and received an update from Titan management and its advisors as to the status of the internal review, the investigation by the SEC and the criminal inquiry by the DOJ. Later that day, representatives of Lockheed Martin called Dr. Ray and suggested that Lockheed Martin believed it would be appropriate for Titan and Lockheed Martin representatives to meet at their earliest convenience to discuss the status of the internal review and governmental investigations and its effect on the proposed merger.

On April 3, 2004, representatives of Titan and Lockheed Martin met in Bethesda, Maryland, to discuss matters related to the internal review, the related investigation by the SEC, the criminal inquiry by the DOJ and their expectations relating to a timetable for the possible resolution of these matters.

On the morning of April 4, 2004, Titan’s board committee held a telephonic meeting at which it received a report regarding the April 3, 2004 meeting.

Later, on April 4, 2004, Titan management, its financial advisor and its outside legal counsel met with Lockheed Martin management and its outside legal counsel in Bethesda, Maryland. During this meeting, Lockheed Martin expressed its belief that the facts and circumstances related to, and the information identified during the internal review, and the related SEC investigation and DOJ criminal inquiry, together with the uncertainty over the outcome of these matters, had a material adverse effect on Titan. Accordingly, Lockheed Martin proposed a third amendment to the original merger agreement, including a reduction of the merger consideration payable to Titan stockholders to $18.00 per share, the addition of a closing condition relating to a timely resolution of the allegations involving violations of the Foreign Corrupt Practices Act and an extension of the termination date to allow for a resolution of these matters before closing. Lockheed Martin indicated it was unwilling to proceed with the merger unless Titan and Lockheed Martin were able to agree on a further amendment to the merger agreement.

During the afternoon of April 4, 2004, Titan’s board committee held a second telephonic meeting at which it discussed Lockheed Martin’s proposal. It was the sense of the committee that the facts and circumstances related to, and the information identified during the internal review, and the related SEC investigation and DOJ criminal inquiry, had not had a material adverse effect on Titan.

Following the board committee meeting, there were a series of discussions between representatives of Lockheed Martin and Titan regarding the proposed amendment. Lockheed Martin stated that it was unwilling to proceed with the merger on the terms of the original merger agreement, and would not further extend the date after which either party could terminate the original merger agreement beyond April 20, 2004 unless an agreement was reached on an amendment to the merger agreement. During these discussions, Lockheed Martin offered to amend the original merger agreement and to increase the value of the merger consideration to $19.00 per share. Lockheed Martin also indicated that changing the composition of merger consideration to be paid by Lockheed Martin from cash and Lockheed Martin common stock to all cash might be more attractive to Lockheed Martin. In response, representatives of Titan indicated that Titan was willing to consider an amendment that reduced the price per Titan share to $21.50 and provided for a change in the merger consideration to all cash.

On April 5, 2004, the Titan board of directors held a telephonic meeting and received an update from Titan management and its advisors as to developments since the previous Titan board meeting. Dr. Ray and a representative of Relational Advisors briefed the board of directors on the status of negotiations of the proposed amendment. Management and its advisors discussed the proposed terms and conditions of the proposed amendment and answered questions from Titan directors. Relational Advisors informed the Titan board of directors that it was continuing its financial analysis of Lockheed Martin’s proposal to reduce the merger consideration. The Titan board of directors also discussed with Titan’s management and Relational Advisors the potential advantages and disadvantages of Titan remaining as an independent company. Although the Titan board of directors did not agree with Lockheed Martin’s position that there had been a material adverse effect on Titan, in light of the uncertainties relating to the internal review and the related government investigations and Lockheed Martin’s stated position that it would not proceed with the merger on the terms in the original merger agreement as a result of these matters, the apparent likelihood that Lockheed Martin would not complete the merger at the $22.00 price per Titan share established by the terms of the original merger agreement and the consequences of such a failed merger, it was the sense of the board that consummating the merger on amended terms would be in the best interests of Titan’s stockholders, provided that Titan stockholders received no less than $20.00 per share in cash as merger consideration. Accordingly, the Titan board of directors authorized Titan management to continue negotiations of the proposed amendment.

On April 5, 2004, discussions between representatives of Titan and Lockheed Martin continued, with each party reiterating its objectives and requirements for proceeding with an amendment to the merger agreement.

On April 6, 2004, Dr. Ray met with Dr. Coffman and Mr. Stevens to discuss Lockheed Martin’s proposal to modify the original merger agreement. During these discussions, Titan indicated it was willing to amend the original merger agreement to address Lockheed Martin’s unwillingness to proceed with the merger without a resolution of the criminal investigation by the DOJ and to decrease the value of the merger consideration to $20.50 per share in cash. Titan and Lockheed Martin continued to negotiate the proposed amendment throughout the afternoon.

On the afternoon of April 6, 2004, Titan’s board committee held a telephonic meeting. Dr. Ray and a representative of Relational Advisors briefed the board committee on the status of the continuing negotiations with Lockheed Martin. Subsequent to the meeting of the Titan board committee, Dr. Ray and a representative of Relational Advisors met with Lockheed Martin management, at which time Lockheed Martin indicated a willingness to accept amended merger consideration of $20.00 per share in cash, provided that Lockheed Martin’s concerns relating to the DOJ criminal inquiry were addressed to its satisfaction and were resolved prior to closing.

On the evening of April 6, 2004, the Titan board of directors held a telephonic meeting. Dr. Ray, a representative of Relational Advisors and Titan’s outside counsel briefed the board of directors on the negotiations with Lockheed Martin, Lockheed Martin’s willingness to accept amended merger consideration of $20.00 per share in cash and the other terms and conditions that Lockheed Martin required to be included in the amendment to the merger agreement. Relational Advisors reviewed its financial analysis of the proposed merger consideration of $20.00 per share of Titan common stock payable in cash and rendered to Titan’s board of directors an oral opinion, later confirmed in writing on April 7, 2004, to the effect that, as of that date and based on and subject to the matters described in the opinion, the merger consideration of $20.00 per share was fair, from a financial point of view, to the stockholders of Titan.

After discussion and consideration of the facts and circumstances, Titan’s board of directors unanimously determined that the terms of the amendment discussed at the meeting were advisable, fair to and in the best interests of Titan and its stockholders, adopted the amended merger agreement on the terms discussed, approved the merger and resolved to recommend to Titan stockholders that they vote for adoption of the amended merger agreement and approval of the merger on those terms.

On April 7, 2004, the parties executed the third amendment to the original merger agreement and issued a joint press release announcing the amended terms of the merger. The parties also stated that the internal review conducted by Titan and Lockheed Martin of whether payments were made, or items of value were provided, by international consultants for Titan or its subsidiaries to foreign officials was substantially complete.

Recommendation of the Titan Board; Titan’s Reasons for the Merger

As described under “—Background of the Merger,” Titan and Lockheed Martin originally entered into a merger agreement on September 15, 2003. On April 7, 2004, the parties entered into an amendment to the merger agreement. For the purposes of this section, we refer to the agreement dated as of September 15, 2003 as the “original merger agreement,” and the amendment entered into on April 7, 2004 as the “amendment,” or the “amended merger agreement.”

Approval of the Original Merger Agreement in September 2003

On September 15, 2003, Titan’s board of directors unanimously determined that the merger with Lockheed Martin on the terms set forth in the original merger agreement was advisable, fair to and in the best interests of Titan and its stockholders. Titan’s board of directors approved the original merger agreement and recommended that stockholders vote FOR adoption of the original merger agreement and approval of the merger. The determination by Titan’s board of directors relating to the original merger agreement was the result of careful consideration of numerous factors by Titan’s board of directors in September 2003, including, without limitation, the following factors:

Merger Consideration Premium. The $22.00 per share merger consideration specified in the original merger agreement represented a premium of approximately 23% over the highest closing price of Titan’s common stock over the 12-month period prior to September 15, 2003, the last trading day before the public announcement of the signing of the original merger agreement, approximately 30% over the closing price of Titan’s common stock on September 15, 2003 and approximately 35% over the average daily closing price of Titan’s common stock over the 30 trading day period ended September 15, 2003.

Merger Consideration. Titan’s board of directors considered favorably that Titan stockholders would have been able to elect, subject to the allocation procedures set forth in the original merger agreement, to receive their merger consideration in the form of cash, Lockheed Martin common stock or a combination of Lockheed Martin common stock and cash in exchange for their shares of Titan common stock.

No Financing Conditions to Closing. Titan’s board of directors considered favorably Lockheed Martin’s ability to consummate the merger without requiring a financing condition in the original merger agreement.

Tax-deferred Nature. Titan’s board of directors took into consideration the fact that the merger on the terms specified in the original merger agreement was intended to qualify as a reorganization under Section 368(a) of the Internal Revenue Code and was therefore expected to be tax-deferred to the stockholders of Titan (other than with respect to any cash consideration received or cash received in lieu of fractional shares).

Ability to Accept a Superior Proposal. The provisions of the original merger agreement permitted the board of directors to consider and accept an unsolicited superior proposal to comply with the fiduciary duties owed by Titan’s board of directors to Titan stockholders.

Value of Other Alternatives. In determining that a merger with Lockheed Martin was more favorable to Titan stockholders than remaining independent, Titan’s board of directors considered the merger consideration offered by Lockheed Martin as compared to the range of potential values if Titan remained independent, and risks associated with achieving those values. In addition, Titan’s board of directors, based in part upon the advice of Relational Advisors, believed it unlikely that a superior offer would be made for Titan, particularly since the four other defense companies contacted by Titan’s management following receipt of the Lockheed Martin offer declined to pursue a transaction with Titan.

Strategic Fit. Given the complementary rather than competitive nature of their respective businesses, Titan’s management advised Titan’s board of directors that a business combination with Lockheed Martin should be a strong strategic fit.

Employee and Customer Impact. Titan’s management advised Titan’s board of directors that it believed that the operating style and culture of Lockheed Martin would be well received by Titan’s employees and would increase the likelihood of a non-disruptive integration process. Management also believed that Lockheed Martin’s focus on customer service excellence would resonate well with Titan’s employees, would result in a high rate of retention of Titan’s employees, and would therefore minimize any disruption in the support of Titan’s customers.

Opinion from Financial Advisor. Titan’s board of directors received the opinion of Relational Advisors as to the fairness, from a financial point of view, of the merger consideration to be received by the holders of Titan’s common stock in accordance with the terms of the original merger agreement.

Independence Risks. Titan’s board of directors believed that a merger with Lockheed Martin was more favorable to Titan stockholders than remaining independent based on the potential value of such alternative and the risks associated with remaining independent. The main strategic and operational risks that Titan’s board of directors associated with Titan remaining independent included:

•	risks associated with winning new contracts and generating organic revenue growth;

•	risks associated with performing Titan’s contracts, executing Titan’s business, and maintaining and increasing profit margins;

•	risks that Titan would not be able to continue to produce improved operating results in its core defense business given the relatively high current levels of funding by the Department of Defense and other governmental agencies as a result of policies sponsored by the Bush administration;

•	risks associated with finding suitable acquisition candidates, consummating acquisitions at acceptable prices, and integrating such acquisitions, since Titan has historically grown both organically and through acquisitions;

•	risks associated with successfully recruiting a chief operating officer and the ability of that person to execute Titan’s business plan; and

•	risks associated with potential compression of trading and transaction multiples in Titan’s industry sector, which multiples at that time appeared at or near cyclical highs.

Due Diligence. Titan’s board of directors, in analyzing the stock portion of the merger consideration to be paid by Lockheed Martin in accordance with the terms specified in the original merger agreement, evaluated the due diligence reviews of Lockheed Martin undertaken by Titan’s management and its financial advisors. Titan’s board of directors also considered in this regard Lockheed Martin’s historical stock performance, and the liquidity provided to Titan stockholders due to the average daily trading volume of Lockheed Martin’s common stock and the absence of lock-up provisions covering shares of Lockheed Martin common stock to be received by Titan stockholders.

Titan’s board of directors also considered and balanced against the potential benefits of the merger a number of potentially adverse factors concerning the merger, including, without limitation, the following:

Value. Titan’s board of directors evaluated Titan’s opportunities for growth and potential for increased stockholder value if Titan were to have decided to stay independent.

Disruptions. Titan’s board of directors considered possible disruption to Titan’s businesses that could have resulted from the announcement of the transaction and the resulting distraction of Titan’s management’s attention from the day-to-day operations of Titan’s businesses.

Operating Restrictions. Titan’s board of directors noted the restrictions contained in the merger agreement on the operation of Titan’s and its subsidiaries’ businesses during the period between the signing of the merger agreement and the completion of the merger.

Regulatory. Titan’s board of directors evaluated the risks of significant costs, delays and the potential failure to satisfy the closing conditions to, or the termination of, the merger agreement if governmental and regulatory approvals necessary for the completion of the merger could not be obtained.

Consummation Risk. Titan’s board of directors weighed the possibility that the merger might not be completed and the effect of the resulting public announcement of termination of the merger agreement on:

•	the market price of Titan common stock; and

•	Titan’s operating results, particularly in light of the costs incurred in connection with the transaction, including the potential requirement to pay the termination fee.

Termination Fee. Titan’s board of directors considered the risk that Titan’s obligation to pay a termination fee to Lockheed Martin in certain circumstances could deter other parties from proposing an alternative transaction that might be more advantageous to Titan stockholders. In considering this provision, Titan’s board of directors took into account the concerns of Lockheed Martin, which Titan’s board of directors believed had made an attractive acquisition proposal conditioned on receipt of a termination fee, and the likelihood of there being a subsequent better offer which might be deterred by such a payment.

Approval of the April 2004 Amendment to the Merger Agreement

On April 6, 2004, Titan’s board of directors approved an amendment to the original merger agreement, pursuant to which, among other things, each Titan stockholder will receive $20.00 in cash for each Titan share owned at the effective time. In evaluating the proposed amendment, Titan’s board of directors considered some of the same factors it considered in September 2003, as described above, including those discussed under the following subheadings:

•	No Financing Conditions to Closing;

•	Ability to Accept a Superior Proposal;

•	Strategic Fit; and

•	Employee and Customer Impact.

In addition, Titan’s board of directors considered a number of other factors in determining unanimously that the proposed amendment was advisable, fair to and in the best interests of Titan and its stockholders, approving the amendment to the merger agreement and recommending that Titan stockholders adopt the amended merger agreement and approve the merger, including, without limitation, the following factors:

Increased Certainty of Closing of the Merger. Titan’s board of directors viewed the amendment favorably because it lessened the substantial uncertainty as to whether Lockheed Martin would have proceeded with the merger on the terms specified in the original merger agreement in light of the internal review and government investigations and related facts and circumstances and information that had been identified in the course thereof. Under the amendment, it is a condition to closing that either Titan must have obtained a written statement or confirmation that the DOJ considers its criminal inquiry resolved and does not intend to pursue any claims against Titan relating to these matters, or Titan must have entered into a plea agreement with the Criminal Division of the DOJ and completed the sentencing process. In this regard, any plea agreement is subject to Lockheed Martin’s consent, which may not be unreasonably withheld or delayed. Upon satisfaction of this condition, Lockheed Martin is not permitted to refuse to close the merger on the basis of claims that the facts and circumstances related to the internal review and government investigations, or any related proceedings, costs and expenses, have had a material adverse effect on Titan.

Extension of Time to Complete the Merger, if Needed. The amendment resolved favorably the concern of Titan’s board of directors that Lockheed Martin would unilaterally terminate the merger agreement following the termination date of April 20, 2004. As discussed under “—Background of the Merger,” Lockheed Martin had indicated it would not extend the agreement beyond that date without Titan’s agreement to the terms of the amendment, nor would it close the merger if the internal and government investigations had not been resolved by April 20, 2004. Pursuant to the amendment, the parties agreed to extend the date by which either party could terminate the agreement if the merger had not been completed (provided that the party seeking to terminate the agreement is not then in material breach of its obligations under the merger agreement in a manner that has contributed to the failure to complete the merger by such date) to the later of (1) June 25, 2004, or (2) if Titan enters a plea agreement on or before June 25, 2004, three business days after a judgment of conviction signed by a United States district court judge pursuant to applicable rules of criminal procedure has been entered, but no later than September 24, 2004.

New Opinion from Financial Advisor. In addition, as part of its deliberations, Titan’s board of directors received and considered a new opinion from Relational Advisors LLC, Titan’s financial advisor, regarding the fairness, from a financial point of view, of the cash consideration of $20.00 per share to be received by the stockholders of Titan in the merger. In addition, Titan’s board of directors considered that the agreed upon price of $20.00 per share was $2.00 higher than the $18.00 per share price that Lockheed Martin first proposed when it initiated the negotiation of the amendment, and noted that since the original merger agreement was entered into no other party had made an offer or proposed to engage in a superior alternative transaction with Titan.

Independence and Consummation Risks. Titan’s board of directors also discussed at length the enhanced risks to Titan’s stock price and results of operations were it not to approve the amendment. In addition to the factors originally considered in September 2003, Titan’s board of directors also considered the following specific factors potentially adverse to Titan’s results of operations and financial position as a stand-alone entity were it not to be able to complete the merger:

•	the disruption to Titan’s business and distraction to management resulting from the internal review and government investigations;

•	the likelihood of costly, protracted and disruptive litigation against Lockheed Martin if Lockheed Martin were to have refused to consummate the merger under the terms of the original merger agreement following receipt of approval of Titan’s stockholders, and the fact that there could be no assurance that Titan would prevail in any such dispute with Lockheed Martin;

•	the loss of key personnel by Titan as a result of the pending merger;

•	the possibility of damage to Titan’s business and reputation as a result of the matters subject to the internal review and government investigations, which could negatively impact Titan’s business and ability to attract another merger partner;

•	the adverse effect of the substantial costs of the internal review conducted by Titan and its outside professionals along with the related costs of the government investigations;

•	the potential imposition of fines, penalties or other remedies or sanctions on Titan by the SEC, the DOJ or other governmental authorities relating to the matters under investigation; and

•	the potential costs and uncertainties relating to stockholder and other litigation arising from the matters that are the subject of the internal review and the related government investigations or the termination of the merger.

Titan’s board of directors also identified and considered the following in its deliberations:

•	the reduction in the consideration payable to Titan stockholders when compared to the consideration payable on the terms specified in the original merger agreement;

•	that Titan stockholders may no longer elect to receive their merger consideration in the form of Lockheed Martin common stock or a combination of Lockheed Martin common stock and cash in exchange for their shares of Titan common stock;

•	that the merger will now be taxable to the Titan stockholders, rather than potentially tax-deferred; and

•	the possibility that Titan would not satisfy a condition to closing if, prior to the termination date, it is unable to reach an agreement with the Criminal Division of the DOJ and complete the sentencing process related to the alleged violations of the Foreign Corrupt Practices Act as further described below under “The Merger Agreement—Covenants Relating to Alleged Foreign Corrupt Practices Act (FCPA) Violations.”

After taking into account all of the factors set forth above, as well as others, including the personal interests of Titan’s directors and executive officers as described more fully under “—Interests of Certain Persons in the Merger; Conflicts of Interest,” Titan’s board of directors agreed that the benefits of the merger on the amended terms outweighed the risks and that the amended merger agreement and the merger were advisable, fair to and in the best interests of Titan and its stockholders.

Although the foregoing discussion sets forth the material factors considered by Titan’s board of directors in reaching its recommendation, it may not include all of the factors considered by Titan’s board of directors, and each director may have considered different factors. In view of the variety of factors and the amount of information considered, Titan’s board of directors did not find it practicable to, and did not, make specific assessments of, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. The determination was made after consideration of all of the factors as a whole and as a result of numerous meetings.

Titan’s board of directors has unanimously determined that the amended merger agreement and the merger are advisable, fair to and in the best interests of Titan and its stockholders. Accordingly, Titan’s board of directors unanimously recommends that Titan stockholders vote FOR the adoption of the amended merger agreement and approval of the merger.

Opinion of Relational Advisors LLC

As described under “—Background of the Merger,” Titan and Lockheed Martin originally entered into a merger agreement on September 15, 2003. On April 7, 2004, the parties entered into an amendment to the merger agreement. For the purposes of this section, we refer to the agreement dated as of September 15, 2003 as the “original merger agreement,” and the amendment entered into on April 7, 2004 as the “amendment,” or the “amended merger agreement.”

Relational Advisors LLC acted as Titan’s exclusive financial advisor in connection with the merger. Titan selected Relational Advisors based on Relational Advisors’ experience, reputation and familiarity with Titan. As part of its investment banking business, Relational Advisors routinely performs financial analyses with respect to businesses and their securities in connection with mergers and acquisitions.

In connection with Relational Advisors’ engagement, Titan requested that Relational Advisors evaluate the fairness, from a financial point of view, of the merger consideration that the holders of the outstanding shares of Titan common stock will receive. On September 15, 2003, at a meeting of Titan’s board of directors held to approve the proposed merger on the terms set forth in the original merger agreement, Relational Advisors delivered an oral opinion to Titan’s board of directors, confirmed by delivery of a written opinion dated September 15, 2003, to the effect that, as of that date and based on and subject to various assumptions, matters considered and limitations described in the opinion, the merger consideration, on the terms set forth in the original merger agreement, was fair, from a financial point of view, to the holders of Titan common stock.

On April 6, 2004, at a meeting of Titan’s board of directors held to consider the amendment, Relational Advisors delivered a second oral opinion to Titan’s board of directors, confirmed by delivery of a second written opinion dated April 7, 2004, to the effect that, as of that date and based on and subject to various assumptions, matters considered and limitations described in the second opinion, the merger consideration, set forth in the amendment, was fair, from a financial point of view, to the holders of Titan common stock. As a result of the passage of time and the changes in the terms of the merger, Relational Advisors’ opinion dated April 7, 2004 is independent of, and supersedes and replaces, its opinion dated September 15, 2003.

The full text of Relational Advisors’ opinion describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Relational Advisors. In rendering its opinion on April 6, 2004, Relational Advisors relied upon due diligence that it performed in connection with rendering its first opinion to Titan’s board of directors, updated and supplemented to the extent Relational Advisors deemed necessary and appropriate under the circumstances. Relational Advisors’ opinion dated April 7, 2004 is attached as Annex B and is incorporated in this proxy statement by reference. Relational Advisors’ opinion is directed only to the fairness, from a financial point of view, of the merger consideration pursuant to the amended merger agreement, and does not address any other aspect of the merger or any related transaction. The opinion does not constitute a recommendation to any stockholder as to how to vote or act with respect to any matters relating to the proposed merger. You are encouraged to read this opinion carefully in its entirety. The summary of Relational Advisors’ opinion below is qualified in its entirety by reference to the full text of the opinion.

In arriving at its opinion, Relational Advisors reviewed, among other information it deemed relevant:

•	the merger agreement, including Amendment Nos. 1, 2 and 3;

•	the proxy statement/prospectus dated February 9, 2004 relating to the merger contemplated by the original merger agreement, as supplemented on March 31, 2004:

•	annual reports to stockholders and annual reports on Form 10-K of Titan for the four years ended December 31, 2003;

•	the annual report on Form 10-K of Lockheed Martin for the year ended December 31, 2003;

•	reports on Form 8-K filed by Titan since September 15, 2003 and certain quarterly reports on Form 10-Q of Titan;

•	certain other communications from Titan to its stockholders;

•	certain internal financial analyses and forecasts for Titan prepared by its management; and in cases in which Titan’s management had not prepared recent forecasts, recent consensus analyst estimates which Titan management advised were reasonable; and

•	certain publicly available research analysts’ reports evaluating Titan.

In addition, Relational Advisors:

•	reviewed the reported price and trading activity for the shares of Titan common stock, before and after the initial announcement of the merger on September 16, 2003;

•	compared certain financial and stock market information for Titan to similar information for certain other companies with publicly traded securities;

•	reviewed, to the extent publicly available, financial terms of certain recent business combinations in the federal information technology services and aerospace and defense sectors, specifically, and in other industries, generally;

•	reviewed recent public disclosures concerning issues arising from investigations of alleged violations of the Foreign Corrupt Practices Act by Titan or its subsidiaries; and

•	reviewed such other information and performed such other studies and analyses as it deemed relevant.

In connection with Relational Advisors’ opinion, it also held discussions with senior management of Titan and Lockheed Martin regarding their assessment of the strategic rationale for, and the potential benefits and challenges of, the transaction contemplated by the amended merger agreement and the past and current business operations, financial condition and future prospects of their respective companies. In addition, Relational Advisors considered the estimated impact on the price per share of Titan common stock arising from the announcement of, and other public disclosures regarding, the alleged violations of the Foreign Corrupt Practices Act.

In connection with its review, Relational Advisors relied upon the accuracy and completeness of all of the financial, accounting and other information discussed or reviewed, assumed such accuracy and completeness for purposes of rendering its opinion, and did not assume any responsibility for independently verifying the accuracy or completeness of such financial, accounting and other information. In that regard, Relational Advisors made certain assumptions, including the following:

•	Titan’s internal analyses and forecasts were reasonably prepared on a basis reflecting the best currently available estimates and judgments of Titan management;

•	the merger would be consummated as set forth in the amended merger agreement, without waiver, modification or amendment of any material term, condition or agreement; and

•	in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the merger, no limitations, restrictions or conditions would be imposed that would have a material adverse effect (as such term is defined in “The Merger Agreement—Material Adverse Effect”) on Titan, Lockheed Martin, or the consummation of the merger.

In addition, Relational Advisors was not requested to make, and did not make, an independent evaluation or appraisal of the assets and liabilities (including any derivative or off-balance-sheet assets and liabilities) of Titan or any of its respective subsidiaries, and Relational Advisors was not furnished with any such evaluation or appraisal. Relational Advisors’ opinion was necessarily based upon information available to it, and financial, economic, market and other conditions as they existed, and could be evaluated, as of the date of the opinion. The opinion did not address the relative merits of the transaction contemplated by the amended merger agreement, as compared to any alternative business transaction that might be available to Titan, nor did it address the underlying business decision of Titan to engage in the transaction contemplated by the amended merger agreement. Although Relational Advisors evaluated the merger consideration from a financial point of view, Relational Advisors was not requested to, and it did not, recommend the specific consideration payable in the merger, which consideration was determined between Lockheed Martin and Titan. Except as described above, Titan imposed no other limitations on Relational Advisors with respect to the investigations made or procedures followed in rendering its opinion.

In preparing its opinion for Titan’s board of directors, Relational Advisors performed a variety of financial and comparative analyses, including those described below. The order in which the analyses are described does not represent the relative importance or weight given to the analyses performed by Relational Advisors. The summary of Relational Advisors’ analyses described below is not a complete description of the analyses underlying its opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not susceptible to partial analysis or summary description. Relational Advisors believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In its analyses, Relational Advisors considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Titan. No company, transaction or business used in Relational Advisors’ analyses as a comparison is identical to Titan or the proposed merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies or transactions analyzed. The estimates contained in Relational Advisors’ analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, Relational Advisors’ analyses and estimates are inherently subject to substantial uncertainty.

In the course of preparing its opinion, Relational Advisors also reviewed and considered other information and data, including the historical price performance of Titan common stock and the relationship between movements in Titan common stock and selected companies in the federal information technology services and aerospace and defense sectors.

The following is a summary of the financial analyses underlying Relational Advisors’ opinion delivered to Titan’s board of directors on April 6, 2004 in connection with the merger.

Selected Trading Market Analysis.    Using publicly available information, Relational Advisors reviewed the financial, operating and stock market data of the following selected publicly traded companies in the federal information technology services industry:

•	Anteon International Corporation

•	CACI International Inc.

•	Dynamics Research Corporation

•	ManTech International Corporation

•	MTC Technologies, Inc.

•	PEC Solutions, Inc.

•	SI International, Inc.

•	SRA International Inc.

Relational Advisors compared the enterprise values of Titan and the selected companies as multiples of sales and earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA, for the latest 12 months and estimated calendar years 2004 and 2005. Relational Advisors also compared the equity values of Titan and the selected companies as multiples of the earnings per share, commonly referred to as EPS, for the latest 12 months and estimated calendar years 2004 and 2005. Estimated financial data for the selected companies were based on actual results in the case of the latest 12 months and on most recently available consensus analysts’ estimates in the case of calendar years 2004 and 2005. Relational Advisors also compared the equity value per share for each company to the company’s 2004 EPS, and compared that multiple to the company’s consensus long-term EPS growth rates. Relational Advisors then applied a range of selected multiples derived from the selected companies to the corresponding pro forma financial data for Titan for the latest 12 months and for the most recently available consensus analysts’ estimates for Titan in the case of calendar years 2004 and 2005. In its analyses, Relational Advisors relied on consensus analysts’ estimates, since Titan’s management advised Relational Advisors that it had prepared no recent estimates or projections because of its belief that the available consensus analysts’ estimates were reasonable. The pro forma estimates of Titan’s management for the latest 12 months were used to eliminate restructuring and other one-time charges from the financial statements. All multiples were based on closing stock prices on April 6, 2004, the last trading day prior to the execution of the amended merger agreement. This analysis indicated the following implied per share equity reference range for Titan as compared to the per share consideration in the merger of $20.00:

Implied Per Share Equity Reference Range	$16.88—$19.91

Selected Transactions Analysis. Using publicly available information, Relational Advisors reviewed the implied enterprise values of the following 11 selected transactions in the federal information technology services and aerospace and defense sectors:

ACQUIROR	TARGET
• CGI Group, Inc.	• American Management Systems, Inc.
• DRS Technologies, Inc.	• Integrated Defense Technologies, Inc.
• General Dynamics Corp.	• Veridian Corp.
• Computer Sciences Corp.	• DynCorp
• Northrop Grumman Corp.	• Newport News Shipbuilding Inc.
• Northrop Grumman Corp.	• Litton Industries, Inc.
• Investor Group	• Rockwell Collins, Inc.
• BAE Systems plc	• Aerospace Electronics Systems business unit of Lockheed Martin
• United Technologies Corp.	• Sundstrand Corp.
• The BF Goodrich Company	• Coltec Industries, Inc.
• General Electric Co. plc	• Tracor, Inc.

Relational Advisors compared the enterprise values in the selected transactions as multiples of the then latest 12 months and estimated then current calendar year sales and EBITDA, in each case as determined from publicly available analyst reports. Relational Advisors then derived an implied enterprise reference range for Titan by applying a range of selected multiples derived from the selected transactions to the corresponding pro forma financial data for Titan for the latest 12 months and for the most recently available consensus analysts’ estimates for Titan in the case of calendar year 2004. Relational Advisors also compared the equity values of Titan and the selected transactions as multiples to EPS for the latest 12 months and estimated calendar year 2004.

All multiples for the selected transactions were based on publicly available financial information. This analysis indicated the following implied per share equity reference range for Titan, as compared to the per share consideration in the merger of $20.00:

Implied Per Share Equity Reference Range	$17.19—$17.89

General Dynamics—Veridian Transaction Analysis. Relational Advisors separately reviewed the implied enterprise values of General Dynamics’ 2003 acquisition of Veridian Corporation, which Titan management considered as one of its most similar competitors. Relational Advisors compared the enterprise value in the transaction as a multiple of the sales and EBITDA for the latest available 12 months ending June 2003, comprised of three quarters actual results and one quarter consensus analysts’ estimates, and the projected then current calendar year 2003. Relational Advisors then derived an implied enterprise reference range for Titan by applying the multiples derived from the selected transaction to the corresponding pro forma financial data for Titan for the latest 12 months ending December 2003, and for the most recently available consensus analysts’ estimates for Titan in the case of its current calendar year 2004. Relational Advisors also compared equity values per share of Titan and the selected transaction as multiples of EPS for the latest 12 months ending December 2003 and June 2003, respectively, and estimated current calendar year 2004 and actual calendar year 2003, respectively. All multiples for the selected transaction were based on publicly available financial information. This analysis indicated the following implied per share equity reference range for Titan, as compared to the per share consideration in the merger of $20.00:

Implied Per Share Equity Reference Range	$19.48—$24.92

Premiums Paid Analysis.    Using publicly available information, Relational Advisors reviewed the acquisition price per share for selected 2003 and 2004 acquisitions of U.S. publicly traded companies with total enterprise values between $500 million and $5 billion. Relational Advisors compared the acquisition price per share to the target’s stock price one-day, one-week, and one-month prior to the announcement of the transaction to arrive at an implied range of stock price premiums. These one-day, one-week, and one-month premiums were applied to the corresponding stock prices of Titan, using September 12, 2003 as Titan’s reference point, adjusted for the aggregate stock price movement of Titan’s peers from September 15, 2003 to April 6, 2004. All premiums for the selected transactions were based on publicly available financial information. This analysis indicated the following implied per share equity reference range for Titan, as compared to the per share consideration in the merger of $20.00:

Implied Per Share Equity Reference Range	$20.14—$21.58

Discounted Cash Flow Analysis.    Relational Advisors performed a discounted cash flow analysis of Titan to calculate the estimated present value of the stand-alone, after-tax free cash flows that Titan could generate over calendar years 2004 through 2008 and the value of Titan at the end of that period. Relational Advisors applied a range of EBITDA terminal value multiples of 8.9x to 10.9x to Titan’s calendar year 2008 estimated EBITDA. The present value of the cash flows and terminal values for each case were calculated using discount rates ranging from 10.5% to 12.5%. This analysis indicated the following implied per share equity reference range for Titan, as compared to the per share consideration in the merger of $20.00:

Implied Per Share Equity Reference Range	$19.67—$23.02

Relationships between Relational Advisors and Titan. Relational Advisors acted as financial advisor to Titan in connection with, and participated in certain of the negotiations leading to, the merger, although in so acting, Relational Advisors has not entered into an agency or other fiduciary relationship with Titan, its board of directors or stockholders, or any other person.

Titan retained Relational Advisors pursuant to an engagement letter, effective as of August 1, 2003, and addendum number 1 to the engagement letter, effective as of April 7, 2004. As compensation for Relational

Advisors’ services in connection with the merger, Titan agreed to pay Relational Advisors an aggregate fee of approximately $7.6 million comprised of the following components:

•	a cash retainer fee totaling $180,000, $45,000 of which was paid for each of the three month periods beginning August 1 and November 1, 2003, and February 1, 2004, with the remaining $45,000 becoming payable on May 1, 2004;

•	an opinion fee of $750,000, which was paid upon the rendering of Relational Advisors’ September 15, 2003 opinion;

•	a second opinion fee of $500,000 which was paid upon the rendering of Relational Advisors’ April 7, 2004 opinion; and

•	an additional fee equal to 0.3% of the total transaction value (all forms of equity plus debt) based on merger consideration of $20.00 per share of Titan common stock, less the $750,000 fee for the first opinion described above.

In addition, regardless of whether the merger is consummated, Titan has agreed to reimburse Relational Advisors for reasonable fees and disbursements of Relational Advisors’ counsel and other reasonable out-of-pocket expenses Relational Advisors incurs in connection with the merger or otherwise arising out of its retention under the engagement letter. Titan has also agreed to indemnify Relational Advisors and certain related persons against certain expenses and liabilities, including certain liabilities under the federal securities laws arising out of its engagement or the merger.

Relational Advisors has in the past provided financial advisory services to Titan unrelated to the merger, for which Relational Advisors has received compensation. Titan is an investor and limited partner, with approximately 40% partnership interest, in a fund currently managed by Titan Investment Partners, LLC, the general partner of which is an affiliate of Relational Advisors LLC. Dr. Ray is an investor and limited partner in one of a number of limited partnerships and managed accounts, which are managed by Relational Investors LLC, the general partner of which is an affiliate of Relational Advisors LLC. Dr. Ray’s limited partnership interest, which was purchased on the same terms offered to individuals making similarly sized investments, is less than 0.1% of the aggregate of the funds managed by Relational Investors. Relational Advisors is an unsecured creditor of a bankrupt former subsidiary of Titan, in which Titan has succeeded to ownership of substantially all of the bankrupt company’s non-cash assets by virtue of Titan’s status as a secured creditor.

Interests of Certain Persons in the Merger; Conflicts of Interest

In considering the recommendation of Titan’s board of directors with respect to the merger, Titan stockholders should be aware that some of Titan’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of Titan stockholders generally. Titan’s board of directors was aware of these interests and considered them in adopting the merger agreement and approving the merger.

Change in Control Agreements. In March 2000, Titan entered into executive agreements with Dr. Ray and Mr. Costanza, which provide special benefits after a change in control. The parties subsequently amended these agreements on September 15, 2003. Effective as of August 20, 2003, Titan also entered into an executive agreement with Mr. Sopp, which mirrors the executive agreement, as amended, for Mr. Costanza. Pursuant to these agreements, as amended, if (1) there is a change in control of Titan (which will occur at the effective time of the merger) and (2) the executive is terminated by Titan (or, after the merger, Lockheed Martin) other than for “Cause” (as defined below) or such executive terminates his employment for “Good Reason” (as defined below) within three years following such change in control or if the executive is terminated prior to a change in control and the executive reasonably believes that his termination arose in connection with or anticipation of a change in control, the terminated executive will be entitled to a lump sum payment amount equal to three times the sum of his base salary and his “Highest Annual Bonus” (as defined below). Each executive will have a right under these agreements to resign for “Good Reason” at the effective time of the merger by virtue of the fact that Titan will cease to be a publicly traded company. Also, the executive will receive a prorated bonus for the year of termination and continuation of the executive’s and his family’s welfare benefits (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) for three years after the later of the executive’s date of termination or, as applicable, the expiration of the executive’s continuation coverage period under the Consolidated Omnibus Budget Reconciliation Act, referred to as COBRA. In addition, all options that have been previously granted to the executive to acquire shares of Titan or any affiliate of Titan that have not previously been forfeited or exercised will vest and become exercisable in full, and, to the extent not exercised by the executive, will, in accordance with the merger agreement, be cancelled immediately prior to the completion of the merger and the executive will receive cash from Lockheed Martin as described below under “—Equity Plans.” Each executive will be entitled to outplacement services at a cost not to exceed $100,000, which will be paid by Titan (or, after the merger, Lockheed Martin). Furthermore, the executive will be deemed to have attained not less than six years of service and to have vested for all purposes under Titan’s supplemental retirement plan for key executives. Dr. Ray also will be provided with an office and secretary for a period of five years after his employment termination with a total estimated cost of $800,000. In addition, regardless of whether the merger is completed and unrelated to any change in control agreement, Dr. Ray and his wife also will receive medical benefits for life. Based on their respective life expectancies and assuming constant annual cost of such benefits, these benefits would have an estimated cost of $251,000. Titan’s 401(k) plan provides for full vesting of all accounts under the plan upon a change in control (as defined in the plan), which will occur at the effective time of the merger. In the event that the executive becomes subject to excise tax pursuant to Section 4999 of the Internal Revenue Code, the executive, subject to certain limitations, will be entitled to an additional tax gross-up payment in an amount that will result in the executive retaining an amount equal to the excise tax imposed upon the executive. Based on current compensation levels, the total estimated cost of the severance payments and continued welfare benefits payable to Dr. Ray, Mr. Costanza, and Mr. Sopp is, respectively, $5,586,000, $2,121,000 and $1,991,000. These estimates do not include payment of a prorated bonus for the year of termination or any tax gross up payment which Titan (or, after the merger, Lockheed Martin) might be required to make pursuant to these agreements. Titan (or, after the merger, Lockheed Martin) will be obligated under these agreements to reimburse Dr. Ray, Mr. Costanza and Mr. Sopp for all legal fees and all expenses which they incur in asserting or in defending their rights under these agreements.

For purposes of the agreements with Dr. Ray, Mr. Costanza, and Mr. Sopp, the following definitions apply:

•	“Cause” means (1) the executive’s willful and continued failure to perform his duties, provided that such failure has a material and injurious effect on Titan (or, after the merger, Lockheed Martin) and the executive has received a written demand for substantial performance and has not subsequently substantially performed; or (2) the executive’s willful gross misconduct or conviction of a felony (finally adjudicated and without further appeal) that is materially and demonstrably injurious to Titan (or, after the merger, Lockheed Martin).

•	“Good Reason” means (1) the assignment of the executive to any duties inconsistent with the executive’s position, authority, duties or responsibilities or any diminution of such position, authority, duties, or responsibilities; (2) any failure by Titan (or, after the merger, Lockheed Martin) to comply with the compensation and benefit provisions of the executive’s agreement; (3) Titan ceasing to be a publicly traded company; (4) Titan (or, after the merger, Lockheed Martin) requiring the executive to be based at a location other than where the executive was employed immediately prior to the change in control or at any other location, which is less than 20 miles from such office, to be based at a location other than the principal executive offices of Titan if the executive was employed at such location immediately prior to the change in control, or to travel on company business to a substantially greater extent than required prior to the change in control; (5) any purported termination by Titan (or, after the merger, Lockheed Martin) of the executive’s employment otherwise than as permitted by the agreement; and (6) any failure by Titan (or, after the merger, Lockheed Martin) to require any successor to the company to expressly assume and agree to perform the agreement.

•	“Highest Annual Bonus” means the greater of the highest annualized bonus earned by the executive in the three fiscal years prior to the change in control or the annualized bonus paid or payable to the executive for the most recently completed fiscal year.

In November 1995, Titan also entered into an executive severance agreement with Titan’s Senior Vice President and President, Information Products Sector, Ronald B. Gorda. The terms of the agreement provide that in the event of a change in control of Titan (which will occur at the effective time of the merger) and the termination of Mr. Gorda’s employment at any time during fifteen days prior to a change in control or the two year period after a change in control by Titan (or, after the merger, Lockheed Martin) other than for “Cause” (as defined below) or by Mr. Gorda for “Good Reason” (as defined below), Mr. Gorda will be paid a lump sum amount equal to two times the sum of his base salary and maximum bonus payable to Mr. Gorda in the year he receives notice of termination. Additionally, Mr. Gorda will receive a prorated maximum bonus for the year of termination and continuation of medical and dental benefits covering Mr. Gorda and his dependents for two years following the termination. In the event that any payments to be received by Mr. Gorda pursuant to the agreement will not be deductible by Titan (or, after the merger, Lockheed Martin) under Section 280G of the Internal Revenue Code, the payments will be reduced to such amounts as will ensure full deductibility. Based on his current compensation levels, the total estimated cost of the benefits payable to Mr. Gorda is $1,042,000. In addition, Titan (or, after the merger, Lockheed Martin) will be obligated under the agreement to pay Mr. Gorda his prorated bonus for the year of termination and to reimburse him for all legal fees and all expenses which he incurs in asserting or in defending his rights under his agreement.

For purposes of Mr. Gorda’ s agreement,

•	“Cause” means Mr. Gorda’s (1) conviction of a felony; (2) theft or embezzlement of property from Titan (or, after the merger, Lockheed Martin); or (3) willful misconduct or failure to substantially perform his duties, provided such misconduct or failure continues after Mr. Gorda has received written notice of his misconduct or performance failures.

•	“Good Reason” means (1) assignment of duties to Mr. Gorda inconsistent with his position or status immediately prior to a change in control or a substantial adverse alteration of Mr. Gorda’s title, position, functions, working conditions, or responsibilities; (2) relocation of Mr. Gorda’s worksite more than 30 miles from his office location immediately prior to the change in control; (3) a reduction in Mr. Gorda’s base salary or targeted bonuses; (4) Titan’s (or, after the merger, Lockheed Martin’s) failure to provide Mr. Gorda with benefits substantially similar to the benefits provided to him prior to the change in control; (5) the continuation or repetition, after Mr. Gorda’s written notice of objection, of harassing or denigrating treatment; or (6) any purported termination of Mr. Gorda’s employment without the termination notice required by the agreement.

Retention, Severance, and Other Payments. On August 20, 2003, Titan’s board of directors adopted resolutions that provide retention, severance, and/or other payments and outplacement services to certain members of Titan’s management upon a change in control of Titan (which will occur at the effective time of the merger), and in some cases, the occurrence of certain other events.

The following ten Titan board-elected senior vice presidents are eligible for retention, severance, and/or other payments and outplacement services: Robert J. Whalen; Lawrence J. Delaney; Earl A. Pontius; Ronald B. Gorda; Leslie A. Rose; Robert J. Osterloh; Paul W. Sullivan; A. Anton Frederickson; Allen D. Branch; and Thomas J. Brennan. The following five Titan corporate vice presidents are eligible for retention, severance, and/or other payments and outplacement services: Ralph R. Williams; John H. Dressendorfer; Mary Jo Potts; Brian J. Clark; and Philip J. DeVera.

Under the 2003 Retention Plan, each of these same ten board-elected senior vice presidents and each of these same five corporate vice presidents also will receive: (1) a retention bonus equal to one-half annual base salary if he or she remains in continuous service with Titan (or, after the merger, Lockheed Martin) until the six month anniversary of a change in control (which will occur upon the effective time of the merger) and (2) an additional retention bonus equal to one-half annual base salary if he or she remains in continuous service with Titan until the one year anniversary of a change in control (which will occur at upon the effective time of the merger). The total estimated cost of the retention payments payable to these ten board-elected senior vice presidents is $2,600,000. The total estimated cost of the retention payments payable to these five corporate vice presidents is $894,000.

Also, pursuant to the resolutions, these same ten board-elected senior vice presidents will each receive a special severance payment amount equal to two times annual base salary if there is a change in control (which will occur at the effective time of the merger) and his or her employment is terminated within two years of the date of such change in control by Titan (or, after the merger, Lockheed Martin) without “Cause” (as defined below) or by the individual for “Good Reason” (as defined below). These same five corporate vice presidents will each receive a special severance payment in an amount equal to the product of (1) two months base salary and (2) the individual’s complete or partial years of employment up to a maximum of ten years if there is a change in control (which will occur at the effective time of the merger) and his or her employment is terminated within one year of the date of such change in control by Titan (or, after the merger, Lockheed Martin) without “Cause” (as defined below) or such individual terminates his or her employment for “Good Reason” (as defined below). If an individual is entitled to receive a special severance payment under the resolutions and a severance payment under any other plan, agreement, or policy, Titan (or, after the merger, Lockheed Martin) will pay the individual the greater severance amount but not both severance amounts. Based on current compensation levels, the total estimated cost of the special severance payments payable to the ten board-elected senior vice presidents is $5,268,000. The total estimated cost of the special severance payments payable to the five corporate vice presidents is $ 664,500. Mr. Gorda will be eligible for severance under the resolutions or under his executive severance agreement, whichever is greater. Special severance payments also may be made to members of the management council.

For purposes of the special severance payments,

•	“Cause” means (1) the individual’s willful and continued failure to perform his or her duties, provided that such failure has a material and injurious effect on Titan (or, after the merger, Lockheed Martin) and the individual has received a written demand for substantial performance and has not subsequently substantially performed; or (2) the individual’s willful gross misconduct or conviction of a felony (finally adjudicated and without further appeal) that is materially and demonstrably injurious to Titan (or, after the merger, Lockheed Martin).

•	“Good Reason” means (1) the reduction in the individual’s cash compensation; or (2) the individual’s main place of business is moved more than 50 miles from such location at the time of the change in control.

Pursuant to the resolutions, Titan (or, after the merger, Lockheed Martin) will provide outplacement services for a period of six months to each of Titan’s board-elected senior vice presidents (other than Messrs. Costanza and Sopp) and corporate vice presidents whose employment is terminated by Titan (or, after the merger, Lockheed Martin) without “Cause” or by the individual for “Good Reason” within one year (two years in the case of board-elected senior vice presidents) of a change in control (which will occur at the effective time of the merger). All other headquarters employees who are terminated without “Cause” or who resign for “Good Reason” also will be eligible for outplacement services for one month. For purposes of the outplacement services, “Cause” and “Good Reason” are defined the same as for purposes of the severance payments described above.

In addition, the resolutions provide that the Titan directors, executive management and board-elected senior vice presidents will continue to receive financial counseling and tax preparation services through April 15, 2005 and for such additional time as is necessary for the preparation of their tax returns for 2004. The aggregate estimated cost of such financial counseling and tax preparation services is $600,000.

Finally, the resolutions authorize Dr. Ray to award at his discretion, up to $1,500,000 in severance payments to employees of Titan (other than executive management, board-elected senior vice presidents, corporate vice presidents and members of the management council). On September 15, 2003, the board of directors increased the target bonuses for Mr. Costanza and Mr. Sopp by 15% of their annual base salaries, having a respective value of $51,000 and $48,750 in recognition of their performance relating to the proposal for a strategic transaction.

Equity Plans. On August 20, 2003, Titan’s board of directors adopted a resolution that amended all outstanding Titan stock options to provide that the right to exercise all such options will accelerate and fully vest upon a change in control (which will occur at the effective time of the merger). Under the merger agreement, immediately prior to the effective time of the merger, all rights with respect to each outstanding option to purchase shares of Titan common stock will be cancelled, and the holder of such option will receive an amount in cash equal to $20.00 less the applicable per share exercise price of the option and the applicable withholding amount for each share of Titan common stock subject to the option. See “The Merger Agreement—Effect on Titan Options.”

Assuming that the merger is completed on June 7, 2004, following receipt of stockholder approval at the special meeting, options to purchase in the aggregate 1,147,178 shares of Titan common stock held by the executive officers and directors of Titan will be accelerated and become fully vested in connection with the merger. To the extent these accelerated options are not exercised, upon the completion of the merger, Titan’s executive officers and directors will receive the following amounts in cash in respect of the cancellation of their options:

Dr. Gene W. Ray	$3,248,472
Nicholas J. Costanza	1,053,552
Mark W. Sopp	915,914
Paul W. Sullivan	497,379
Allen D. Branch	396,530
Thomas J. Brennan	434,577
Lawrence J. Delaney	474,012
A. Anton Frederickson	408,597
Ronald B. Gorda	408,597
Robert J. Osterloh	485,471
Earl A. Pontius	476,282
Leslie A. Rose	564,463
Robert J. Whalen	474,000
All directors and executive officers as a group (28 persons)	$11,536,599

These amounts are based on the number of shares underlying unvested options held by each individual or group as of June 7, 2004, and are calculated by multiplying such number of shares by the difference between the merger consideration of $20.00 per share and the exercise price of the options. In addition, assuming no exercise of currently vested options, the executive officers and directors listed above hold, as of June 7, 2004, vested options to purchase, in the aggregate, 3,068,719 shares of Titan common stock, for which they will receive an aggregate payment of approximately $32,805,000 upon completion of the merger.

Indemnification; Directors’ and Officers’ Insurance. Under the merger agreement, at the effective time of the merger, the surviving entity will, for six years following the merger, indemnify persons who were directors or officers of Titan or any Titan subsidiary before the merger with respect to all acts or omissions by such person in his or her capacity as a Titan director or officer of Titan or any Titan subsidiary. The merger agreement further requires that, for six years following the effective time of the merger, subject to certain limitations, the surviving entity maintain the current coverage under the director and officer liability insurance policy or a substantially equivalent policy. The governing documents of the surviving entity will require the surviving entity to exculpate and indemnify Titan’s directors and officers to the extent provided in Titan’s charter and bylaws. Finally, Lockheed Martin has agreed to guarantee the performance of the surviving corporation’s obligations under the merger agreement.

Procedures for Exchange of Titan Stock Certificates

Lockheed Martin has appointed EquiServe Trust Company, N.A. as a exchange agent for the purpose of exchanging certificates representing shares of Titan common stock for the merger consideration. Lockheed Martin will deposit with the exchange agent the funds sufficient to pay the aggregate merger consideration to Titan stockholders.

As soon as practicable after the completion of the merger, the exchange agent will mail to each former holder of record of Titan common stock a letter of transmittal containing instructions on how to effect the surrender to the exchange agent of Titan common stock certificates in exchange for the merger consideration. After the effective time of the merger, each holder of shares of Titan common stock issued and outstanding immediately prior to the effective time of the merger, other than Titan stockholders who have properly dissented, must surrender for cancellation the certificate or certificates representing such shares to the exchange agent, together with a letter of transmittal duly executed and completed, in accordance with the instructions contained in the transmittal materials and any other documents reasonably required by the exchange agent or Lockheed Martin. If you hold your shares of Titan common stock in “street name,” your bank or broker will surrender your shares for cancellation following the completion of the merger. PLEASE DO NOT SEND IN YOUR TITAN STOCK CERTIFICATES UNTIL YOU RECEIVE THE LETTER OF TRANSMITTAL AND INSTRUCTIONS FROM THE EXCHANGE AGENT FOLLOWING THE CLOSING OF THE MERGER. DO NOT RETURN YOUR STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD.

If your Titan stock certificates have been lost, stolen or destroyed, upon making an affidavit of that fact, and if required by Lockheed Martin, posting a bond as indemnity against any claim with respect to the certificates, the exchange agent will issue the cash consideration in exchange for your lost, stolen, or destroyed stock certificates.

After you mail the letter of transmittal, duly executed and completed in accordance with its instructions, and your stock certificates to the exchange agent, the exchange agent will mail a check to you. The stock certificates you surrender will be canceled. If any merger consideration is to be issued or paid in the name of a person other than the person in whose name the Titan common stock certificate being surrendered in exchange for the merger consideration is registered, it will be a condition of the payment and issuance of such merger consideration that the certificate so surrendered be properly endorsed or otherwise in proper form for transfer and that the person requesting the exchange pay or establish the prior payment or inapplicability of any transfer and other taxes required by reason of the payment of the merger consideration in the name of a person other than the registered holder of the Titan common stock certificate.

Nine months after the effective time of the merger, any merger consideration held by the exchange agent that remains undistributed to the former stockholders of Titan will be delivered to Lockheed Martin upon demand, and any former Titan stockholder who has not already complied with the surrender and exchange procedures may thereafter look only to Lockheed Martin for payment of their claims for merger consideration, without any interest thereon.

None of Lockheed Martin, any subsidiary thereof or the exchange agent will be liable to any former holder of Titan common stock for any cash delivered to public officials pursuant to any applicable abandoned property, escheat or similar law.

Source of Funds

The merger is not conditioned upon Lockheed Martin obtaining financing. Approximately $1.8 billion will be required to provide the aggregate merger consideration for shares of Titan’s common stock pursuant to the merger agreement and to cash out outstanding and unexercised stock options and warrants. Lockheed Martin has informed us that the aggregate merger consideration will be financed through existing cash on hand and borrowings under, or backed by, its existing credit facilities.

Delisting and Deregistration of Titan Common Stock

If the merger is completed, Titan’s common stock will be delisted from The New York Stock Exchange and will be deregistered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, at the effective time of the merger.

Anticipated Accounting Treatment

Lockheed Martin will account for the merger under the “purchase” method of accounting in accordance with generally accepted accounting principles, or GAAP. Therefore, the total merger consideration paid by Lockheed Martin, together with the direct costs of the merger, will be allocated to Titan’s tangible and intangible assets and liabilities based on their fair market values, with any excess being treated as goodwill. The assets, liabilities and results of operations of Titan will be consolidated into the assets, liabilities and results of operations of Lockheed Martin after the effective time of the merger.

Governmental and Regulatory Approvals

United States Approvals. Under the HSR Act, the merger may not be completed until notifications have been given to the FTC and the DOJ and the specified waiting period has ended. Lockheed Martin and Titan each filed notifications with the FTC and the DOJ, and the HSR Act waiting period was terminated on December 5, 2003. If the merger has not occurred within one year after December 5, 2003, the termination date of the HSR Act waiting period, Lockheed Martin and Titan may need to re-file the notifications with the FTC and the DOJ, and a new HSR Act waiting period and review process would begin from the date the filings are made.

Some of the contracts performed by Titan involve activities such as assisting government customers’ evaluation of other contractors’ proposals or performance, including in some cases Lockheed Martin. As a result, in addition to reviewing the impact of the merger on competition, the U.S. government customer may consider whether Lockheed Martin can adequately mitigate any organizational conflict of interest issues the Titan contracts might create with Lockheed Martin’s existing businesses. Mitigation approaches could include implementation of firewalls or organizational separation of the evaluation contracts from the Lockheed Martin businesses performing or seeking to obtain contracts that would be subject to evaluation by Titan. If the government customer views these mitigation efforts as inadequate, Lockheed Martin may have to divest the contracts in order to satisfy customer concerns. In response to concerns raised by the U.S. government, Titan has divested certain contracts with organizational conflict of interest provisions and the related business unit where these conflicts could not be mitigated to the satisfaction of the customer. Neither the revenues associated with those contracts, nor the divestiture transaction itself, were material to Titan. Discussions among Lockheed Martin, Titan and customers regarding other contracts with organizational conflict of interest provisions are continuing. In addition, if the customer under a contract were to determine that organizational conflict of interest issues were raised by the merger with respect to that contract and that mitigation would be inadequate to address these issues, that customer could cancel the affected contracts.

At any time before the effective time of the merger, or after the effective time of the merger, the DOJ or the FTC can challenge the merger and take any action under the antitrust laws as either deems necessary or desirable in the public interest. Private parties and state attorneys general may also bring legal action under federal or state antitrust laws under certain circumstances.

Foreign Approvals. The merger requires competition filings in Brazil and Germany. The parties filed competition filings in both jurisdictions. The German antitrust agency approved the merger on November 10, 2003, and the Brazilian antitrust agency approved the merger on January 14, 2004. The parties are not aware of any other competition filings that must be made in connection with the merger.

Other Approvals. Except for the compliance with applicable federal and state securities and corporate laws, and satisfaction of the condition relating to the DOJ criminal inquiry set forth in “The Merger Agreement—Conditions to the Merger,” Lockheed Martin and Titan are not aware of any other material governmental or regulatory approvals required to be obtained in order to complete the merger.

Material U.S. Federal Income Tax Consequences

The following is a summary of certain United States federal income tax consequences of the merger to stockholders who are U.S. holders. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, applicable current and proposed United States Treasury Regulations, judicial authority and administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis, at any time. This discussion does not address all aspects of United States federal income taxation that may be relevant to a particular Titan stockholder in light of that stockholder’s particular circumstances, or to a Titan stockholder subject to special treatment under the United States federal income tax laws. This discussion may not be applicable to certain types of stockholders, including, but not limited to financial institutions, tax-exempt organizations, mutual funds, insurance companies, S corporations or other pass-through entities, dealers in securities or foreign currency, non-U.S. holders, holders who acquired shares of Titan common stock pursuant to the exercise of employee stock options or otherwise as compensation or through tax-qualified retirement plans, traders in securities who elect the mark-to-market method of accounting for their securities holdings, persons that have a functional currency other than the U.S. dollar, or holders who hold Titan common stock as part of a hedge against currency risk, straddle or constructive sale or conversion transaction. Moreover, the tax consequences to holders of Titan options and warrants are not discussed. If a partnership holds shares of Titan common stock, the tax treatment of a partner generally will depend on the status of the partner and on the activities of the partnership. Partners of partnerships holding Titan common stock should consult their tax advisors. In addition, the discussion does not address any aspect of foreign, state or local taxation or estate and gift taxation that may be applicable to a Titan stockholder.

For purposes of this discussion, we use the term “U.S. holder” to mean a holder of Titan common stock that is (1) a citizen or resident of the United States, (2) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any of its political subdivisions, (3) an estate the income of which is subject to U.S. federal income tax, regardless of its source, or (4) a trust if it (x) is subject to the supervision of a court within the United States and one or more U.S. persons control all substantial decisions of the trust, or (y) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. A non-U.S. holder is a holder that is not a U.S. holder.

The receipt of cash in exchange for shares of Titan common stock in the merger or pursuant to the exercise of appraisal rights by a U.S. holder will be a taxable transaction for federal income tax purposes. In general, a U.S. holder will recognize gain or loss for federal income tax purposes equal to the difference between the amount of cash received in exchange for the Titan shares and that U.S. holder’s adjusted tax basis in such shares. Assuming the shares constitute capital assets in the hands of the U.S. holder, this gain or loss will be a capital gain or loss and will be a long-term capital gain or loss if the U.S. holder will have held the shares for more than one year at the time of the merger. A U.S. holder who is an individual or an estate or trust will be subject to tax on long-term capital gain or loss at a maximum rate of 15%. Gain or loss will be calculated separately for each block of shares, with a “block” consisting of shares acquired at the same cost in a single transaction. You are advised to consult with your own tax advisor with respect to your capital gain tax liability.

Certain non-corporate stockholders may be subject to backup withholding at a 28% rate on cash payments received in exchange for Titan shares in the merger or received upon the exercise of appraisal rights. Backup withholding generally will apply only if the stockholder fails to furnish a correct social security number or other taxpayer identification number, or otherwise fails to comply with applicable backup withholding rules and certification requirements. Corporations generally are exempt from backup withholding. Each non-corporate U.S. holder should complete and sign the substitute Form W-9 that will be part of the letter of transmittal to be returned to the exchange agent in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is otherwise proved in a manner satisfactory to the paying agent.

The federal income tax discussion set forth above is included for general information only and is based upon present law. You are urged to consult with your own tax advisor with respect to the specific tax consequences of the merger to you, including the application and effect of the alternative minimum tax and state, local and foreign tax laws.

Dissenters’ Rights

Holders of Titan common stock are entitled to appraisal rights under Section 262 of the DGCL. Under the DGCL, record holders of Titan common stock who continuously hold such shares through the effective time of the merger, who follow the procedures set forth in Section 262 and who do not vote in favor of adoption of the merger agreement and approval of the merger will be entitled to have their shares of Titan common stock appraised by the Delaware Court of Chancery and to receive payment of the “fair value” of such shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, as determined by the court. In such circumstances, the holders are entitled to appraisal rights because they hold stock of constituent corporations to the merger, and will be required by the merger agreement to accept merger consideration in the form of cash consideration.

If the holders of more than 10% of Titan’s outstanding common stock properly dissent, Lockheed Martin is not required to complete the merger.

THIS DISCUSSION IS NOT A COMPLETE STATEMENT OF THE LAW PERTAINING TO APPRAISAL RIGHTS UNDER THE DGCL AND IS QUALIFIED IN FULL BY THE FULL TEXT OF SECTION 262 OF THE DGCL, WHICH IS REPRINTED IN ITS ENTIRETY AS ANNEX C TO THIS PROXY STATEMENT. ALL REFERENCES IN SECTION 262 AND IN THIS SUMMARY TO A “STOCKHOLDER” OR “HOLDER” ARE TO THE RECORD HOLDER OF THE SHARES OF TITAN COMMON STOCK AS TO WHICH APPRAISAL RIGHTS ARE ASSERTED.

A PERSON HAVING A BENEFICIAL INTEREST IN SHARES OF TITAN COMMON STOCK HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BROKER OR NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW THE STEPS SUMMARIZED BELOW PROPERLY AND IN A TIMELY MANNER TO PERFECT THE APPRAISAL RIGHTS PROVIDED UNDER SECTION 262.

Under Section 262, where a proposed merger is to be submitted for approval at a meeting of stockholders, as in the case of the special meeting, not less than 20 days prior to the special meeting, Titan must notify each stockholder who was a stockholder on the record date for such meeting with respect to shares for which appraisal rights are available that appraisal rights are available and include in each such notice a copy of Section 262.

This proxy statement constitutes the required notice to the record holders of Titan common stock, and a copy of Section 262 is attached to this proxy statement as Annex C. Any stockholder who wishes to exercise appraisal rights should review the following discussion and Annex C carefully, because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights under the DGCL.

A holder of shares of Titan common stock wishing to exercise his or her appraisal rights (a) must deliver to the Corporate Secretary of Titan, before the vote on the merger agreement at the special meeting, a written demand that reasonably informs Titan of the identity of the record holder and the record holder’s intention to demand appraisal of the record holder’s Titan common stock, and (b) must not vote in favor of the adoption of the merger agreement and approval of the merger. A proxy or vote against the merger shall not constitute a demand for appraisal. ALL WRITTEN DEMANDS FOR APPRAISAL MUST BE DELIVERED TO: THE TITAN CORPORATION, 3033 SCIENCE PARK ROAD, SAN DIEGO, CALIFORNIA 92121, ATTENTION: CORPORATE SECRETARY.

A holder of shares of Titan common stock wishing to exercise his or her appraisal rights must hold his or her shares of record on the date the written demand for appraisal is made and must hold his or her shares continuously through the effective time of the merger. Accordingly, a record holder of Titan common stock who is the record holder of Titan common stock on the date the written demand for appraisal is made, but who thereafter transfers such stock prior to the completion of the merger, will lose any right to appraisal in respect of such shares.

Only a holder of record of shares of Titan common stock is entitled to assert appraisal rights for the shares of Titan common stock registered in that holder’s name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as such holder’s name appears on such holder’s stock certificates. If the shares of Titan common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares of Titan common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a holder of record. However, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is agent for such owner or owners. A record holder such as a broker who holds shares of Titan common stock as nominee for several beneficial owners may exercise appraisal rights with respect to the shares of Titan common stock held for one or more beneficial owners while not exercising such rights with respect to the shares of Titan common stock held for other beneficial owners; in such case, the written demand should set forth the number of shares of Titan common stock as to which appraisal is sought. When no number of shares of Titan common stock is expressly mentioned, the demand will be presumed to cover all shares of Titan common stock held in the name of the record owner.

Stockholders who hold their shares of Titan common stock in brokerage accounts or other nominee forms and who wish to exercise appraisal rights must take all necessary steps in order that a demand for appraisal is made by the record holder of those shares and are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by the record holder.

Within ten days after the effective time of the merger, Lockheed Martin must send a notice of the effectiveness of the merger to each person who has properly asserted appraisal rights under Section 262 and has not voted in favor of or consented to the merger. Within 120 days after the effective time of the merger, but not thereafter, Lockheed Martin, or any holder of shares of Titan common stock who has complied with the procedures under Section 262 and who is entitled to appraisal rights under Section 262, may file a petition in the Delaware Court of Chancery demanding a determination of the value of the stock of all such stockholders. Lockheed Martin is not under any obligation to file a petition seeking the appraisal of the shares of Titan common stock. Accordingly, it is the obligation of the stockholders to initiate all necessary action to perfect their appraisal rights within the time prescribed in Section 262.

Within 120 days after the effective time of the merger, any stockholder who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from Lockheed Martin a statement setting forth the aggregate number of shares of Titan common stock not voted in favor of adoption of the merger agreement and approval of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares of Titan common stock. Such statements must be mailed within ten days after a written request has been received by Lockheed Martin or within ten days after expiration of the period for delivery of demands for appraisal under Section 262, whichever is later.

A holder of shares of Titan common stock will fail to perfect, or thereafter lose, his or her right to appraisal if, among other things, no petition for appraisal of shares of Titan common stock is filed within 120 days after the effective time of the merger, or if the stockholder delivers to Lockheed Martin a written withdrawal of his or her demand for appraisal.

If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Court of Chancery will determine the stockholders entitled to appraisal rights and will appraise the “fair value” of their shares of Titan common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Stockholders considering seeking appraisal should be aware that the fair value of their shares of Titan common stock as determined under Section 262 could be more than, the same as or less than the value of the merger consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares of Titan common stock and that investment banking opinions as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262. The Delaware Supreme Court has stated that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered in appraisal proceedings.

The Delaware Court of Chancery will determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose shares of Titan common stock have been appraised. The costs of the action may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable. The Delaware Court of Chancery may also order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all of the shares of Titan common stock entitled to appraisal.

If any holder of shares of Titan common stock who demands appraisal of his shares under Section 262 fails to perfect, or effectively withdraws or loses, his or her right to appraisal, as provided in the DGCL, such holder of Titan common stock will receive the cash merger consideration of $20.00 per share, without interest, in accordance with the merger agreement. See “The Merger Agreement—Merger Consideration.” A holder may withdraw his or her demand for appraisal by delivering to Lockheed Martin a written withdrawal of his or her demand for appraisal and acceptance of the merger, except that any such attempt to withdraw made more than 60 days after the effective time of the merger will require the written approval of Lockheed Martin. Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of such rights.

Any holder of shares of Titan common stock who has duly demanded an appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote the shares of Titan common stock subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares of Titan common stock as of a date prior to the effective time of the merger).

Legal Proceedings and Investigations

Government Investigations

As discussed in “—Background of the Merger” above, the SEC has commenced an investigation and the DOJ has commenced a criminal inquiry into whether certain agreements between Titan and international consultants and related payments in foreign countries were made in violation of applicable law.

Stockholder Class Actions

Since April 2, 2004, two purported stockholder class action lawsuits have been filed against Titan and certain of its officers, asserting claims under the federal securities laws, which we refer to collectively as the federal securities actions. These federal securities actions were filed in the United States District Court for the Southern District of California. These cases include Janet Cheung v. The Titan Corporation, et al., No. CV 04-0701JAH(LSP) and Jack McBride v. The Titan Corporation, et al., No. CV 04-0676K(NLS).

The federal securities actions purport to be brought on behalf of all purchasers of Titan shares during the period from July 24, 2003 through and including March 22, 2004. The federal securities actions allege, among other things, that the defendants violated Section 10(b) of the Exchange Act and SEC Rule 10b-5 promulgated thereunder and Section 20(a) of the Exchange Act, by issuing a series of press releases and public statements and filings disclosing significant historical and future revenue growth, but omitting to mention certain allegedly improper payments made by foreign consultants to foreign government officials in connection with Titan’s international operations, thereby artificially inflating the trading price of Titan’s shares. The federal securities actions are in their early stages and it is impossible to predict the outcome of these proceedings or their impact on Titan at this time. However, management believes that Titan and its officers have meritorious defenses to the claims asserted in the federal securities actions and Titan intends to contest these actions.

Since April 7, 2004, two purported stockholder class action complaints have been filed against certain Titan officers, asserting that these officers breached their fiduciary duties to Titan’s stockholders. The complaints, which we refer to as the fiduciary duty actions, were filed in the Superior Court for the State of California in and for San Diego County. The cases include Paul Berger v. Gene W. Ray, et al., No. GIC 828346, and Robert Garfield v. Mark W. Sopp, et al., No. GIC 828345.

The fiduciary duty actions purport to be brought on behalf of all holders of Titan common stock as of April 7, 2004. The fiduciary duty actions allege, among other things, that the defendants breached their fiduciary duties by acquiescing in or condoning Titan’s alleged violations of the Foreign Corrupt Practices Act, by failing to establish adequate procedures to prevent the alleged FCPA violations, and by failing, in bad faith, to voluntarily report the alleged FCPA violations to government officials. The complaints seek compensatory damages in respect of the loss of value sustained by Titan stockholders as a result of the reduction in merger consideration payable to them under the terms of the amendment to the merger agreement delivered on April 7, 2004.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the merger agreement, as amended by Amendment Nos. 1, 2 and 3 thereto. This summary is qualified in its entirety by reference to the merger agreement which is incorporated by reference in its entirety and attached to this proxy statement as Annex A. You should read the merger agreement in its entirety.

General

Form of the Merger. If the conditions to the merger are satisfied, LMC LLC One will be merged with and into Titan. Titan will be the surviving legal entity following the merger and will continue its existence under Delaware law as a wholly-owned subsidiary of Lockheed Martin. At the effective time of the merger, each share of Titan common stock will be exchanged for the right to receive the merger consideration described below. The separate corporate existence of LMC LLC One will terminate at the effective time of the merger.

Governing Documents of Surviving Entity. At the effective time of the merger, the certificate of incorporation and bylaws of Titan, each as amended as contemplated in the third amendment to the merger agreement, will become the certificate of incorporation and bylaws of the surviving legal entity after the merger.

Directors and Officers of Surviving Entity. The managers of LMC LLC One and the officers of Titan in office immediately prior to the merger will be the directors and officers of the surviving legal entity as of the effective time of the merger. Thereafter, such directors and officers will serve in accordance with the certificate of incorporation and bylaws of the surviving legal entity, as the case may be, until their successors have been duly elected or appointed and qualified.

Effective Time of the Merger. The closing of the merger will take place on the third business day immediately following the date on which the last of the conditions to closing set forth in the merger agreement is satisfied or waived, or at such earlier or later date as Lockheed Martin and Titan may agree. At the closing, a certificate of merger will be filed with the Delaware Secretary of State which will establish the effective time of the merger.

Merger Consideration

Form of Consideration. At the effective time of the merger, each outstanding share of Titan common stock, other than (1) treasury shares, (2) shares owned by Lockheed Martin or any of its subsidiaries, and (3) shares held by Titan stockholders who exercise and perfect their appraisal rights, will be converted into the right to receive $20.00 per share in cash, without interest. Shares held in treasury by Titan, or owned by Lockheed Martin or any of its subsidiaries, will be cancelled and retired immediately prior to the effective time of the merger.

At the effective time of the merger, no shares of Titan common stock will remain outstanding and all shares will automatically be cancelled and retired and will cease to exist and former Titan stockholders (excluding stockholders that have exercised and perfected appraisal rights) will cease to have any rights as a Titan stockholder, except the right to receive $20.00 per share in cash, without interest. Titan stockholders will receive payment of the cash merger consideration after exchanging their Titan stock certificates in accordance with the instructions contained in the letter of transmittal to be sent to Titan stockholders as soon as practicable after completion of the merger.

Effect on Titan Options. Immediately prior to the effective time of the merger, Titan will cancel all rights with respect to each outstanding option to purchase shares of Titan common stock under any employee or director stock option or stock purchase plan, arrangement or agreement. Immediately after the effective time of the merger, Lockheed Martin will pay, subject to applicable withholdings, each holder of a Titan stock option that has been cancelled an amount equal to the product of (A) $20.00 minus the per share exercise price under such holder’s Titan stock option, and (B) the number of shares of Titan common stock subject to such holder’s Titan stock option immediately before the effective time of the merger.

As necessary to effect the payments above, prior to closing, Titan will obtain an executed release signed by each Titan option holder of any claims which such option holder might have as a result of the cancellation of his or her Titan stock options.

Effect on Titan Employee Stock Purchase Plans. Titan’s 2002 Employee Stock Purchase Plan, 2000 Employee Stock Purchase Plan and 1995 Employee Stock Purchase Plan will terminate at the effective time of the merger. Titan’s employee stock purchase plans were suspended effective January 1, 2004, and no new offering periods will be allowed to commence under the stock purchase plans during the period prior to the closing of the merger. There are currently no offering periods that are open under any of the stock purchase plans.

Effect on Titan Warrants. At the effective time of the merger, each outstanding warrant to purchase Titan common stock will be converted into a warrant to receive cash. Following the effective time of the merger, each outstanding Titan warrant will be exercisable for cash in an amount equal to $20.00 less the applicable per share exercise price for each share of Titan common stock subject to warrant immediately before the effective time. The modification of the Titan warrants above shall not give the holders thereof any additional benefits or additional (or accelerated) vesting rights that such holders did not have immediately prior to the effective time or the merger nor shall it relieve the holders of Titan warrants of any obligations or restrictions applicable to their warrants. Except as provided above, the duration and other terms of Titan warrants will remain unchanged.

Representations and Warranties

The merger agreement contains customary representations and warranties of Titan, Lockheed Martin and LMC LLC One that expire upon completion of the merger as to, among other things:

•	due organization, valid existence and good standing;

•	approval of the merger agreement and power and authorization to enter into the transactions contemplated by the merger agreement;

•	the binding effect of the merger agreement;

•	the governmental approvals required in connection with the closing of the transactions contemplated by the merger agreement;

•	the violations, conflicts or breaches of certain documents caused by the completion of the merger;

•	the maintenance of controls and procedures required under the Exchange Act;

•	the absence of undisclosed liabilities;

•	the absence of certain material adverse changes or events since December 31, 2002;

•	pending or threatened litigation, actions and proceedings;

•	the truth and accuracy of information supplied for inclusion or incorporation by reference in this proxy statement; and

•	the payment of advisors’ or similar fees.

In addition, the merger agreement contains representations and warranties by Titan that expire upon completion of the merger as to, among other things:

•	Titan’s capitalization;

•	Titan’s subsidiaries;

•	the delivery and accuracy of Titan’s filings with the SEC;

•	the absence of any violation of law, and the possession of governmental permits, licenses and approvals;

•	compliance with Titan’s organizational documents and agreements;

•	the required vote of the holders of Titan common stock to adopt the merger agreement and approve the merger and the transactions contemplated by the merger agreement;

•	the absence of certain transactions or events since June 30, 2003;

•	tax matters and Titan’s compliance with relevant tax laws;

•	Titan’s employee benefit plans and matters relating to the Employee Retirement Income Security Act of 1974, as amended;

•	Titan’s compliance with labor matters;

•	the ownership and condition of Titan’s real estate;

•	Titan’s compliance with environmental matters;

•	matters relating to Titan’s material contracts;

•	the ownership and condition of Titan’s intellectual property;

•	the applicability to the merger of anti-takeover statutes or other similar provisions;

•	matters relating to Titan’s government contracts;

•	Titan’s compliance with the Foreign Corrupt Practices Act of 1977, as amended;

•	the inapplicability of Titan’s stockholder rights plan to the merger;

•	the absence of discussions relating to any acquisition proposal;

•	Titan’s receipt of a financial advisor opinion;

•	the absence of loans from Titan to its present and former officers, directors and employees; and

•	the full force and effect of Titan’s insurance policies.

In addition, the merger agreement contains representations and warranties by Lockheed Martin and LMC LLC One as to, among other things, the absence of any required vote of Lockheed Martin’s stockholders and Lockheed Martin having sufficient funds to pay the aggregate merger consideration as required by the merger agreement and other amounts contemplated by the merger agreement.

Covenants Under the Merger Agreement

Conduct of Titan Business. Titan has agreed in the merger agreement that, from September 15, 2003 until the effective time of the merger or earlier termination of the merger agreement, unless Lockheed Martin otherwise agrees in writing or unless otherwise disclosed in Titan’s disclosure schedules to the merger agreement, Titan will, and will cause its subsidiaries to:

•	conduct its business in the ordinary and usual course of business and consistent with past practice;

•	use commercially reasonable efforts to preserve intact its business organizations and goodwill, keep available the services of its present officers and key employees, preserve the goodwill and business relationships with customers, suppliers and others having business relationships with Titan and not engage in any action, directly or indirectly, with the intent to adversely impact the transactions contemplated by the merger agreement; and

•	use commercially reasonable efforts to maintain with financially responsible insurance companies insurance on its tangible assets and its business in amounts and against risks and losses as are consistent with past practice.

In addition, Titan has agreed that, subject to certain exceptions, neither it nor any of its subsidiaries may, without Lockheed Martin’s prior written agreement:

•	amend or propose to amend its certificate of incorporation or bylaws;

•	split, combine or reclassify its outstanding capital stock;

•	declare, set aside or pay any dividend or distribution payable in stock or property;

•	repurchase, redeem or otherwise acquire any of its outstanding shares of capital stock;

•	issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any shares of capital stock, any debt or equity securities convertible into, exchangeable for or exercisable for shares of capital stock, or rights to acquire capital stock, including options and warrants, or enter into any contract, agreement, arrangement or commitment with respect to the foregoing, except for issuances of Titan common stock pursuant to the exercise of rights or options outstanding as of September 15, 2003 under Titan’s stock option plans and warrants;

•	incur or become contingently liable with respect to any indebtedness;

•	redeem, purchase, acquire or offer to purchase or acquire any shares of its capital stock or any options, warrants or rights to acquire any of its capital stock or any security convertible into or exchangeable for its capital stock;

•	make any acquisition of assets or businesses or any other capital expenditures other than capital expenditures for fixed or capital assets in the ordinary course of business;

•	sell, pledge, dispose of or encumber any assets or businesses other than sales in the ordinary course of business;

•	loan, advance funds or make any investment in or capital contribution to any other person other than to any subsidiary;

•	enter into any contract, agreement, commitment or arrangement with respect to the five immediately foregoing items;

•	except as required by GAAP, revalue in any material respect any of its assets, including writing down the value of inventory or writing-off notes or accounts receivables, or change any method of accounting or accounting principles or practice;

•	except as required by law or as is consistent with past practice, make or change any tax election, change any tax accounting period, adopt or change any method of tax accounting, extend or waive any applicable statute of limitations with respect to taxes, file any amended tax return, enter into any closing agreement in respect of any tax claim, audit or assessment, or surrender any right to claim a tax refund, offset or other reduction in tax liability;

•	enter into any plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Titan or its subsidiaries;

•	alter, through merger, liquidation, reorganization, restructuring or any other fashion, the corporate structure or ownership of any of Titan’s subsidiaries;

•	enter into any sale, lease or license or suffer to exist any lien in respect of its assets, other than:

•	permitted liens,

•	liens securing intercompany indebtedness, sales or dispositions of property or inventory in the ordinary course of business consistent with past practice,

•	leases and licenses with a term of less than one year on property in the ordinary course, and

•	sales, leases or licenses with respect to immaterial assets;

•	grant any severance, retention or termination pay to, or amend any existing severance, retention or termination arrangement with, any current or former director, officer or employee of Titan or any of its subsidiaries;

•	increase or accelerate the payment or vesting of benefits payable under any existing severance, retention or termination pay policies or employment agreements;

•	enter into or amend any employment, consulting, deferred compensation or other similar agreement with any director, officer, consultant or employee of Titan or any of its subsidiaries;

•	establish, adopt or amend (except as required by applicable law) any collective bargaining agreement, bonus, profit-sharing, thrift, pension, retirement, post-retirement medical or life insurance, retention, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any present or former director, officer or employee, or any beneficiaries thereof, of Titan or any of its subsidiaries;

•	increase the compensation, bonus or other benefits payable to any director, officer or employee of Titan or any of its subsidiaries, except for salary increases as a result of employee promotions in the ordinary course of business consistent with past practice or required by the terms of existing arrangements, policies or agreements set forth in the disclosure schedule to the merger agreement; or

•	enter into or authorize an agreement with respect to any of the foregoing actions, or commit to take any action to effect any of the foregoing actions.

Covenants Relating to Alleged Foreign Corrupt Practices Act (FCPA) Violations. Titan has agreed to use its commercially reasonable efforts to obtain a final resolution and/or settlement as to Titan and its subsidiaries with the Criminal Division of the DOJ, the SEC, the United States Department of Defense and the United States Department of State of all matters related to or arising from (A) allegations of violations of applicable law in connection with payments that were made, or items of value that were provided, by consultants or representatives of Titan or its affiliates to foreign officials; or (B) allegations of violations of the books and records and internal controls provisions of applicable law. The allegations in the foregoing clauses (A) and (B) are collectively referred to in this section as the “Alleged FCPA Violations.”

Under the merger agreement, a final resolution and/or settlement of the Alleged FCPA Violations may include the following:

•	a written statement or written confirmation from the Criminal Division of the DOJ that it considers its investigation of the Alleged FCPA Violations resolved as to Titan and its subsidiaries and does not intend to pursue any claims as to Titan and its subsidiaries in respect of the Alleged FCPA Violations, or the entry of a judgment of conviction signed by a United States district court judge resulting from a guilty plea and a plea agreement of Titan or its subsidiaries with the United States;

•	entry of a settled cease-and-desist order by the SEC pursuant to Section 21C of the Exchange Act that may include the filing by the SEC of a settled civil action in a United States district court in which Titan consents to a judgment related to or arising from the Alleged FCPA Violations;

•	execution of a written agreement or other written confirmation with the cognizant debarring official that the debarring official has determined that the debarment of Titan or any of its affiliates is not in the interests of the United States, as a result of the Alleged FCPA Violations and/or in the event of the entry of a criminal judgment of conviction of Titan or any of its affiliates, the entry of a settled cease-and-desist order by the SEC against Titan, or Titan’s consent to a judgment from the filing of a civil action by the SEC, related to or arising from the Alleged FCPA Violations; and

•

execution of a written agreement or other written confirmation with the Department of State, Directorate of Defense Trade Controls that it has determined that it will not deny, revoke, suspend or amend any license and other approvals, including applications, of Titan or any of its affiliates registered as an exporter with the Department of State, as a result of the Alleged FCPA Violations and/or in the event of the entry of a criminal judgment of conviction of Titan or any of its affiliates related to or arising from the Alleged FCPA Violations.

We refer to the items enumerated in the foregoing bullets collectively as the “FCPA Resolution and Settlement.”

Titan has further agreed that it will not enter into any FCPA Resolution and Settlement without Lockheed Martin’s written consent, which consent shall not be unreasonably withheld or delayed. In considering whether any such requested consent of Titan is unreasonably withheld or delayed, it shall not be considered unreasonable if Lockheed Martin withholds its consent in a situation in which, taking into account any or all of the agreements, consents, decrees, or settlements contemplated by the FCPA Resolution and Settlement, (A) the aggregate payments in fines, penalties, or settlement made or to be made by Titan or any of its affiliates are materially adverse in relation to Titan’s consolidated financial condition, assets or stockholders’ equity, or (B) such agreements, consent decrees or settlements include provisions that impose significant adverse restrictions or limitations on the business or operations of Titan or any of its affiliates.

For purposes of this determination, significant adverse restrictions or limitations on the business or operations of Titan or any of its affiliates shall not include training programs, auditing processes, compliance programs, reporting obligations or any other procedures or processes included in Lockheed Martin’s ethics and compliance program. Lockheed Martin has agreed that it will extend its ethics and compliance programs to Titan and its affiliates if requested by any governmental entity to satisfy any requirements post-closing in relation to compliance or compliance-related matters that any of the governmental entities may require as part of reaching an FCPA Resolution and Settlement with Titan. Lockheed Martin has further agreed to use its commercially reasonable efforts to cooperate and assist Titan in obtaining any FCPA Resolution and Settlement with any governmental entity.

Other Covenants. The merger agreement contains a number of mutual covenants of Titan and Lockheed Martin, including covenants relating to:

•	obtaining governmental approval relating to regulatory matters;

•	contesting and resisting any action, including any legislative, administrative or judicial action, and having vacated, lifted, reversed or overturned any decree, judgment, injunction or other order that restricts, prevents or prohibits that completion of the merger, except that neither party is required to contest or appeal any order issued by a United States Court of Appeals;

•	obtaining all necessary third party consents to the merger;

•	preparing and filing this proxy statement and the accuracy of the information in it;

•	the paying of expenses and fees incurred in connection with the merger agreement and the transactions contemplated by the merger agreement;

•	cooperating with respect to public statements concerning the transactions contemplated by the merger agreement;

•	furnishing notice to each other of the occurrence or failure to occur of any event that would cause the representations and warranties in the merger agreement to be untrue or inaccurate in any material respect or any material failure to comply with or satisfy any covenant, condition or agreement in the merger agreement;

•	supplementing the disclosure schedules attached to the merger agreement prior to the closing of the merger;

•	the filing of a joint registration statement on Form S-4 to effect an offer to exchange Titan’s 8% senior subordinated notes for fully registered notes with amended terms, and a full and unconditional guarantee of payment by Lockheed Martin.

The merger agreement also contains covenants requiring Titan to:

•	hold the special meeting on or after June 7, 2004, unless the merger agreement is terminated;

•	recommend, through Titan’s board of directors, adoption of the merger agreement and approval of the merger;

•	provide Lockheed Martin and its representatives with reasonable access consistent with applicable laws to its personnel, properties, books, contracts, commitments and records prior to the effective time of the merger;

•	mail this proxy statement to Titan stockholders;

•	promptly advise Lockheed Martin in writing of any change or the occurrence of any event which may have a material adverse effect (as such term is defined below under “—Material Adverse Effect”) on Titan;

•	use its reasonable best efforts to redeem all outstanding shares of Titan cumulative convertible preferred stock before the date of the special meeting;

•	keep Lockheed Martin informed of, and cooperate with Lockheed Martin in connection with, stockholder litigation or claims against Titan or its directors or officers relating to the merger;

•	use commercially reasonable efforts to (1) commence a consent solicitation with respect to the holders of Titan’s 8% senior subordinated notes, and amend Titan’s indenture such that the merger does not require a change in control offer to be made to the noteholders, (2) amend the indenture to eliminate restrictive covenants contained in the indenture and to release the guarantors and (3) amend the registration rights agreement to eliminate any “registration default” caused by the merger and to provide for the termination of the registration rights agreement.

The merger agreement also contains covenants requiring Lockheed Martin to:

•	assume and perform Titan’s employment-related obligations under its benefit plans, employment policies, collective bargaining agreements and applicable local, state and federal laws but not to continue such plan, policies or agreements beyond the time such plans, policies or agreements otherwise could be lawfully terminated or modified;

•	provide Titan’s employees and the employees of its subsidiaries with salary and employee benefit plans and programs on substantially the same basis as the same are provided to similarly situated employees of Lockheed Martin and its affiliates, if and to the extent that such plans and programs provide the kinds of benefits that Titan and its subsidiaries provided such employees as of September 15, 2003, or alternatively to continue one or more of Titan’s existing benefit plans;

•	maintain Titan’s policies governing special severance and retention payments to employees following a change in control transaction in effect as of September 15, 2003, for a period of three years from the effective time of the merger;

•	for a period of six years after the effective time of the merger, cause the surviving entity to indemnify and hold harmless directors and officers of Titan and its subsidiaries;

•	for a period of six years after the effective time of the merger, maintain, and cause the surviving entity to maintain, Titan’s directors’ and officers’ insurance and indemnification policy, or a substantially equivalent policy, for all present and former directors and officers of Titan and its subsidiaries;

•	for a period of six years after the effective time of the merger, cause the surviving entity to maintain the existing indemnification provisions in the surviving entity’s governing documents;

•	maintain Titan’s books, records and files that exist at the effective time of the merger in accordance with Lockheed Martin’s document retention policies;

•	cooperate with Titan with respect to the consent solicitation of its 8% senior subordinated noteholders; and

•	if necessary to secure termination of the waiting period under the HSR Act and if requested by Titan, offer and agree to sell or otherwise dispose or hold separate assets of Lockheed Martin, its affiliates, or Titan that have nominal monetary and strategic value to Lockheed Martin.

The merger agreement also contains the covenants that Titan will remain in control of its and its subsidiaries’ operations prior to the effective time of the merger.

As of the date of this proxy statement, the waiting period under the HSR Act has terminated, Titan has redeemed its outstanding cumulative convertible preferred stock, and, subject to the closing of the merger, Titan has successfully completed its consent solicitation with respect to its outstanding 8% senior subordinated notes.

No Solicitation by Titan. Titan has agreed, prior to the merger becoming effective, to certain limitations on its ability to take action with respect to other acquisition proposals. Notwithstanding these limitations, Titan may respond to certain superior proposals. Under the merger agreement:

•	the term “acquisition proposal” means any inquiry, proposal or offer, including any proposal or offer to Titan’s stockholders, that constitutes or would reasonably be expected to lead to, a proposal for any tender offer, merger, consolidation, recapitalization, reorganization, share exchange, business combination, liquidation, dissolution or similar transaction involving Titan or any of its subsidiaries and a third party, or any acquisition by a third party of any capital stock of Titan, other than upon the exercise of Titan’s stock options that were outstanding on the date of the merger agreement in accordance with their terms, or any business or assets of Titan or any of its subsidiaries, other than acquisitions of a business or assets in the ordinary course of business that constitute less than 5% of the net revenues, net operating income and assets of Titan and its subsidiaries, taken as a whole, or any combination of the foregoing, in a single transaction or a series of related transactions; and

•	the term “superior proposal” means an acquisition proposal with respect to all of the outstanding shares of capital stock of Titan or all or substantially all of the assets of Titan if, with respect to such actions, in the good faith judgment of Titan’s board of directors, taking into account, among other things, the likelihood of completion and the other terms and conditions of such acquisition proposal and after receipt of advice from its financial advisors, such acquisition proposal is believed to be reasonably likely to result in a transaction more favorable to the holders of Titan common stock than the merger.

Except as set forth below, Titan, its subsidiaries and agents have agreed:

•	not to solicit, initiate or knowingly facilitate or encourage any acquisition proposal;

•	not to participate or engage in discussions or negotiations concerning an acquisition proposal, and Titan and its subsidiaries and all third parties were required to immediately cease and cause to be terminated any existing discussions or negotiations with any such third parties conducted before the date of the merger agreement with respect to any acquisition proposal, or furnish or disclose to any person any information with respect to or in furtherance of any acquisition proposal, or provide access to Titan’s and its subsidiaries’ properties, books and records or other information or data with respect to or in furtherance of any acquisition proposal;

•	not to grant any waiver or release under any confidentiality agreement, standstill agreement or similar agreement with respect to Titan or any of its subsidiaries; and

•	not to execute or enter into any agreement, understanding or arrangement with respect to any acquisition proposal, or approve or recommend or propose to approve or recommend any acquisition proposal or any agreement, understanding or arrangement relating to any acquisition proposal (or resolve or authorize or propose to agree to do any of the foregoing actions).

Titan or its board of directors may take and disclose to Titan’s stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) under the Exchange Act (or any similar communication required by applicable law) or make any legally required disclosure to stockholders with regard to any acquisition proposal.

If Titan receives an unsolicited bona fide proposal from a third party regarding a potentially superior proposal, Titan may furnish information pursuant to a confidentiality agreement in substantially the same form as the confidentiality agreement between Titan and Lockheed Martin and engage in negotiations and discussions with the third party. However, Titan may do so only if its board of directors determines in good faith and after receipt of (1) advice from its financial advisors that such acquisition proposal is reasonably likely to result in a transaction more favorable to the holders of Titan common stock than the merger and (2) advice from its outside legal counsel that such actions may be required by its fiduciary obligations under Delaware law.

Titan has agreed to provide written notice to Lockheed Martin within two business days of receipt if any acquisition proposal is received by, any information is requested from, or any discussions or negotiations are initiated or continued with Titan, its officers, directors, employees, agents or representatives, and to keep Lockheed Martin fully informed on a prompt basis of any material changes or additions to such proposal.

Prior to obtaining the approval of Titan stockholders with respect to the merger, Titan’s board of directors may terminate the merger agreement if (1) Titan provides at least five business days’ prior written notice to Lockheed Martin of its intention to terminate the merger agreement in the absence of any further action by Lockheed Martin, (2) during the five business day period, or longer if extended by the mutual agreement of Titan and Lockheed Martin, Titan agrees to negotiate in good faith with Lockheed Martin regarding such changes as Lockheed Martin may propose to the terms of the merger agreement, and (3) Titan’s board of directors has determined, after receipt of advice from its outside legal counsel and an independent financial advisor, that an acquisition proposal is a superior proposal taking into account any modifications to the terms of the merger agreement proposed by Lockheed Martin, and Titan’s board of directors determines in good faith that such actions are required by its fiduciary duties under Delaware law.

Conditions to the Merger

The parties’ obligations to complete the merger are subject to the following conditions:

•	adoption of the merger agreement and approval of the merger by the requisite vote of the Titan common stockholders;

•	expiration or termination of the waiting period applicable to the completion of the merger under the HSR Act and any other necessary foreign antitrust law or regulation imposing a mandatory waiting period;

•	no laws having been adopted or promulgated and no temporary restraining order or preliminary or permanent injunction of any United States court or United States or other governmental authority having been issued that makes the merger illegal or otherwise prohibits its completion; and

•	receipt and effectiveness as of the closing date of the merger of all governmental waivers, consents, orders and approvals legally required for the completion of the merger and the transactions contemplated by the merger agreement, other than those, the failure of which to obtain would not reasonably be expected to have, individually or in the aggregate, a material adverse effect (as such term is defined below under “—Material Adverse Effect”) on Lockheed Martin.

Lockheed Martin and LMC LLC One’s obligations to complete the merger are also subject to the following conditions:

•	Titan must have performed in all material respects its agreements contained in the merger agreement required to be performed on or prior to the closing date;

•	Titan’s representations and warranties contained in the merger agreement must be true and correct at the time made and at the closing date, with only those exceptions as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect (as such term is defined below under “—Material Adverse Effect”) on Titan and would not materially impair Titan’s ability to perform its obligations under the merger agreement;

•	delivery to Lockheed Martin of a certificate regarding certain agreements, representations and warranties;

•	Titan must have obtained a written statement or written confirmation from the Criminal Division of the DOJ that it considers its investigation of the Alleged FCPA Violations (defined in “—Covenants Relating to Alleged Foreign Corrupt Practices Act (FCPA) Violations” above) resolved as to Titan and its subsidiaries and does not intend to pursue any claims as to Titan and its subsidiaries in respect of the Alleged FCPA Violations, or there has been entered a judgment of conviction signed by a United States district court judge resulting from a plea of guilty and a plea agreement by Titan or any of its subsidiaries with the United States;

•	there must not have occurred since the date of the merger agreement any change, effect, circumstance or event, individually or in the aggregate, that has had or is reasonably likely to have a material adverse effect with respect to Titan;

•	holders of more than 10% of Titan’s issued and outstanding shares of common stock must not have perfected their appraisal rights under Delaware law prior to the effective time of the merger;

•	redemption of Titan’s cumulative convertible preferred stock in accordance with the terms of the merger agreement; and

•	receipt of the consent of holders of a majority in aggregate principal amount of Titan’s 8% senior subordinated notes with respect to Titan’s consent solicitation to amend the indenture in order to eliminate restrictive covenants therein and release the guarantors thereunder, and to amend the registration rights agreement, and the effectiveness of such amendments.

Titan’s obligation to complete the merger is also subject to the following conditions:

•	Lockheed Martin and LMC LLC One must have performed in all material respects their agreements contained in the merger agreement required to be performed on or prior to the closing date;

•	Lockheed Martin’s and LMC LLC One’s representations and warranties contained in the merger agreement must be true and correct at the time made and at the closing date, with only those exceptions as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Lockheed Martin and would not materially impair Lockheed Martin’s ability to perform its obligations under the merger agreement; and

•	delivery to Titan of a certificate regarding certain agreements, representations and warranties signed by an executive officer of Lockheed Martin and merger subsidiary.

As of the date of this proxy statement, the waiting period under the HSR Act has terminated, Titan has redeemed its outstanding cumulative convertible preferred stock, and, subject to the closing of the merger, Titan has successfully completed its consent solicitation with respect to its outstanding 8% senior subordinated notes.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the closing date, whether before or after adoption of the merger agreement and approval of the merger by Titan stockholders, by mutual written consent of Titan and Lockheed Martin.

Additionally, either Lockheed Martin or Titan may terminate the merger agreement if:

•	through no fault of the party seeking to terminate the merger, the merger is not completed by the later of (1) June 25, 2004, or (2) if Titan enters into a plea agreement with the United States on or before June 25, 2004, three business days after a judgment of conviction signed by a United States district court judge has been entered; provided, however, under no circumstances shall such date under this clause (2) be later than September 24, 2004;

•	the party seeking termination is not in material breach of the merger agreement and the other party has materially breached a representation, warranty, covenant or obligation of that party contained in the merger agreement and such breach is either not capable of being cured or, with respect to a covenant or agreement that is capable of being cured, has not been cured within 30 days of written notice of the breach, provided that Lockheed Martin may not assert such a breach prior to the completion of the merger as a result of changes, circumstances, facts, events or effects that would not constitute a material adverse effect following satisfaction of the condition precedent included in clause (a)(v) of the definition of material adverse effect below;

•	Titan’s stockholders fail to adopt the merger agreement and approve the merger at the special meeting; or

•	Titan’s board of directors provides written notice to Lockheed Martin that it has determined to accept an alternative acquisition proposal that it believes is more favorable to Titan’s stockholders than the proposed merger with Lockheed Martin.

Lockheed Martin may terminate the merger agreement if Titan’s board of directors withdraws, modifies, withholds or changes, in a manner adverse to Lockheed Martin, its approval or recommendation of the merger agreement or the merger, or approves, recommends or declares advisable an acquisition proposal or resolves or commits to do any of the foregoing, except that such right to terminate may be exercised on the earlier to occur of (1) public announcement by Titan of any of the foregoing or (2) 24 hours after Titan’s board of directors resolves or commits to do any of the foregoing.

Material Adverse Effect

Under the terms of the merger agreement, and for purposes of this “The Merger Agreement” section of the proxy statement, “material adverse effect” shall mean, with respect to any entity,

(a) any adverse change, circumstance, fact, event or effect that, individually or in the aggregate with all other adverse changes, circumstances, facts, events and effects, is or is reasonably likely to be materially adverse to the business, condition (financial or otherwise), assets or results of operations of such entity and its subsidiaries taken as a whole, other than any change, circumstance, fact, event or effect relating to:

(1) the securities markets in general;

(2) the economy in general, except if such entity is adversely affected in a materially disproportionate manner as compared to similarly situated entities;

(3) the industries in which Lockheed Martin or Titan operate and not specifically relating to Lockheed Martin or Titan, including changes in legal, accounting or regulatory changes, or conditions, except if such entity is adversely affected in a materially disproportionate manner as compared to other comparable participants in such industries;

(4) the announcement of the merger and the performance of the obligations of the parties under the merger agreement (including any cancellations or delays in contract awards and any impact on relationships with customers, prime contractors, subcontractors or suppliers to the extent but only to the extent relating to the announcement of the merger or the performance of the obligations of the parties hereunder); or

(5) if and only if prior to the closing, Titan and/or one or more of its subsidiaries has obtained a written statement or written confirmation from the Criminal Division of the DOJ that it considers its investigation of the Alleged FCPA Violations resolved as to Titan and its subsidiaries and does not intend to pursue any claims as to Titan and its subsidiaries in respect of the Alleged FCPA Violations, or has had entered against it a judgment of conviction signed by a United States district court judge resulting from a plea of guilty and a plea agreement by Titan or any of its subsidiaries with the United States (the date of such written statement or written confirmation or judgment of conviction, being referred to herein as the “MAE Modification Date”);

(A) any information disclosed on or before the MAE Modification Date to the Criminal Division of the DOJ, the SEC or Lockheed Martin (or its outside legal counsel) or of which Lockheed Martin or its outside legal counsel is otherwise aware on or before the MAE Modification Date, relating to the Alleged FCPA Violations;

(B) any investigations, actions, judgments, settlements, fines, penalties or orders by or before any governmental entity, whether existing, pending, threatened or hereafter arising (and including the terms and status thereof), arising from the Alleged FCPA Violations or the disclosure (other than in accordance with Titan’s obligations as to the accuracy of the information in this proxy statement), fiduciary, contractual or other obligations of Titan and its subsidiaries and their respective directors, officers, employees and representatives relating to the Alleged FCPA Violations (including the FCPA Resolution and Settlement); and

(C) any costs, fees and expenses of Titan or its subsidiaries relating to the investigation of the Alleged FCPA Violations, the renegotiation of the merger agreement, the solicitation of proxies after April 4, 2004, and any pre-existing indemnity rights of any directors, officers, employees and representatives of Titan or of any of its subsidiaries in connection with any of the foregoing; or

(b) a material adverse effect on the ability of such entity to perform its obligations under merger agreement.

For purposes of the definition of “material adverse effect” changes in the trading price of Lockheed Martin common stock or Titan common stock will not alone constitute a material adverse effect, whether occurring at any time or from time to time.

Termination Fee

Titan must pay to Lockheed Martin a termination fee in an amount equal to $60 million, if the merger agreement is terminated:

•	by Lockheed Martin, if Titan’s board of directors withdraws, modifies, withholds or changes, in a manner adverse to Lockheed Martin, its approval or recommendation of the merger agreement or the merger, or approves, recommends or declares advisable an acquisition proposal or resolves or commits to do any of the foregoing;

•	by either Titan or Lockheed Martin, if Titan’s board of directors has provided written notice to Lockheed Martin that it has determined to accept a superior proposal; or

•	by either Titan or Lockheed Martin because (A) the merger has failed to receive the necessary vote of the Titan stockholders at a meeting called for approval of the merger, or (B) if the closing of the merger has not occurred on or before the date set forth in the first bullet under “—Termination of the Merger Agreement,” and (x) at or prior to the termination an acquisition proposal has been commenced or publicly disclosed and (y) within 12 months after termination, Titan enters into a definitive agreement, other than a confidentiality agreement, relating to, or has completed, an acquisition proposal.

If not paid by Titan when due, the termination fee will bear interest at JP Morgan Chase Bank’s prime rate plus 1% per annum. Titan will reimburse Lockheed Martin for its costs and expenses incurred solely in connection with any action to collect payment of the termination fee and interest thereon.

Expenses and Fees

All costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses, whether or not the merger is completed, except that the parties shall divide equally the following fees and expenses:

•	the costs incurred in connection with the printing and mailing of the Form S-4, dated October 15, 2003 filed by Lockheed Martin with the SEC and all amendments and supplements thereto, the proxy statement/prospectus, dated February 9, 2004, as supplemented on March 31, 2004, this proxy statement and related documents;

•	all filing or registration fees paid by the parties, including fees payable to the SEC or any state securities commission, but excluding attorneys fees and expenses; and

•	costs incurred in connection with the printing and mailing of all election forms relating to the proxy statement/prospectus previously delivered and the letter of transmittal to be delivered as soon as practicable following the effective time of the merger.

Lockheed Martin will pay all filing or registration fees incurred in connection with the exchange offer and consent solicitation, and all costs incurred in connection with the printing and mailing of all materials relating thereto.

Amendment and Waiver

The merger agreement may not be amended except by action taken by the respective boards of directors of Lockheed Martin and Titan or their duly authorized committees, pursuant to authority granted by the companies’ respective boards of directors or committees. Any amendment must be in writing, signed on behalf of each of Titan, Lockheed Martin, LMC Sub One and LMC LLC One and in compliance with applicable law.

At any time prior to the effective time of the merger, Titan, Lockheed Martin and LMC LLC One may (1) extend the time for the performance of any of the obligations or other acts of the other party, (2) waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement, and (3) waive compliance with any of the agreements or conditions contained in the merger agreement. Any agreement by any party to the merger agreement to an extension or waiver will be valid if set forth in an instrument in writing signed on behalf of the party.

Assignment

The merger agreement may not be assigned by operation of law or otherwise, except that LMC Sub One was permitted to assign the merger agreement to a wholly-owned subsidiary of Lockheed Martin. Subsequent to the signing of the merger agreement, LMC Sub One assigned its interests under the merger agreement to LMC LLC One, which is also a wholly-owned subsidiary of Lockheed Martin.

BENEFICIAL OWNERSHIP TABLE

Ownership of more than 5%

The following table presents information regarding beneficial ownership of our common stock by each person known by us to be the beneficial owner of more than 5% of our outstanding common stock as of May 4, 2004. On that date, there were                      shares of our common stock outstanding. Information with respect to beneficial owners of more than 5% of the common stock is based upon the most recent Schedule 13D or Schedule 13G on file with the SEC.

Identity of Owner or Group	Shares Owned	Percent of Class
Paulson & Co., Inc.*	4,550,000	5.4%

*	The address of Paulson & Co., Inc. is 650 5th Avenue, New York, NY, 10019. All securities reported by Paulson & Co., Inc. are owned by Paulson’s advisory clients, none of which to Paulson’s knowledge owns more than 5% of the class. Paulson itself disclaims beneficial ownership of all such securities.

Ownership by Directors and Executive Officers

The following table presents information regarding beneficial ownership of our common stock by each of our directors, our Chairman, President and Chief Executive Officer and five other most highly compensated executive officers for 2003, and for all directors and executive officers as a group. All information in the following table is presented as of May 4, 2004.

Identity of Owner or Group(1)(2)	Shares Owned	Shares Acquirable Within 60 Days(3)	Percent of Class(4)
Michael B. Alexander (6)	156,225	209,665	*
Owens F. Alexander, Jr. (5, 7)	1,863	27,461	*
Edward H. Bersoff, Ph.D. (6).	678,585	7,890	*
Joseph F. Caligiuri (6)	44,423	26,830	*
Peter A. Cohen (6)	55,682	7,750	*
Nicholas J. Costanza (6, 7)	1,880	341,192	*
Daniel J. Fink (6)	27,691	53,234	*
Susan Golding	3,042	10,120	*
Robert M. Hanisee (6)	66,151	35,237	*
Robert E. La Blanc	40,189	23,064	*
Earl A. Pontius (7)	14,307	165,941	*
Gene W. Ray, Ph.D. (6, 7)	459,161	1,173,320	1.9%
James Roth	17,173	28,511	*
Charles R. Saffell, Jr. (7, 8)	8,909	0	*
Mark W. Sopp (7)	4,167	185,200	*
Joseph R. Wright, Jr.	13,173	21,435	*
All directors and executive officers as a group (7) (28 persons)	1,893,555	3,126,868	6.3%

*	Less than 1%

(1)	The address of all owners is: c/o The Titan Corporation, 3033 Science Park Road, San Diego, CA, 92121.

(2)

The information regarding beneficial ownership of our common stock has been presented according to rules of the SEC and is not necessarily indicative of beneficial ownership for any other purpose. Under California and some other state laws, personal property owned by a married person may be community property that either spouse may manage and control. We have no information as to whether any shares shown in this table are subject to such community property laws.

(3)	Reflects the number of shares that could be purchased by exercise of options available at May 4, 2004 or within 60 days thereafter under our stock option plans.

(4)	Percentage of beneficial ownership as to any person as of a particular date is calculated by dividing the number of shares beneficially owned by that person by the sum of the number of shares outstanding as of such date and the number of shares as to which that person has the right to acquire voting or investment power with respect to their shares at April 19, 2004 or within 60 days thereafter.

(5)	Mr. Alexander serves as the Senior Vice President and President of Titan Wireless, Inc. From February 2002 through May 2003, Mr. Alexander was deemed to be an executive officer of Titan, however in May 2003, in connection with the winding down of our Titan Wireless segment, Titan’s board of directors removed such designation.

(6)	The number of shares includes shares that are individually or jointly owned, as well as shares over which the individual has either sole or shared investment or voting authority. Some directors and executive officers disclaim beneficial ownership of some of the shares included in the table as indicated below:

•	Mr. Alexander-91,134 shares held by Bronto, Inc. of which Mr. Alexander is President;

•	Dr. Bersoff-49,842 shares held by his wife and 1,252 shares held jointly with his brother;

•	Mr. Caligiuri-44,423 shares held in trust for the benefit of Mr. Caligiuri and his sons;

•	Mr. Cohen-50,000 shares held by Ramius Capital Group, LLC, (“Ramius”); Mr. Cohen is one of three managing members of C4S & Co, LLC which is the sole managing member of Ramius;

•	Mr. Costanza-14,661 options exercisable by Scuderia Costanza Investment Company, LLC, a Delaware limited liability company of which Mr. Costanza is the sole general manager;

•	Mr. Fink-500 shares held by his wife and 27,691 shares held in trust for the benefit of Mr. Fink and his wife;

•	Mr. Hanisee-5,000 shares held by his wife; and

•	Dr. Ray-10,000 shares held by The Ray Trust for the benefit of Dr. Ray and his wife.

(7)	For executive officers, the numbers include interest in shares held by the trustees of our Consolidated Retirement Plan, Employee Stock Ownership Plan and Employee Stock Purchase Plan, as of May 4, 2004, including: Mr. Alexander-1,201 shares; Mr. Costanza-1,880 shares; Dr. Ray-89,670 shares; Mr. Sopp-1,767 shares; Mr. Saffell -2,184 shares; and all executive officers as a group-119,447 shares.

(8)	Effective March 19, 2004, Mr. Saffell resigned as an officer of Titan. He had served as our Senior Vice President, National Security Solutions since September 2002.

STOCKHOLDER PROPOSALS

Titan will hold an annual meeting of its stockholders in 2004 only if the merger is not completed. If you want to include a proposal in the proxy statement for Titan’s next annual meeting of stockholders (if held), please send the proposal to Titan in writing at The Titan Corporation, 3033 Science Park Road, San Diego, California 92121, Attention: Corporate Secretary. Proposals submitted pursuant to Rule 14a-8 under the Exchange Act must be received a reasonable time before we print and mail the proxy statement for such meeting to be included in that proxy statement.

Under Rule 14a-4, a stockholder proposal must be submitted to us within a reasonable time before we print and mail the proxy statement for the next annual meeting in order for the proposal to be considered at the meeting. If we receive timely notice, we generally will be able to vote proxies in our discretion if we include in the proxy statement advice on the nature of the matter and how we intend to exercise discretion on the matter, unless the proponent of the shareholder proposal (a) provides us with a timely written statement that the proponent intends to deliver a proxy statement to at least the percentage of our voting shares required to carry the proposal, (b) includes the same statement in the proponent’s own proxy materials, and (c) provides us with a statement from a solicitor confirming that the necessary steps have been taken to deliver the proxy statement to at least the percentage of our voting shares required to carry the proposal.

OTHER MATTERS

As of the date of this proxy statement, our board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement. Should any other matter requiring a vote of the stockholders arise, the persons named as proxies on the enclosed proxy card will vote the shares represented thereby in accordance with their best judgment as to matters they believe to be in the best interests of stockholders.

WHERE YOU CAN FIND MORE INFORMATION

Titan and Lockheed Martin file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that Titan and Lockheed Martin file with the SEC at the SEC’s Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. These SEC filings are also available to the public at the Internet site maintained by the SEC at http://www.sec.gov. Our Internet site address is http://www.titan.com. However, any information that is included on or linked to our Internet site is not a part of this proxy statement. Reports, proxy statements and other information concerning Titan may also be inspected at the offices of The New York Stock Exchange, Inc. at 20 Broad Street, New York, New York 10005.

ANNEX A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

LOCKHEED MARTIN CORPORATION,

LMC SUB ONE, INC.

AND

THE TITAN CORPORATION,

dated as of September 15, 2003

AS AMENDED BY AMENDMENT NO. 1,

dated as of February 6, 2004

AMENDMENT NO. 2,

dated as of March 11, 2004

AND

AMENDMENT NO. 3,

dated as of April 7, 2004

Explanatory Note:	This document is a composite version of the original Agreement and Plan of Merger, dated as of September 15, 2003, as amended by each of Amendment No. 1 to the Agreement and Plan of Merger, dated as of February 6, 2004, Amendment No. 2 to the Agreement and Plan of Merger, dated as of March 11, 2004, and Amendment No. 3 to the Agreement and Plan of Merger, dated as of April 7, 2004. The Agreement and Plan of Merger has not been restated to collectively reflect the amendments above and this composite version has been provided for information purposes only.

A-i

A-ii

A-iii

9.7	Counterparts	A-35

9.8	Parties In Interest	A-35

9.9	Severability	A-35

9.10	Waiver of Trial by Jury	A-35

9.11	Acquiror Guarantee	A-35

A-iv

AGREEMENT AND PLAN OF MERGER, AS AMENDED

THIS AGREEMENT AND PLAN OF MERGER, dated as of September 15, 2003 (“Agreement”), is by and among Lockheed Martin Corporation, a Maryland corporation (“Acquiror”), LMC Sub One, Inc., a Delaware corporation and a wholly owned subsidiary of Acquiror (“Acquisition Sub”), and The Titan Corporation, a Delaware corporation (“Company”), as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of February 6, 2004, Amendment No. 2 to Agreement and Plan of Merger, dated as of March 11, 2004, and Amendment No.3 to Agreement and Plan of Merger, dated April 7, 2004, by and among Acquiror, Acquisition Sub, LMC LLC One, LLC (“LMC LLC”), a Delaware limited liability company, and the Company.

W I T N E S S E T H:

WHEREAS, the Board of Directors of Company has (i) unanimously determined that this Agreement, the Merger and the transactions contemplated hereby are fair to, and in the best interests of, Company and the stockholders of Company, (ii) unanimously approved this Agreement and declared it advisable, and (iii) unanimously resolved to recommend that the stockholders of Company approve and adopt this Agreement, the Merger and the transactions contemplated hereby; and

WHEREAS, the respective boards of directors of Acquiror and Acquisition Sub have approved the Merger on the terms set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, agree as follows (all capitalized terms used in this Agreement are defined for convenience of reference on Exhibit A attached hereto):

ARTICLE 1

THE MERGER

1.1     The Merger.    Upon the terms and subject to the conditions of this Agreement, at the Effective Time in accordance with the Delaware General Corporation Law (“DGCL”), and the Delaware Limited Liability Company Act (“DLLCA”), LMC LLC shall be merged with and into Company and the separate existence of LMC LLC shall thereupon cease (the “Merger”). Company as the surviving corporation after the Merger, is hereinafter sometimes referred to as “Surviving Corporation.”

1.2     Effective Time of the Merger.    The Merger shall become effective at such time (the “Effective Time”) as shall be stated in the Certificate of Merger, in a form reasonably acceptable to Acquiror, Company and Acquisition Sub, respectively, to be filed with the Secretary of State of the State of Delaware in accordance with the DGCL and the DLLCA, if applicable (the “Merger Filing”). The Merger Filing shall provide for the effectiveness of the Merger immediately upon its filing. The Merger Filing shall be made at the Closing.

1.3     Consummation.    The parties acknowledge that it is their mutual desire and intent to consummate the Merger as soon as practicable after the date hereof. Accordingly, the parties shall use their reasonable efforts to consummate, as soon as practicable, the transactions contemplated by this Agreement in accordance with Section 3.5.

1.4    Effects of the Merger.    The Merger shall have the effects set forth in Section 259 (and, to the extent applicable, Section 264) of the DGCL.

1.5    Further Assurances.    If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other actions are necessary, desirable or proper to vest, perfect or confirm of record or otherwise, in the Surviving Corporation, the title to any property or rights of Company acquired or to be acquired by reason of, or as a result of, the Merger, the Surviving Corporation and Company agree that the Surviving Corporation and Company and their proper officers and directors shall and will execute and deliver all such proper deeds, assignments and assurances in law and do all things necessary, desirable or proper to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise to carry out the purpose of this Agreement, and that the proper officers and directors of the Surviving Corporation are fully authorized and directed in the name of the Company or otherwise to take any and all such actions.

ARTICLE 2

THE SURVIVING CORPORATION AND ACQUIROR

2.1    Certificate of Incorporation.    If the Merger is consummated, the Restated Certificate of Incorporation of Company shall be amended at the Effective Time to read in its entirety as set forth on Exhibit B hereto and shall be the Certificate of Incorporation after the Effective Time, until thereafter amended in accordance with its terms and as provided in the DGCL.

2.2    By-Laws.    If the Merger is consummated, the by-laws of Company shall be amended at the Effective Time to read in their entirety as set forth on Exhibit C hereto and shall be the by-laws after the Effective Time, until thereafter amended in accordance with their terms and as provided in the DGCL .

2.3    Directors and Officers of Surviving Corporation.

The directors (or managers) of LMC LLC and the officers of Company in office immediately prior to the Effective Time shall be the directors and officers of Surviving Corporation as of the Effective Time, and thereafter such directors and officers shall serve in accordance with the by-laws of Surviving Corporation until their respective successors are duly elected or appointed and qualified.

ARTICLE 3

CONVERSION OF SHARES

3.1    Merger Consideration.    The manner and basis of converting the shares of Company Common Stock upon consummation of the Merger shall be as set forth in this Section 3.1. At the Effective Time, by virtue of the Merger and without any action on the part of Company, Acquisition Sub, LMC LLC, any holder of Company Capital Stock or holder of capital stock of Acquisition Sub or any owner of any membership interest in LMC LLC:

(a)  Subject to the other provisions of this Section 3.1, each share of common stock, par value $.01 per share, of Company (the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time (excluding any treasury shares, shares held by Acquiror, Acquisition Sub or any Subsidiary of Acquiror or Acquisition Sub and Dissenting Shares) shall be converted into the right to receive the Merger Consideration. The “Merger Consideration” shall mean cash in the amount of $20.00, without interest (the “Price Per Share”).

(b)  Prior to the Effective Time, Acquiror shall designate a bank or trust company reasonably acceptable to Company to act as exchange agent hereunder (the “Exchange Agent”) for the purpose of exchanging Company Certificates and Company Book-Entry Shares hereunder for the Merger Consideration.

(c)  Each share of Company Common Stock held in the treasury of Company and each share of Company Common Stock owned by Acquiror, Acquisition Sub or any Subsidiary of Acquiror or Acquisition Sub immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

(d)  All of the shares of Acquiror issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding after the Effective Time and shall be unaffected by the Merger. At the Effective Time, all shares of Company Common Stock will no longer be outstanding and will automatically be canceled and retired, and each holder of a Company Certificate or Company Book-Entry Shares will cease to have any rights with respect thereto, except the right to receive the Merger Consideration applicable thereto.

(e) Company immediately before the Effective Time shall cancel all rights with respect to each outstanding option or right to purchase shares of Company Common Stock (the “Company Stock Options”) under any employee or director stock option or stock purchase plan or arrangement or agreement of Company listed on Section 3.1 of the Company Disclosure Schedule (the “Company Stock Option Plans”), and Acquiror immediately after the Effective Time shall pay (subject to applicable withholdings) to each holder of a Company Stock Option which has been cancelled an amount equal to (A) times (B), where (A) equals $20.00 minus the per share exercise price under his or her Company Stock Option and (B) is the number of shares of Company Common Stock subject to his or her Company Stock Option immediately before the Effective Time. Prior to the Closing, to the extent the applicable Company Stock Option Plan does not provide for or permit the cash payments contemplated by this Section 3.1(e), Company shall obtain an executed release (prepared by Company and reasonably acceptable to Acquiror) signed by each option holder of any claims which the option holder might have as a result of the cancellation of his or her Company Stock Option. Prior to the Effective Time and subject to the effectiveness of the Merger, Company shall take all actions that may be necessary (under the plans and/or agreements pursuant to which Company Stock Options are outstanding and otherwise) to effectuate the provisions of this Section 3.1(e). This Section 3.1(e) shall not apply to the following Company Stock Option Plans: Company’s 2002 Employee Stock Purchase Plan, Company’s 2000 Employee Stock Purchase Plan and Company’s 1995 Employee Stock Purchase Plan or any other plan, program or arrangement intending to qualify as a stock purchase plan under Section 423 of the Code (the “Company ESPPs”). The Company ESPPs and all outstanding rights thereunder shall terminate at the Effective Time and the offering periods thereunder shall be deemed to end on the last NYSE trading day prior to such termination, and the rights of each participating employee then outstanding shall be deemed to be automatically exercised on such last NYSE trading day. On such last trading day, each participating employee will be credited with the number of shares of Company Common Stock purchased for his or her account(s) under the Company ESPPs during such offering period. The Board of Directors of Company shall send written notice of the Merger that will result in the termination of the Company ESPPs to all participating employees not later than February 9, 2004. No new offering periods will be allowed to commence under the Company ESPPs during the period prior to the Closing unless this Agreement has been terminated.

(f) (i) As of the Effective Time, each outstanding Company Warrant listed on Section 3.1 of the Company Disclosure Schedule shall be converted into a warrant to receive cash as provided in this Section 3.1(f). Following the Effective Time, each outstanding Company Warrant shall continue to have, and shall be subject to, the terms and conditions of the applicable Company Warrant, except that

(x) each such Company Warrant shall be exercisable for $20.00 in cash for each share of Company Common Stock into which such Company Warrant may be exercised (the “Warrant Consideration”);

(y) the exercise price payable to receive the Warrant Consideration shall be equal to the exercise price per share of Company Common Stock under such Company Warrant at the Effective Time; and

(z) all references therein to the “Company” in any such Company Warrant shall be interpreted as references to Acquiror.

(ii) The assumption of Company Warrants as provided in this Section 3.1(f) shall not give the holders of such Company Warrants additional benefits or additional (or accelerated) vesting rights that such holders did not have immediately prior to the Effective Time or relieve the holders of Company Warrants of any obligations or restrictions applicable to their Company Warrants or the consideration obtainable upon exercise of Company Warrants. Except as provided above, the duration and other terms of Company Warrants shall not change.

3.2    LMC LLC Membership Interests.    At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror as the sole member of LMC LLC, each outstanding membership interest of LMC LLC shall be converted into one share of common stock, par value $1.00 per share, of the Surviving Corporation.

3.3    Dissenting Shares.    Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has properly demanded appraisal for such Company Common Stock in accordance with the requirements of Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into the right to receive the relevant Merger Consideration and the holders thereof shall be entitled to only such rights as are granted by the DGCL, unless such holder fails to perfect, withdraws or otherwise loses the right to appraisal, in which case such shares of Company Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the relevant Merger Consideration, as set forth in Section 3.1, without any interest thereon. Company shall give Acquiror prompt notice of any demands received by Company for appraisal of shares of Company Common Stock, withdrawals of such demands, and any other instruments or documents served pursuant to the DGCL and received by Company, and Company shall give Acquiror the opportunity to direct all negotiations and proceedings with respect to such demands. Except with the prior written consent of Acquiror, Company shall not make any payment with respect to, or offer to settle or settle, any such demands. Each holder of Dissenting Shares who becomes entitled to payment for such Dissenting Shares under the provisions of Section 262 of the DGCL, will receive payment thereof from the Surviving Corporation and as of the Effective Time such shares of Company Common Stock will no longer be outstanding and will automatically be canceled and retired and will cease to exist.

3.4    Surrender and Payment.

(a)  Promptly after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each record holder, as of the Effective Time, of certificates representing outstanding shares of Company Common Stock (“Company Certificates”) or shares of Company Common Stock represented by book-entry (“Company Book-Entry Shares”) (other than Dissenting Shares), a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon proper delivery of the Company Certificates to the Exchange Agent or, in the case of Company Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal) (the “Letter of Transmittal”) and instructions for use in effecting the surrender of the Company Certificates or, in the case of Company Book-Entry Shares, the surrender of such shares for payment of the Merger Consideration therefor. After the Effective Time, upon surrender in accordance with this Section 3.4(a), to the Exchange Agent of a Company Certificate or Company Book-Entry Shares, together with such Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the Exchange Agent shall promptly deliver to the holder of such Company Certificate or Company Book-Entry Shares in exchange therefor, the Merger Consideration to be received by the holder thereof pursuant to this Agreement. The Exchange Agent shall accept such Company Certificates or Company Book-Entry Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. After the Effective Time, there shall be no further transfer on the records of Company or its transfer agent of shares of Company Common Stock and, if Company Certificates or Company Book-Entry Shares are presented to Company for transfer, they shall be canceled against delivery of the applicable Merger Consideration. If any Merger Consideration is to be paid in a name other than that in which the Company Certificate surrendered for exchange is registered, it shall be a condition of such exchange that the Company Certificate so surrendered shall be properly endorsed, with signature guaranteed, or otherwise in proper form for transfer, and that the person requesting such exchange shall pay to Company or its transfer agent any transfer or other taxes required by reason of the payment of the Merger Consideration in a name other than that of the registered holder of the Company Certificate surrendered, or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.4(a), each Company Certificate and each Company Book-Entry

Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration as contemplated by Section 3.1.

(b)  The Merger Consideration paid upon the surrender for exchange of Company Certificates or Company Book-Entry Shares in accordance with the terms of this Article 3 shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock so exchanged.

(c)  At any time following the date which is nine months after the Effective Time, Acquiror shall be entitled to require the Exchange Agent to deliver to it any funds (including any interest received with respect thereto) which have been made available to the Exchange Agent and which have not been disbursed to holders of Company Certificates or Company Book-Entry Shares and thereafter such holders shall be entitled to look to Acquiror and the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the applicable Merger Consideration payable upon due surrender of their Company Certificates or Company Book-Entry Shares. The Surviving Corporation shall pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of shares of Company Common Stock for the Merger Consideration. None of Acquiror, Surviving Corporation, any subsidiary or Affiliate of Acquiror or Surviving Corporation or the Exchange Agent shall be liable to any former holder of Company Common Stock for cash delivered to public officials pursuant to any applicable abandoned property, escheat or other similar laws.

(d)  If any Company Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Certificate to be lost, stolen or destroyed and, if requested by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Company Certificate, the Exchange Agent will pay, in exchange for such lost, stolen or destroyed Company Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock represented by such Company Certificate.

3.5    Closing.    The closing (the “Closing”) of the transactions contemplated by this Agreement shall take place at the offices of King & Spalding LLP in Washington, D.C., or such other location as shall be mutually agreeable to Acquiror and Company on the third (3rd) Business Day immediately following the date on which the last of the conditions set forth in Article 7 (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing, but subject to the delivery at the Closing of such certificates, opinions and other instruments and documents) is fulfilled or waived, or at such other time and place as Acquiror and Company shall agree (the date on which the Closing occurs is referred to in this Agreement as the “Closing Date”).

3.6    Withholding.    Acquiror will be entitled to deduct and withhold from the aggregate Merger Consideration otherwise payable to any former holder of Company Common Stock all amounts required by law to be deducted or withheld therefrom. To the extent that amounts are so withheld by Acquiror or Acquisition Sub, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Acquiror or Acquisition Sub.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND ACQUISITION SUB

Acquiror and Acquisition Sub each represent and warrant to Company as follows:

4.1    Organization and Qualification.    Each of Acquiror and Acquisition Sub is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each of Acquiror and Acquisition Sub is qualified to do business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not, when taken together with all other such failures, reasonably be expected to have a Material Adverse Effect on Acquiror. True, accurate and complete copies of each of Acquiror’s and Acquisition Sub’s charter documents and by-laws, in each case as in effect on the date of this Agreement, including all amendments thereto, have heretofore been delivered to Company.

4.2    Intentionally deleted.

4.3    Authority; Non-Contravention; Approvals.

(a)  Acquiror and Acquisition Sub have full corporate power and authority to enter into this Agreement and, subject to the Acquiror Required Statutory Approvals, to consummate the transactions contemplated hereby and thereby. This Agreement has been approved by the respective boards of directors of Acquiror and Acquisition Sub and by Acquiror as the sole stockholder of Acquisition Sub and no other corporate proceedings on the part of Acquiror or Acquisition Sub are necessary to authorize the execution and delivery of this Agreement and the consummation by Acquiror and Acquisition Sub of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Acquiror and Acquisition Sub and, assuming the due authorization, execution and delivery thereof by Company, constitutes a valid and legally binding agreement of Acquiror and Acquisition Sub enforceable against each of them in accordance with its terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally and (ii) general equitable principles.

(b)  The execution and delivery of this Agreement by Acquiror and Acquisition Sub do not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or give rise to any obligation to make payments or provide compensation under, or result in the creation of any Lien upon any of the properties or assets of Acquiror or any of its Subsidiaries, under any of the terms, conditions or provisions of (i) the respective charters, by-laws, partnership agreements, trust declarations, or other similar organizational instruments of Acquiror or any of its Subsidiaries, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or Governmental Entity applicable to Acquiror or any of its Subsidiaries or any of their respective properties or assets or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease, partnership agreement, joint venture agreement or other instrument, obligation or agreement of any kind to which Acquiror or any of its Subsidiaries is now a party or by which Acquiror or any of its Subsidiaries or any of their respective properties or assets may be bound or affected. The consummation by Acquiror and Acquisition Sub of the transactions contemplated by this Agreement will not result in any violation, conflict, breach, termination, acceleration or creation of any Liens under any of the terms, conditions or provisions described in clauses (i) through (iii) of the preceding sentence, subject (A) in the case of the terms, conditions or provisions described in clause (ii) above, to obtaining (prior to the Effective Time) the Acquiror Required Statutory Approvals, and (B) in the case of the terms, conditions or provisions described in clause (iii) above, to those consents that have been obtained as of the date of this Agreement. Excluded from the foregoing sentences of this paragraph (b), insofar as they apply to the terms, conditions or provisions described in clauses (ii) and (iii) of the first sentence of this paragraph (b), and from the preceding sentence, are such violations, conflicts, breaches, defaults, terminations, accelerations, payments, compensations or creations of Liens, that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Acquiror or materially impair Acquiror’s ability to perform its obligations under this Agreement.

(c)  Except for Acquiror Required Statutory Approvals and filings with and actions by the SEC in connection with the Proxy Statement, no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Entity is necessary for the execution or delivery of this Agreement by Acquiror or Acquisition Sub or the consummation by Acquiror or Acquisition Sub of the transactions contemplated thereby. Excluded from the foregoing sentence are such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Acquiror or materially impair Acquiror’s ability to perform its obligations under this Agreement.

4.4    Intentionally deleted.

4.5    Absence of Undisclosed Liabilities.    Acquiror did not have at December 31, 2002, nor, to the knowledge of Acquiror, has it incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, and there is no existing condition, situation or circumstance that reasonably could be expected to result in such a liability or obligation, except liabilities, obligations, contingencies, conditions, situations or circumstances which (a) are disclosed in the Acquiror Reports, (b) were incurred after December 31, 2002 in the ordinary course of business and consistent with past practices, (c) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Acquiror or (d) have been discharged or paid in full prior to the date hereof.

4.6    Absence of Certain Changes or Events.    Except as set forth in or contemplated by this Agreement or the Acquiror Disclosure Schedule, since December 31, 2002, Acquiror has not suffered or experienced any Material Adverse Effect on Acquiror.

4.7    Litigation.    Other than matters existing or arising under Regulatory Laws in connection with the transactions contemplated by this Agreement which are to be dealt with as provided in Section 6.5, there are no claims, suits, actions or proceedings pending or, to the knowledge of Acquiror, threatened against, relating to or affecting Acquiror or any of its Subsidiaries before any court, governmental department, commission, agency, instrumentality or authority or any arbitrator that seek to restrain or enjoin the consummation of the Merger. Except as set forth in the initial clause of the preceding sentence, neither Acquiror nor any of its Subsidiaries is subject to any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator, which prohibits or restricts the consummation of the transactions contemplated by this Agreement.

4.8    Intentionally deleted.

4.9    No Acquiror Stockholders’ Approval Required.    There is no requirement of any applicable law, statute, order, rule, regulation, ordinance or judgment of any Governmental Entity (including, any exchange upon which securities of Acquiror are publicly traded) which requires the approval or adoption by the shareholders of Acquiror of this Agreement, or any of the transactions contemplated hereby.

4.10    Financial Capability.    Acquiror has the financial capacity to perform and to cause Acquisition Sub to perform all of its obligations under this Agreement, and Acquiror has currently available all funds necessary to pay the consideration set forth in Article 3 and any other amounts contemplated by this Agreement. Without limiting the foregoing, Acquiror’s ability to consummate and to cause Acquisition Sub to consummate the transactions contemplated hereby is not contingent on Acquiror’s ability to complete any public offering or private placement of equity or debt securities or to obtain any other type of financing prior to or on the Closing Date.

4.11    Disclosure Documents.    None of the information supplied or to be supplied by Acquiror for inclusion or incorporation by reference in the Proxy Statement or any amendment or supplement thereto shall at the date the Proxy Statement or any such amendment or supplement is first mailed to the Company Common Stockholders or at the time of the Stockholders’ Approval, contain any untrue statement of a material fact or omit any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.12    Advisors’ Fees.    Except for Bear, Stearns & Co. Inc. and J.P. Morgan Securities, Inc., there is no investment banker, broker, finder, financial advisor or other intermediary that has been retained by or is authorized to act on behalf of Acquiror or any of its Subsidiaries who might be entitled to any fee from Acquiror or any of its Subsidiaries (including, after the consummation of the Merger) in connection with the Merger or any of the other transactions contemplated by this Agreement.

4.13    Intentionally deleted.

4.14    No Additional Representations.    Acquiror and Acquisition Sub acknowledge that neither Company nor any other Person advising or acting on behalf of Company or any Affiliate of Company has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Company or the business conducted by Company, in each case except as expressly set forth in this Agreement or as and to the extent required by this Agreement to be set forth in the Company Disclosure Schedule.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF COMPANY

Company represents and warrants to Acquiror and Acquisition Sub as follows:

5.1    Organization and Qualification.    Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Company is qualified to do business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not, when taken together with all other such failures, reasonably be expected to have a Material Adverse Effect on Company. True, accurate and complete copies of Company’s certificate of incorporation and bylaws, in each case as in effect on the date hereof, including all amendments thereto, have heretofore been delivered to Acquiror.

5.2    Capitalization.

(a)  The authorized capital stock of Company consists of: (1) 5,000,000 shares of Company Preferred Stock, $1.00 par value per share, of which (A) 1,068,102 have been designated cumulative convertible, $13,800 liquidation preference shares, 688,029 of which are currently issued and outstanding as of September 12, 2003, and (B) 1,000,000 have been designated Series A junior participating preference shares, of which none are currently issued and outstanding as of the date of this Agreement, and (2) 200,000,000 shares of Company Common Stock, $.01 par value per share, 80,582,989 of which were issued and outstanding as of September 12, 2003. All of such issued and outstanding shares are validly issued and are fully paid, nonassessable and free of preemptive rights.

(b)  Except as set forth in Section 5.2 of the Company Disclosure Schedule, there are no outstanding subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, stock appreciation rights (SARs), phantom stock, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement and also including any rights plan or other anti- takeover agreement, obligating Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of Company Capital Stock, or obligating Company to grant, extend or enter into any such agreement or commitment. There are no voting trusts, proxies or other agreements or understandings to which Company is a party or is bound with respect to the voting of any shares of Company Capital Stock. As of the date of this Agreement and as of the Closing Date, the terms of the agreements evidencing the Company Stock Options will permit the actions contemplated by Section 3.1(e).

(c)  The Board of Directors of Company has not declared any dividend or distribution with respect to the Company Capital Stock the record or payment date for which is on or after the date of this Agreement.

(d)  As of the date hereof, (i) no bonds, debentures, notes or other indebtedness of Company having the right to vote are issued or outstanding, and (ii) there are no outstanding contractual obligations of Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Capital Stock or any shares of capital stock of any of Subsidiary of Company.

(e)  The Company Common Stock and Company Preferred Stock are traded on the NYSE. No other securities of Company or any of its Subsidiaries are listed or quoted for trading on any United States domestic or foreign securities exchange.

5.3    Subsidiaries.

Except as set forth in Section 5.3 of the Company Disclosure Schedule,

(a)  Each Subsidiary of Company is a corporation duly incorporated (or an entity duly formed) and organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, as the case may be, and has all corporate, partnership or other entity derived powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company. Each Subsidiary of Company is duly qualified to do business as a foreign corporation or entity, as the case may be, and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company. No Subsidiary of Company is in default in any respect in the performance, observation or fulfillment of any provision of its certificate or articles of incorporation or bylaws (or similar organizational documents). Other than its Subsidiaries, Company does not beneficially own or control, directly or indirectly, 5% or more of any class of equity or similar securities of any corporation or other entity whether incorporated or unincorporated. No securities issued by any Subsidiary of Company are registered or required to be registered with the SEC under the Exchange Act and since January 1, 2000, no securities issued by any Subsidiary of Company have been issued under a registration statement filed with the SEC under the Securities Act.

(b)  All of the outstanding capital stock of, or other voting securities or ownership interests in, each Subsidiary of Company is owned by Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including, any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests), other than any restrictions imposed under the Securities Act. There are no outstanding (i) shares of capital stock or other voting securities or ownership interests in any of Company’s Subsidiaries, (ii) securities of Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any of Company’s Subsidiaries or (iii) options or other rights to acquire from Company or any of its Subsidiaries, or other obligation of Company or any of its Subsidiaries to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any of Company’s Subsidiaries. There are no outstanding obligations of Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the securities referred to in clauses (i), (ii) or (iii) of this Section 5.3(b).

5.4    Authority; Non-Contravention; Approval.

Except as set forth in Section 5.4 of the Company Disclosure Schedule,

(a)  Company has full corporate power and authority to enter into this Agreement and, subject to the Stockholders’ Approval and the Company Required Statutory Approvals, to consummate the transactions contemplated hereby. The Board of Directors of Company has (i) unanimously determined that this Agreement, the Merger and the transactions contemplated hereby are fair to and in the best interests of Company and the Stockholders, (ii) unanimously approved this Agreement and declared it advisable and (iii) unanimously resolved to recommend that the Stockholders approve and adopt this Agreement, the Merger and the transactions contemplated hereby, and such resolutions shall be in force and effect and neither rescinded nor superseded prior to or as of the Closing Date. No other corporate proceedings on the part of Company are necessary to authorize the execution and delivery of this Agreement or, except for the Stockholders’ Approval, the consummation by Company of the transactions contemplated hereby. Company has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery thereof by Acquiror and Acquisition Sub, this Agreement constitutes a valid and legally binding agreement of Company enforceable against Company in accordance with its terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally and (ii) general equitable principles.

(b)  The execution and delivery of this Agreement by Company does not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or give rise to any obligation to make payments or provide compensation under, or result in the creation of any Lien upon any of the properties or assets of Company under any of the terms, conditions or provisions of (i) the respective charters, by-laws, partnership agreements, trust declarations, or other similar organizational instruments of Company or any of its Subsidiaries, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to Company or any of its Subsidiaries or any of their respective properties or assets or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease, partnership agreement, joint venture agreement or other instrument, obligation or agreement of any kind to which Company or any of its Subsidiaries is now a party or by which Company or any of its Subsidiaries or any of their respective properties or assets may be bound or affected. The consummation by Company of the transactions contemplated by this Agreement will not result in any violation, conflict, breach, termination, acceleration or creation of Liens under any of the terms, conditions or provisions described in clauses (i) through (iii) of the preceding sentence, subject (A) in the case of the terms, conditions or provisions described in clause (ii) above, to obtaining (prior to the Effective Time) Company Required Statutory Approvals and the Stockholders’ Approval and (B) in the case of the terms, conditions or provisions described in clause (iii) above, to obtaining (prior to the Effective Time) consents from lessors or other third parties that are listed in the Company Disclosure Schedule. Excluded from the foregoing sentences of this paragraph (b), insofar as they apply to the terms, conditions or provisions described in clauses (ii) and (iii) of the first sentence of this paragraph (b) are such violations, conflicts, breaches, defaults, terminations, accelerations, payments, compensations or creations of Liens that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company or materially impair Company’s ability to perform its obligations under this Agreement.

(c) Except for Company Required Statutory Approvals, no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by Company or the consummation by Company of the transactions contemplated thereby. Excluded from the foregoing sentence are such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company or materially impair Company’s ability to perform its obligations under this Agreement.

(d)  The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock (the “Stockholders’ Approval”) is the only vote of the holders of any class or series of Company’s Capital Stock necessary to approve the Merger and the consummation of the transactions contemplated hereby.

5.5    SEC Documents.

(a)  Company has previously delivered (except to the extent such filings are publicly available on the EDGAR system) to Acquiror each registration statement, report, proxy statement or information statement (other than preliminary materials) filed by Company with the SEC since January 1, 2002, each in the form (including exhibits and any amendments thereto) filed with the SEC prior to the date hereof, and Company has timely filed all forms, reports and documents required to be filed by it with the SEC pursuant to relevant securities statutes, regulations, policies and rules since January 1, 1999 (collectively, the “Company Reports”). As of their respective dates (or, if amended, supplemented or superseded by a filing prior to the date of this Agreement, as of the date so amended, supplemented or superseded), the Company Reports (i) were prepared in accordance with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations thereunder and complied with the requirements thereof including all of the then applicable accounting requirements and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets included in the Company Reports (including the related notes and schedules) fairly presents in all material respects the consolidated financial position of Company and its Subsidiaries as of its date and each of the consolidated statements of operations, cash flows and stockholders’ equity included in the Company Reports (including any related notes and schedules) fairly presents in all material respects the results of operations, cash flows or changes in stockholders’ equity, as the case may be, of Company and its Subsidiaries for the periods set forth therein, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except, in the case of unaudited statements, for normal year-end audit adjustments and as otherwise may be noted therein. The principal executive officer of Company and the principal financial officer of Company (and each former principal executive officer or principal financial officer of Company) have made the certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and the rules and regulations of the SEC promulgated thereunder with respect to the Company Reports filed since such certifications have been required. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(b)  Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning Company and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of Company’s filings with the SEC and other public disclosure documents. Since January 1, 1999, Company has not received notice from the SEC or any other Governmental Entity that any of its accounting policies or practices are the subject of any review, inquiry, investigation or challenge other than comments from the SEC on Company filings which comments have either been satisfied or withdrawn by the SEC.

(c)  Company has not filed any report with the SEC or any other securities regulatory authority or any securities exchange or other self regulatory authority that, as of the date of this Agreement, remains confidential.

5.6     Absence of Undisclosed Liabilities.    Except as set forth in Section 5.6 of the Company Disclosure Schedule, Company did not have at December 31, 2002, nor, to the knowledge of Company, has it incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, and there is no existing condition, situation or circumstance that reasonably could be expected to result in such a liability or obligation, except liabilities, obligations, contingencies, conditions, situations or circumstances which (a) are disclosed in the Company Reports, (b) were incurred after December 31, 2002 in the ordinary course of business and consistent with past practices, (c) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company or (d) have been discharged or paid in full prior to the date hereof. Company has not been a party to any securitization transactions or “off-balance sheet arrangements” (as defined in Item 303 of Regulation S-K of the Exchange Act) at any time since January 1, 1999.

5.7     Absence of Certain Changes or Events.    Except as set forth in or contemplated by this Agreement or the Company Disclosure Schedule, since December 31, 2002, Company has not suffered or experienced any Material Adverse Effect. Since June 30, 2003, the Company has not engaged in any material transaction of a kind or taken any action that would be prohibited (or otherwise would require the consent of Acquiror) pursuant to Section 6.1(a), Section 6.1(b), Section 6.1(c), Section 6.1(d)(ii), Section 6.1(d)(iii), Section 6.1(d)(iv), Section 6.1(d)(v), Section 6.1(f), Section 6.1(g), Section 6.1(h), Section 6.1(i), Section 6.1(k), Section 6.1(l) and Section 6.1(n) with respect to the foregoing subsections of Section 6.1 if such transaction occurred after the date hereof and prior to the Closing, except for matters (a) set forth in Section 5.7 of the Company Disclosure Schedule, or (b) disclosed in the Company Reports.

5.8     Litigation

(a)  Other than matters existing or arising under Regulatory Laws in connection with the transactions contemplated by this Agreement which are to be dealt with as provided in Section 6.5, there are no claims, suits, actions or proceedings pending or, to the knowledge of Company, threatened against, relating to or affecting Company before any court, governmental department, commission, agency, instrumentality or authority or any arbitrator that seek to restrain or enjoin the consummation of the Merger or seek other relief or remedy and which would reasonably be expected, either alone or in the aggregate with all such claims, actions or proceedings not otherwise disclosed in Section 5.8 of the Company Disclosure Schedule, to have a Material Adverse Effect on Company. Except as set forth in the initial clause of the preceding sentence, neither Company nor any of its Subsidiaries is subject to any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator, which prohibits or restricts the consummation of the transactions contemplated by this Agreement or which would reasonably be expected, either alone or in the aggregate with all judgments, decrees, injunctions, rules or orders, to have a Material Adverse Effect on Company, or which restricts the conduct of the business of Company or any of its Subsidiaries or the ability of Company or any of its Subsidiaries to compete freely with any other Person. Except as disclosed in Section 5.8 of the Company Disclosure Schedule, there are no (i) material claims, suits, actions or proceedings pending against Company or any of its Subsidiaries, or (ii) to the knowledge of Company, material investigations or threatened material claims, suits, actions or proceedings against Company or any of its Subsidiaries.

(b)  Section 5.8 of the Company Disclosure Schedule sets forth each action, suit, investigation or proceeding pending as of the date of this Agreement against Company or any Subsidiary of Company, or any director, officer or employee of Company or any Subsidiary of Company alleging any violation of federal or state securities laws, the DGCL or the rules or regulations of the NYSE.

5.9     No Violation of Law.    Neither Company nor any of its Subsidiaries is in violation of or has been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance or judgment of any governmental or regulatory body or authority, except for violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company. Company and its Subsidiaries have all permits, licenses, approvals, authorizations of and registrations with and under all laws, and from all Governmental Entities, required by Company and its Subsidiaries to carry on their respective businesses as currently conducted, except where the failure to have such permits, licenses, approvals, authorizations and registrations, individually or in the aggregate with such other failures not otherwise disclosed in Section 5.9 of the Company Disclosure Schedule, would not reasonably be expected to have a Material Adverse Effect on Company.

5.10     Compliance with Agreements.    Except as set forth in Section 5.10 of the Company Disclosure Schedule, neither Company nor any of its Subsidiaries is in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, could result in a default under, (a) the charter or by-laws of Company or (b) the contracts, commitments, agreements, leases, licenses, and other instruments of Company or its Subsidiaries, except, in the case of clause (b) above, for breaches, violations and defaults which, alone or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company.

5.11     Taxes.

Except as set forth in Section 5.11 of the Company Disclosure Schedule,

(a)  Company and its Subsidiaries have (i) duly filed with the appropriate Governmental Entities all Tax Returns required to be filed, and such filed Tax Returns are correct and complete in all material respects, (ii) duly paid in full or made adequate provision for the payment of all Taxes for all applicable periods and (iii) duly withheld and paid all Taxes required by applicable law to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, or other third party. No claim has ever been made by an authority in a jurisdiction where any of Company or its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. The liabilities and reserves for Taxes reflected in the balance sheet included in the Company Reports are adequate to cover all Taxes of Company and its Subsidiaries for all periods ending at or prior to the date of such balance sheet and there are no material Liens for Taxes upon any property or asset of either of Company or any of its Subsidiaries, except for Liens for Taxes not yet due. No audit or administrative or judicial Tax proceeding is pending or being conducted with respect to Company or any of its Subsidiaries. Neither Company nor any Subsidiary has received any written notice indicating an intent to open an audit or other review, a request for information related to Tax matters, or notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed. Company has delivered to Acquiror correct and complete copies of all federal income Tax Returns filed for 1999, 2000, 2001 and 2002, and for all other open years. There are no unresolved issues of law or fact which, to the knowledge of Company, exist or which arise out of a notice of deficiency, proposed deficiency or assessment from the Internal Revenue Service or any other governmental taxing authority with respect to Taxes of Company or its Subsidiaries. Neither Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency other than waivers and extensions which are no longer in effect. Neither Company nor any of its Subsidiaries has any request for a material ruling in respect of Taxes pending before any Governmental Entity. Neither Company nor any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of Taxes with any entity that is not, directly or indirectly, the Company or a wholly owned Subsidiary of Company. Neither Company nor any of its Subsidiaries has any liability for Taxes on gains required to be recognized under Section 355(e) of the Code or has made any election under Section 341(f) of the Code. Excluded from this Section 5.11 are any Taxes, Tax Returns or other matters pertaining to Taxes of Company which, alone or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company.

(b)  Neither Company nor any Subsidiary is a party to any agreement, contract, arrangement or plan that has resulted or would result, whether as a result of the Merger or the other transactions contemplated by this Agreement, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Code § 280G, or (ii) any amount that will not be fully deductible as a result of Code § 162(m).

5.12     Intentionally deleted.

5.13    Employee Benefit Plans; ERISA.

(a) (1)  Section 5.13 of the Company Disclosure Schedule lists (A) each plan, program, arrangement, practice and policy under which one, or more than one, current or former officer, employee or director of Company or a Subsidiary of Company has any right to employment, to purchase or receive any stock or other securities of Company or a Subsidiary of Company or to receive any compensation (whether in the form of cash or stock or otherwise) or benefits of any kind or description whatsoever in any material amount or under which Company or a Subsidiary of Company has any material liability and (B) each employee benefit plan within the meaning set forth in Section 3(3) of ERISA under which the Company or a Subsidiary has any liability.

(2)  Each plan, program, arrangement, practice and policy described in Section 5.13(a)(1) shall be referred to individually as a “Union Plan” and shall be referred to collectively as the “Union Plans” if described in Section 414(f) of the Code, and each other plan, program, arrangement, practice and policy described in Section 5.13(a)(1) shall be referred to individually as a “Company Plan” and collectively as the “Company Plans”.

(b)  The Company has delivered to Acquiror (i) a current, complete and accurate copy of each Company Plan which is set forth in writing (and any related trust, insurance contract or other funding arrangement) and a written summary of each Company Plan which is not set forth in writing and (ii) a copy of the most recent Annual Report (Form 5500) and all related exhibits and reports) for each Company Plan which is subject to ERISA.

(c)  No Company Plan is subject to Title IV of ERISA or Section 412 of the Code, and no Company Plan is a multiemployer plan within the meaning of Section 414(f) of the Code or a plan described in Section 413(c) of the Code. Neither the Company nor a Subsidiary has any liability for any withdrawal or partial withdrawal from any Union Plan and, based on information provided by each Union Plan subject to Title IV of ERISA, the Company has no reason to believe that the either the Company or any Subsidiary would have any liability under Title IV of ERISA to any Union Plan if the Company or a Subsidiary incurred a withdrawal or partial withdrawal from such Union Plan.

(d)  There have been no prohibited transactions within the meaning of Section 406 or Section 407 of ERISA or Section 4975 of the Code with respect to any of the Company Plans that could result in penalties, taxes, liabilities or indemnification obligations which, individually or in the aggregate, could have a Material Adverse Effect on Company, and there has been no other event, or more than one other event, with respect to any Company Plan that could result in any liability for the Company or any Subsidiary related to any excise Taxes under the Code or to any liabilities under ERISA which could have a Material Adverse Effect on Company.

(e)  Each Company Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service on the plan as currently in effect or has pending an application for such a determination letter from the Internal Revenue Service on the plan as currently in effect, and the Company is not aware of any reason likely to result in the revocation of any favorable determination letter which has been received or in the Internal Revenue Service declining to issue a favorable determination letter on a pending application. The Company has provided to Acquiror a copy of the most recent Internal Revenue Service favorable determination letter with respect to each such Company Plan and, if such letter does not cover a Company Plan as currently in effect, a copy of the application to the Internal Revenue Service for such a letter.

(f)  Each Company Plan has been maintained and administered in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Company Plan or to the Company or any Subsidiary as a sponsor, a plan administrator or a fiduciary of such Company Plan. If a former Company Plan has been terminated by or all or any part of the liabilities of the Company or any Subsidiary for any current or former Company Plan or Union Plan have been transferred to another employer, such termination or transfer was properly effected and neither Company nor any of its Subsidiaries has any further liability with respect to such termination or transfer.

(g)  Except as set forth in Section 5.13 of the Company Disclosure Schedule, neither the requisite corporate or stockholder approval of, nor the consummation of, the transactions contemplated by this Agreement will (either alone or together with any other event, including, any termination of employment) entitle any current or former officer, employee, director or other independent contractor of the Company or a Subsidiary to any change in control payment or benefit, transaction bonus or similar benefit or severance pay or accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Company Plan.

(h)  Except as set forth in Section 5.13 of the Company Disclosure Schedule, neither the Company nor any Subsidiary has any material liability in respect of post-retirement health, medical or life insurance benefits for any current or former officer, employee, director or independent contractor except as required to avoid excise Tax under Section 4980B of the Code.

(i)  All contributions and other payment due from the Company or any Subsidiary with respect to each Company Plan and each Union Plan have been made or paid in full or are shown in the Company Reports, and all of the assets which have been set aside in a trust, escrow account or insurance company separate account to satisfy any obligations under any Company Plan are shown on the books and records of each such trust or account at their current fair market value as of the most recent valuation date for such trust or account, and the fair market value of all such assets as of each such valuation date equals or exceeds the present value of any obligation under any Company Plan.

(j)  There are no pending or threatened claims with respect to a Company Plan (other than routine and reasonable claims for benefits made in the ordinary course of the plan’s operations) or with respect to the terms and conditions of employment or termination of employment of any current or former officer, employee or independent contractor of the Company or a Subsidiary, which claims could reasonably be expected to result in any material liability to the Company or a Subsidiary, and no audit or investigation by any domestic or foreign governmental or other law enforcement agency is pending or, to the knowledge of the Company or a Subsidiary, has been proposed with respect to any Company Plan.

(k)  Section 5.13 of the Company Disclosure Schedule sets forth the number of individuals who were performing services for Company on September 1, 2003 who were classified by Company as independent contractors. Each individual who performs, or has performed, services for the Company or a Subsidiary as an employee or as an independent contractor is, or has been, properly classified as an employee or as an independent contractor, except where failure to properly classify such individual(s) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company.

(l)  Vesting for options which are outstanding under Company Stock Option Plans, including accelerated vesting which will occur at the Effective Time, has been effected in accordance with the terms of the plans and with the rules of the New York Stock Exchange, and the interests in or shares available for issuance under each such Company Stock Option Plan are properly registered pursuant to the Securities Act on a Form S-8.

5.14    Labor.    Except as set forth in Section 5.14 of the Company Disclosure Schedule, there are no controversies pending or, to the knowledge of Company, threatened between Company or any of its Subsidiaries and any representatives of any of their employees. To the knowledge of Company, there are no organizational efforts presently being made involving any of the presently unorganized employees of Company or its Subsidiaries and no executive or key employee or group of employees of Company has any plan to terminate his or her employment with Company or has threatened to do so. Company and its Subsidiaries have complied with all laws relating to employment and labor, including, any provisions thereof relating to wages, hours, collective bargaining and the payment of social security and similar Taxes. No person has asserted that Company or any of its Subsidiaries is liable for any arrears of wages or any Taxes or penalties for failure to comply with any of such laws. Excluded from the foregoing sentences of this Section 5.14 are controversies, organizational efforts, non-compliance and liabilities which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company.

5.15    Real Estate.

(a)  Section 5.15 of the Company Disclosure Schedule sets forth the address of all real property owned by Company or any Subsidiary of Company as of the date hereof (the “Owned Real Property”). Company or one of its Subsidiaries, as applicable, holds good and marketable title to the Owned Real Property, free and clear of all Liens except for (i) Liens for current Taxes or assessments that are not yet delinquent, (ii) builder, mechanic, warehousemen, materialmen, contractor, landlord, workmen, repairmen, carrier or other similar Liens arising and continuing in the ordinary course of business for obligations that are not yet delinquent, (iii) the rights, if any, of vendors having equipment associated with equipment financed by the Company and its Subsidiaries, (iv) Liens arising from the receipt by Company and its Subsidiaries of progress payments by the United States government, (v) Liens securing rental payments under capital lease arrangements and (vi) other Liens which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company.

(b)  Section 5.15 of the Company Disclosure Schedule sets forth the address of all material real property in which Company or any Subsidiary of Company holds a leasehold or subleasehold estate (the “Leased Real Property”; the leases or subleases for such Leased Real Property being referred to as the “Leases”). With respect to each of the Leases: (i) Company or such Subsidiary, as applicable, holds good and marketable title to the leasehold or subleasehold interest thereunder; and (ii) neither Company nor any Subsidiary has assigned, subleased, mortgaged, deeded in trust or otherwise transferred or encumbered such Lease, or any interest therein, except as set forth in Section 5.15 of the Company Disclosure Schedule.

5.16    Environmental Matters.

(a)  Except as set forth in Section 5.16 of the Company Disclosure Schedule, Company and its Subsidiaries have conducted their business in compliance with all Environmental Laws, including having all permits, licenses and other approvals and authorizations necessary for the operation of their business as presently conducted. Company and its Subsidiaries have not received any notices, demand letters or requests for information from any Governmental Entity, which has not heretofore been resolved with such Governmental Entity, indicating that Company or any of its Subsidiaries may be in violation of, or liable under, any Environmental Law. There are no civil, criminal or administrative actions, suits, demands, claims, hearings, investigations or proceedings pending or to the knowledge of Company, threatened against Company or any of its Subsidiaries relating to any violation of or liability under, or alleged violation of or liability under, any Environmental Law. Neither Company nor any of its Subsidiaries has disposed of Hazardous Substances at a location that requires remediation under Environmental Laws. There has been no Release of Hazardous Substances which requires remediation under Environmental Laws at any property currently owned or operated by Company or its Subsidiaries, nor, to Company’s knowledge has there been a Release of Hazardous Substances that requires remediation under Environmental Laws at any property formerly owned or operated by Company or its Subsidiaries during the period of such ownership or operation. Excluded from this Section 5.16 are any violations, liabilities, Releases, matters, or conditions that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company.

(b)  There has been no material environmental investigation, study, audit, test, review or other analysis conducted by or on behalf of Company of which Company has knowledge in relation to the current or prior business of Company or any of its Subsidiaries or any property or facility now or previously owned or leased by Company or any of its Subsidiaries that Company has not provided to Acquiror prior to the date of this Agreement.

(c)  Except as set forth in Section 5.15 of the Company Disclosure Schedule, neither Company nor any of its Subsidiaries owns, leases or operates any real property, or conducts or has conducted any operations, in New Jersey or Connecticut.

(d)  For purposes of clause (a) of this Section 5.16, the terms “Company” and “Subsidiary” shall include any entity that is, in whole or in part, a predecessor in interest of Company or any of its Subsidiaries under applicable corporate law.

5.17    Contracts and Commitments; Suppliers and Customers

(a)  Except for contracts, commitments, agreements, leases, licenses, and other instruments disclosed in Section 5.17 of the Company Disclosure Schedule (collectively, the “Material Contracts”), neither Company nor any of its Subsidiaries is a party to or bound by: (a) any agreements with any present Stockholder, employee, officer or director (or former stockholder, employee, officer or director to the extent there remain at the date hereof obligations to be performed by Company or any of its Subsidiaries); (b) any material agreements with a consultant, sales representative, agent or dealer not terminable upon 30 days written notice; (c) agreements or indentures relating to the borrowing of money or the deferred purchase price of property (in either case whether or not secured in any way), or any guarantee of any of the foregoing, having a remaining balance on the date hereof in an amount exceeding $2,500,000 or in respect of which Company or one of its Subsidiaries is not authorized to prepay the related indebtedness on 30 days or less advance notice; (d) any partnership, joint venture, profit-sharing or similar agreement; (e) contracts, not entered into in the ordinary course of business on an arm’s-length basis, that are material to Company; (f) any collective bargaining agreements, memoranda or understanding, settlements or other labor agreements with any union or labor organization applicable to Company, its Affiliates or their employees; (g) any agreements or arrangements for the acquisition or sale of any business of Company entered into since January 1, 2001 (or, without regard to such date, to the extent any indemnification or similar obligations of Company or any of its Subsidiaries exist as of the date of this Agreement) or any such agreement or arrangement, regardless of when such agreement or arrangement was entered into, that has not yet been consummated or in respect of which Company or any of its Subsidiaries has any remaining obligations (whether by merger, sale or purchase of assets or stock, consolidation, share exchange or otherwise); (h) any agreement which imposes non-competition or non-solicitation restrictions, or any “exclusivity” or similar provision or covenant, including any organizational conflict of interest prohibition, restriction, representation, warranty or notice provision or any other restriction on future contracting set forth in

Company’s Government Contracts; (i) any employment, severance or other similar agreement which contains a change of control or “golden parachute” provision; and (j) any other agreements to which Company or any of its Subsidiaries is a party or by which they or any of their assets are bound and which involves consideration or other obligation in excess of $10,000,000 annually.

(b)  Since January 1, 2001 (i) no supplier or customer of Company or any of its Subsidiaries has canceled or otherwise terminated its relationship with Company or any of its Subsidiaries, except for such cancellations and terminations that, individually or in the aggregate, would not reasonably be expected to have, a Material Adverse Effect on Company, (ii) to the knowledge of Company, no supplier or customer of Company or any of its Subsidiaries has provided written notice to Company or any of its Subsidiaries of its intent either to terminate its relationship with Company or any of its Subsidiaries or to cancel any material agreement with Company or any of its Subsidiaries, except for such terminations and cancellations that, individually or in the aggregate, would not reasonably be expected to have, a Material Adverse Effect on Company, (iii) to the knowledge of Company, none of the suppliers of Company or any of its Subsidiaries is unable to continue to supply the products or services supplied to Company or any of its Subsidiaries by such supplier, except for such inabilities that, individually or in the aggregate, would not reasonably be expected to have, a Material Adverse Effect on Company, and (iv) except as set forth in Section 5.17 of the Company Disclosure Schedule, Company and its Subsidiaries have no direct or indirect ownership interest in any supplier or customer of Company or any of its Subsidiaries that is material to Company and its Subsidiaries taken as a whole.

5.18    Intellectual Property Rights.

(a)  (i) Except as set forth in Section 5.18 of the Company Disclosure Schedule, Company and its Subsidiaries own all right, title and interest in or have valid and enforceable rights to use, by license or other agreement, all of the Intellectual Property Rights that are currently used in the conduct of Company’s or any of its Subsidiary’s business, free of all liens, pledges, charges, options, rights of first refusal, security interests or other encumbrances of any kind, (ii) no action, claim, arbitration, proceeding, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) has commenced, been brought or heard by or before any Governmental Entity or arbitrator or is pending or is threatened in writing by any third Person with respect to any Intellectual Property Rights owned or used by Company or any of its Subsidiaries in connection with their respective businesses as currently conducted, including any of the foregoing that alleges that the operation of any such business infringes, misappropriates, impairs, dilutes or otherwise violates the rights of others, and there are no grounds for the same, and Company and its Subsidiaries are not subject to any outstanding injunction, judgment, order, decree, ruling, charge, settlement, or other dispute involving any third Person’s Intellectual Property Rights, and (iii) to the knowledge of Company, no Person has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any Intellectual Property Rights owned or used by Company or any of its Subsidiaries in connection with their respective businesses as currently conducted and neither Company nor any of its Subsidiaries has brought or threatened any such claims, suits, arbitrations or other adversarial proceedings against any third party that remain unresolved. Excluded from the foregoing provisions of this Section 5.18 are matters that, individually or in the aggregate with other such matters not otherwise disclosed in Section 5.18 of the Company Disclosure Schedule, would not reasonably be expected to have a Material Adverse Effect on Company. All of the material Intellectual Property owned or used by Company or any of its Subsidiaries prior to the Closing will be owned or available for use by Company and its Subsidiaries immediately after the Closing on substantially the same terms and conditions as prior to the Closing.

(b)  For purposes of this Agreement, “Intellectual Property Rights” means any or all rights in, arising out of or associated with any of the following: (i) all United States, international and foreign patents and patent applications (including all reissues, reexaminations, divisionals, renewals, extensions, provisionals, continuations, continuations-in-part, patent disclosures, mask works and integrated circuit topographies) and all equivalents thereof; (ii) all computer software (including source and object code) and related documentation, confidential information, trade secrets, inventions (whether patentable or not), business information, customer lists, know how, show how, technology and all documentation relating to any of the foregoing; (iii) all United

States and foreign copyrights, copyright registrations and applications therefor in both published and unpublished works; (iv) all United States and foreign trademarks and service marks (whether or not registered), trade names, designs, logos, slogans and general intangibles of like nature, together with all goodwill appurtenant thereto, and applications for registration of any of the foregoing; and (v) Internet domain name registrations and applications therefor.

5.19    Section 203 of the DGCL Not Applicable.    The Board of Directors of Company has approved the Merger, this Agreement and the transactions contemplated hereby and thereby, and such approval is sufficient to render inapplicable to the Merger and the other transactions contemplated hereby the restrictions contained in Section 203 of the DGCL, and no other antitakeover or similar statute or regulation of the State of Delaware or any other state or jurisdiction applies or purports to apply to any such transactions.

5.20    Government Contracts.    Except as set forth in Section 5.20 of the Company Disclosure Schedule, to the knowledge of Company, with respect to any Government Contracts, there is, as of the date of this Agreement, no (a) civil fraud or criminal investigation by any Governmental Entity that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Company, (b) suspension or debarment proceeding (or equivalent proceeding) against Company or any of its Subsidiaries that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Company, (c) request by a Governmental Entity for a contract price adjustment based on a claimed disallowance by the Defense Contract Audit Agency (or other applicable Governmental Entity) or claim of defective pricing in excess of $1,000,000, (d) dispute between Company or any of its Subsidiaries and a Governmental Entity which, since December 31, 2000, has resulted in a government contracting officer’s final decision where the amount in controversy exceeds or is expected to exceed $1,000,000 or (e) claim or request for equitable adjustment by Company or any of its Subsidiaries against a Governmental Entity in excess of $1,000,000.

5.21    Relations with Governments.    To the knowledge of Company, neither Company nor any of its Subsidiaries, nor any director, officer, agent or employee of Company or any of its Subsidiaries, has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (b) made any unlawful payment or offered anything of value to foreign or domestic government officials or employees or to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns, (c) made any other unlawful payment, or (d) violated any applicable export control, money laundering or anti-terrorism law or regulation, nor have any of them otherwise taken any action which would cause Company or any of its Subsidiaries to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any applicable law of similar effect.

5.22    Stockholder Rights Plan.    The Board of Directors of Company has approved the Merger, this Agreement and the transactions contemplated hereby, and such approval is sufficient to render, with respect to the Merger, this Agreement and the transactions contemplated hereby, the rights of holders of Company Common Stock to acquire Company Common Stock or any shares of capital stock of Company or any of its Subsidiaries under the Rights Agreement inapplicable such that, upon the consummation of the Merger as contemplated by this Agreement, the Rights issued under the Rights Agreement shall expire in accordance with the terms of the Rights Agreement and not become exercisable as a result of the Merger or any of the other transactions contemplated by this Agreement, and, upon consummation of the Merger as contemplated by this Agreement, the Rights Agreement shall terminate in accordance with its terms without any payments being made or due and payable by Company or any of its Subsidiaries or Acquiror or any of its Subsidiaries.

5.23    No Existing Discussions.    As of the date of this Agreement, Company is not engaged, directly or indirectly, in any negotiations or discussions with any other party with respect to an Acquisition Proposal.

5.24    Disclosure Documents.    None of the information supplied or to be supplied by Company for inclusion or incorporation by reference in the Proxy Statement or any amendment or supplement thereto shall, at the date the Proxy Statement or any such amendment or supplement is first mailed to the Company Common Stockholders or at the time of the Stockholders’ Approval contain any untrue statement of a material fact or omit any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No representation or warranty is made by Company in this Section 5.24 with respect to statements made or incorporated by reference therein based on information that was not supplied by Company or its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.

5.25    Advisors’ Fees.    Except for Relational Advisors LLC, a copy of whose engagement agreement has been provided to Acquiror prior to the date of this Agreement, there is no investment banker, broker, finder, financial advisor or other intermediary that has been retained by or is authorized to act on behalf of Company or any of its Subsidiaries who might be entitled to any fee from Company or any of its Subsidiaries (including, after the consummation of the Merger from Acquiror or any of its Subsidiaries) in connection with the Merger or any of the other transactions contemplated by this Agreement.

5.26    Opinion of Financial Advisor.    Company has received the opinion of Relational Advisors LLC, financial advisor to Company, to the effect that, as of the date of this Agreement, the Merger Consideration is fair to the Stockholders from a financial point of view. Company has received the oral opinion of Relational Advisors LLC, financial advisor to Company, to the effect that, as of the date of Amendment No. 3 to this Agreement, the Merger Consideration (as amended by Amendment No. 3 to the Agreement) is fair to the stockholders from a financial point of view.

5.27    Certain Loans and Other Transactions.    Except as set forth on Section 5.27 of the Company Disclosure Schedule, no present or former director, officer or employee (or Person affiliated with any such director, officer or employee) of Company or any of its Subsidiaries owes money to Company or any of its Subsidiaries pursuant to a loan or other arrangement. Section 5.27 of the Company Disclosure Schedule sets forth for each such loan or other arrangement the initial principal amount, amount outstanding as of December 31, 2002, interest rate and maturity date. Except as set forth in Company Reports, since January 1, 2000, no event has occurred that would be required to be reported as a “Certain Relationship or Related Transaction” disclosure pursuant to Item 404 of Regulation S-K promulgated by the SEC.

5.28    Insurance.    All material insurance policies of Company and its Subsidiaries, including the Fiduciary Liability insurance policy previously delivered to Acquiror (the “Insurance Policies”) are in full force and effect and provide insurance in such amounts and against such risks as the management of Company reasonable has determined to be prudent in accordance with industry practices or as is required by law. Neither Company nor any of its Subsidiaries is in material breach or default, and neither Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of any of the Insurance Policies. No notice of cancellation or termination has been received by Company with respect to any such Insurance Policy other than as is customary in connection with renewals of existing Insurance Policies.

5.29    No Additional Representations.    Company acknowledges that neither Acquiror nor Acquisition Sub, nor any other Person advising or acting on behalf of Acquiror, Acquisition Sub, or any Affiliate of Acquiror or Acquisition Sub, has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Acquiror or Acquisition Sub or the business conducted by Acquiror or Acquisition Sub, in each case, except as expressly set forth in this Agreement.

ARTICLE 6

COVENANTS

6.1    Conduct of Business by Company Pending the Merger.    After the date hereof and except as set forth in Section 6.1 of the Company Disclosure Schedule, prior to the Closing Date or earlier termination of this Agreement, unless Acquiror shall otherwise agree in writing, Company shall, and shall cause its Subsidiaries, subject to restrictions imposed by applicable law, to:

(a)  conduct its business in the ordinary and usual course of business and consistent with past practice;

(b)  not (i) amend or propose to amend its certificate of incorporation or by-laws, (ii) split, combine or reclassify its outstanding capital stock, (iii) declare, set aside or pay any dividend or distribution payable in stock or property other than dividends payable upon the Company Preferred Stock pursuant to the existing terms thereto, or (iv) repurchase, redeem or otherwise acquire any of its outstanding share of capital stock, other than the Company Preferred Stock in accordance with the provisions of Section 6.14;

(c)  not issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional shares of, or any options, warrants or rights of any kind to acquire any shares of its or its Subsidiaries’ capital stock, or any debt or equity securities convertible into, exchangeable for or exercisable for such capital stock, or enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing, except for issuances of Company Common Stock pursuant to the exercise of rights or options outstanding as of the date of this Agreement under the Company Stock Option Plans and Company Warrants outstanding as of the date of this Agreement;

(d)  not (i) incur or become contingently liable with respect to any indebtedness for borrowed money, (ii) redeem, purchase, acquire or offer to purchase or acquire any shares of its capital stock or any options, warrants or rights to acquire any of its capital stock or any security convertible into or exchangeable for its capital stock, (iii) make any acquisition of any assets or businesses or any other capital expenditures other than expenditures for fixed or capital assets in the ordinary course of business, (iv) sell, pledge, dispose of or encumber any assets or businesses other than sales in the ordinary course of business, (v) loan, advance funds or make any investment in or capital contribution to any other Person other than to any Subsidiary, or (vi) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing;

(e)  use commercially reasonable efforts to preserve intact its business organizations and goodwill, keep available the services of its present officers and key employees, preserve the goodwill and business relationships with customers, suppliers and others having business relationships with Company and not engage in any action, directly or indirectly, with the intent to adversely impact the transactions contemplated by this Agreement;

(f)  use commercially reasonable efforts to maintain with financially responsible insurance companies insurance on its tangible assets and its business in such amounts and against such risks and losses as are consistent with past practice;

(g)  not enter into any plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Company or any of its Subsidiaries (other than the transactions contemplated by this Agreement);

(h)  not alter, through merger, liquidation, reorganization, restructuring or any other fashion, the corporate structure or ownership of any of Company’s Subsidiaries;

(i)  not enter into any sale, lease or license or suffer to exist any Lien (except for Permitted Liens) in respect of any of its assets, other than (i) Liens securing intercompany indebtedness, (ii) sales or dispositions of property or inventory in the ordinary course of business consistent with past practice, (iii) leases and licenses with a term of less than one year of property in the ordinary course of business consistent with past practice, (iv) leases and licenses with a term of at least one year of property in the ordinary course of business consistent with past practice and (v) sales, leases or licenses with respect to immaterial assets;

(j)  except for loans, advances, capital contributions or investments made to a wholly-owned Subsidiary of Company in the ordinary course of business consistent with past practice, not make any loan, advance or capital contribution to, or investments in, any other Person;

(k)  except as required by generally accepted accounting principles, not revalue in any material respect of any of its assets, including writing down the value of inventory or writing-off notes or accounts receivables other than in the ordinary course of business consistent with past practice, or change any method of accounting or accounting principles or practice;

(l)  except as required by law or as is consistent with past practice, not make or change any Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, extend or waive any applicable statute of limitations with respect to Taxes, file any amended Tax Returns, enter into any closing agreement in respect of any Tax claim, audit or assessment, or surrender any right to claim a Tax refund, offset or other reduction in Tax liability;

(m)  not (i) grant any severance, retention or termination pay to, or amend any existing severance, retention or termination arrangement with, any current or former director, officer or employee of Company or any of its Subsidiaries, (ii) increase or accelerate the payment or vesting of, benefits payable under any existing severance, retention or termination pay policies or employment agreements, (iii) enter into or amend any employment, consulting, deferred compensation or other similar agreement with any director, officer, consultant or employee of Company or any of its Subsidiaries, (iv) establish, adopt or amend (except as required by applicable law) any collective bargaining agreement, bonus, profit-sharing, thrift, pension, retirement, post-retirement medical or life insurance, retention, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any present or former director, officer or employee, or any beneficiaries thereof, of Company or any of its Subsidiaries or (v) increase the compensation, bonus or other benefits payable to any director, officer or employee of Company or any of its Subsidiaries, except for salary increases as a result of employee promotions in the ordinary course of business consistent with past practice or required by the terms of existing arrangements, policies or agreements set forth in the Company Disclosure Schedule; or

(n)  enter into or authorize an agreement with respect to any of the foregoing actions, or commit to take any action to effect any of the foregoing actions.

6.2    Control of Operations.    Nothing contained in this Agreement shall give to Acquiror, directly or indirectly, rights to control or direct the operations of Company prior to the Effective Time. Prior to the Effective Time, Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its and its Subsidiaries’ operations.

6.3    No Solicitation by Company.

(a)  Company agrees that it and its Subsidiaries will not (and Company will not permit its or its Subsidiaries’ officers, directors, employees, agents or representatives, including any investment banker or other financial advisor, attorney, consultant, accountant or other Person retained by Company or any of its Subsidiaries, to):

(i)  directly or indirectly, solicit, initiate or knowingly facilitate or encourage the making by any Person (other than Acquiror and its Subsidiaries) of any inquiry, proposal or offer (including any proposal or offer to Company’s Stockholders) that constitutes or would reasonably be expected to lead to, a proposal for any tender offer, merger, consolidation, recapitalization, reorganization, share exchange, business combination, liquidation, dissolution or similar transaction involving Company or any of its Subsidiaries and a third party, or any acquisition by a third party of any Company Capital Stock (other than upon the exercise of the Company Stock Options that are outstanding on the date hereof in accordance with their terms) or any business or assets of Company or any of its Subsidiaries (other than acquisitions of a business or assets in the ordinary course of business that constitute less than 5% of the net revenues, net operating income and assets of Company and its Subsidiaries, taken as a whole), or any combination of the foregoing, in a single transaction or a series of related transactions (in each case, an “Acquisition Proposal”);

(ii)  directly or indirectly, participate or engage in discussions or negotiations concerning an Acquisition Proposal (and Company, its Subsidiaries and all such Persons shall immediately cease and cause to be terminated any existing discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal), or furnish or disclose to any Person any information with respect to or in furtherance of any Acquisition Proposal, or provide access to its properties, books and records or other information or data to any Person with respect to or in furtherance of any Acquisition Proposal;

(iii)  grant any waiver or release under any confidentiality agreement, standstill agreement or similar agreement with respect to Company or any of its Subsidiaries; or

(iv)  execute or enter into any agreement, understanding or arrangement with respect to any Acquisition Proposal, or approve or recommend or propose to approve or recommend any Acquisition Proposal or any agreement, understanding or arrangement relating to any Acquisition Proposal (or resolve or authorize or propose to agree to do any of the foregoing actions).

(b)  Nothing contained in the foregoing Section 6.3(a) shall prevent Company or its Board of Directors, at any time prior to receipt of Stockholders’ Approval with respect to the Merger, from (i) taking and disclosing to the Stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to stockholders required to be made by applicable statute, law, rule or regulation in connection with the making or amendment of a tender offer or exchange offer) or from making any legally required disclosure to stockholders with regard to any Acquisition Proposal; provided, however, that neither Company nor the Board of Directors of Company shall, except as specifically permitted by Section 6.4(b), withdraw, withhold, modify or change any recommendation regarding this Agreement, the Merger or the other transactions contemplated hereby or approve, recommend or declare advisable any Acquisition Proposal, and (ii) providing information (pursuant to a confidentiality agreement in substantially the same form and on substantially the same terms as the Confidentiality Agreement and which does not prevent Company from complying with its obligations under this Agreement) to or engaging in any negotiations or discussions with any Person or group who has made an unsolicited bona fide Acquisition Proposal with respect to all of the outstanding shares of capital stock of Company or all or substantially all of the assets of Company if, with respect to such actions, (x) in the good faith judgment of the Board of Directors of Company, taking into account, among other things, the likelihood of consummation and the other terms and conditions of such Acquisition Proposal and after receipt of advice from its financial advisors, such Acquisition Proposal is believed to be reasonably likely to result in a transaction more favorable to the holders of Company Common Stock than the Merger (a “Superior Proposal”) and (y) the Board of Directors of Company, after receipt of advice from its outside legal counsel, determines in good faith that such actions may be required by its fiduciary obligations under Delaware law.

(c)  Company agrees that it will notify Acquiror promptly (and in any event within two Business Days of receipt) if any proposal or offer relating to or constituting an Acquisition Proposal is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, Company or any of its officers, directors, employees, agents or representatives. The notice shall be in writing and state the identity of the Person or group making such request or inquiry or engaging in such negotiations or discussions and the material terms and conditions of any Acquisition Proposal. Thereafter, Company shall keep Acquiror fully informed on a prompt basis (and in any event within two Business Days of receipt) of any material changes, additions or adjustments to the terms of any such proposal or offer.

(d)  Nothing in this Section 6.3 shall permit Company to enter into any agreement with respect to an Acquisition Proposal during the term of this Agreement, it being agreed that, during the term of this Agreement, Company shall not enter into any agreement with any Person with respect to or that provides for, or in any way facilitates, an Acquisition Proposal, other than a confidentiality agreement permitted by Section 6.3(b).

(e)  Notwithstanding any other provision of this Agreement, if, prior to obtaining Stockholders’ Approval with respect to the Merger, the Board of Directors of Company determines, in its good faith judgment, that an Acquisition Proposal is a Superior Proposal, the Board of Directors of Company may terminate this Agreement (subject to Company’s obligations under Article 8); provided, that

(i)  Company provides at least five business days prior written notice to the Acquiror of its intention to terminate this Agreement in the absence of any further action by Acquiror,

(ii)  during such five business day period (or longer period if extended by the mutual agreement of Company and Acquiror), Company agrees to negotiate in good faith with Acquiror regarding such changes as Acquiror may propose to the terms of this Agreement,

(iii)  the Board of Directors of Company determines (after receipt of advice from its outside legal counsel and an independent financial advisor) that the Acquisition Proposal is a Superior Proposal taking into account any modifications to the terms of this Agreement proposed in writing by Acquiror, and the Board of Directors of Company determines in good faith that such actions are required by its fiduciary duties under Delaware law. In the event of termination of this Agreement as provided in this Section 6.3(e), this Agreement shall forthwith become void and there shall be no further obligation on the part of Company, Acquiror, Acquisition Sub or their respective officers or directors, except as provided in Section 8.3 and except that in the case of any such termination, Section 6.6(b), Section 6.8 and Section 9.2 shall survive.

Nothing in this Section 6.3(e) shall relieve Company from liability for any willful or intentional breach of this Agreement.

6.4    Meeting of Company Stockholders.

(a)  Subject to Section 6.7 hereof, Company will take all action necessary in accordance with applicable law and its certificate of incorporation and bylaws to convene as promptly as reasonably practicable after the date hereof a meeting (the “Stockholders’ Meeting”) of the holders of Company Common Stock (the “Company Common Stockholders”) and shall submit the Merger for approval by the Company Common Stockholders at such meeting or any adjournment thereof. Notwithstanding the foregoing, the Stockholders’ Meeting shall be held on or after June 7, 2004.

(b)  Subject to Section 6.3, Company, through its Board of Directors, shall recommend approval and adoption of the Merger by the Company Common Stockholders at the Stockholders’ Meeting or any adjournment thereof; provided that the Board of Directors of Company may at any time prior to receipt of the Stockholders’ Approval with respect to the Merger approve, recommend and declare advisable any Superior Proposal, if the Board of Directors of Company determines in good faith after receipt of advice from its outside legal counsel that such action is required by its fiduciary obligations under Delaware law and Company terminates this Agreement as provided for in Section 8.1(d)(iii).

(c)  For the avoidance of doubt and notwithstanding anything to the contrary contained in this Agreement, Company shall not be required to hold the Stockholders’ Meeting if this Agreement is terminated.

6.5    Agreement to Cooperate; HSR Filings.

(a)  Subject to the terms and conditions herein provided, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to consummate and make effective the transactions contemplated by this Agreement, subject, however, to the requisite vote of the Company Common Stockholders. Prior to the Effective Time, (i) Acquiror shall plan and adopt procedures that will expedite, to the fullest extent reasonably and commercially practical procedures for the delivery of shares of Acquiror Common Stock upon exercise of Company Stock Options (which, pursuant to Section 3.1(l), shall be assumed by Acquiror and converted into and become rights with respect to Acquiror Common Stock); and (ii) Company shall, to the fullest extent commercially practical, cooperate with Acquiror in connection with the foregoing and assist Acquiror in such efforts. Prior to the Effective Time, Company shall use commercially reasonable efforts, and Acquiror and Acquisition Sub shall use their commercially reasonable efforts to cooperate and assist Company, to obtain all consents of any third parties that may be necessary for the consummation of the Merger (other than consents from any Governmental Entities which are addressed in Section 6.5(c)).

(b)  Without limitation of the foregoing, Acquiror and Company undertake and agree to file as soon as practicable (and in any event not later than 20 days after the date hereof), if required by law, a Notification and Report Form under the HSR Act with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the Department of Justice (the “DOJ”). If Acquiror or Company reasonably determined that it is so required, Acquiror and Company shall, promptly after the date of this Agreement, prepare and file notifications required under any applicable foreign antitrust laws or regulations in connection with the Merger.

(c)  Each of Acquiror and Company shall, in connection with the efforts referenced in Section 6.5(a) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under the

HSR Act or any other Regulatory Law, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any request by the FTC or DOJ for additional information and documents or any investigation or other inquiry, including any proceeding initiated by a private party; (ii) promptly inform the other party of any communication received by such party from, or given by such party to, the FTC, the DOJ or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby; (iii) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any such other Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Entity or other person, give the other party the opportunity to attend and participate in such meetings and conferences; and (iv) promptly take reasonable actions to respond to inquiries from the FTC, DOJ or any other Governmental Entity regarding the legality under any antitrust law of Acquiror’s acquisition of Company; provided, however, that all obligations in this Section 6.5 shall be subject to applicable laws relating to exchange of information and attorney-client communication and privileges.

(d)  Each of Acquiror and Company undertake to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the transactions contemplated by this Agreement, provided, however, that neither party is required to contest or appeal any such order issued by a United States Court of Appeals.

(e)  Notwithstanding anything in this Agreement to the contrary, neither Acquiror nor any of its Affiliates shall be under any obligation to make proposals, execute or carry out agreements or submit to orders providing for the sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of the Acquiror, any of its Affiliates, or Company or any of its Affiliates, or seeking to impose any material limitation on the ability of Acquiror or any of its Affiliates to conduct their business or own such assets or to acquire, hold or exercise full rights of ownership of Company; provided, however, that Acquiror shall, if necessary to secure termination of the waiting period under the HSR Act and if requested by Company, offer and agree to sell or otherwise dispose or hold separate assets (through the establishment of a trust or otherwise) of Acquiror, any of its Affiliates or Company that have nominal monetary and strategic value to Acquiror.

6.6    Access to Information.

(a)  Company has given and will continue to give to Acquiror and its accountants, counsel, financial advisors and other representatives (the “Acquiror Representatives”), reasonable access in accordance with the terms of the Confidentiality Agreement during normal business hours to its personnel, properties, books, contracts, commitments and records; provided, however, that no investigation pursuant to this Section 6.6(a) shall amend or modify any representations or warranties made herein or the conditions to the obligations of the respective parties to consummate the Merger; provided, further, that the foregoing right of access shall not require furnishing information that, in the reasonable opinion of counsel, would violate any laws, or any confidentiality agreements with respect to such information.

(b)  The Confidentiality Agreement shall remain in full force and effect until Closing and, if this Agreement is terminated pursuant to Article 8, such Confidentiality Agreement shall continue in accordance with its terms.

(c)  Company shall promptly advise Acquiror in writing when the Company becomes aware of any change or the occurrence of any event after the date of this Agreement having, or which, insofar as can reasonably be foreseen, in the future may have, a Material Adverse Effect on Company.

6.7    Proxy Statement.

(a)  Each of Company and Acquiror shall cooperate and as promptly as practicable prepare, and Company shall file with the SEC, a proxy statement pursuant to Regulation 14A under the Exchange Act with respect to the

Stockholders’ Meeting (the “Proxy Statement”). Company and Acquiror, shall use their respective reasonable best efforts to have the Proxy Statement cleared by the SEC. Company shall, as promptly as practicable after receipt thereof, provide the Acquiror copies of any written comments, and advise Acquiror of any oral comments or communications regarding the Proxy Statement received from the SEC. Company shall provide Acquiror with a reasonable opportunity to review and comment on any supplement to the Proxy Statement prior to filing the same with the SEC, and Company will promptly provide Acquiror with a copy of all such filings made with the SEC.

(b)  Company will use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company Common Stockholders as promptly as practicable.

(c)  Each of Company and Acquiror agrees that the information provided by it for inclusion in the Proxy Statement and each amendment or supplement thereto, at the time of mailing thereof and at the time of the Stockholders’ Meeting, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Stockholders’ Meeting, there shall occur any event with respect to Company, Acquiror or any of their Subsidiaries, or with respect to any information provided by Company or Acquiror for inclusion in the Proxy Statement, which event is required to be described in an amendment or supplement to the Proxy Statement, such amendment or supplement shall be promptly filed with the SEC, as required by applicable law, and disseminated to the Company Common Stockholders, as applicable.

6.8    Expenses and Fees.    Except as may be otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated, except that (a) Company and Acquiror shall divide equally the following fees and expenses: (i) the costs incurred in connection with the printing and mailing of the Form S-4, dated October 15, 2003 filed by Acquiror with the SEC and all amendments and supplements thereto, the Proxy Statement/Prospectus, dated February 9, 2004 and the Proxy Statement/Prospectus Supplement dated March 31, 2004 (as so supplemented, the “Proxy Statement/Prospectus”), the Proxy Statement and related documents, (ii) all filing or registration fees paid by Acquiror or Company, including fees payable to the SEC or any state securities commission, but excluding attorneys fees and expenses and (iii) costs incurred in connection with the printing and mailing of all election forms relating to the Proxy Statement/Prospectus and the Letter of Transmittal, and (b) Acquiror shall pay (i) all filing or registration fees incurred in connection with the Exchange and Guarantee Offer and the Consent Solicitation, and (ii) all costs incurred in connection with the printing and mailing of all materials relating to the Exchange and Guarantee Offer and the Consent Solicitation. From and after the Closing, expenses of Company shall be paid by the Surviving Corporation.

6.9    Public Statements.    Company, on the one hand, and Acquiror and Acquisition Sub, on the other hand, agree that, from the date hereof through the Closing Date, no public release or announcement concerning the transactions contemplated hereby shall be issued or made by any party without the prior consent of the other party or parties (which consent shall not be unreasonably withheld), except (a) as such release or announcement may be required by law or the rules or regulations of any United States securities exchange, in which case the party required to make the release or announcement shall allow the other party or parties reasonable time to comment on such release or announcement in advance of such issuance, and (b) that each of Acquiror, Acquisition Sub and Company and their respective Affiliates may make such an announcement to their respective employees after consultation with the other parties.

6.10    Company Employees.

(a)  As of the Effective Time of the Merger, Acquiror will assume and perform employment-related obligations of Company under the Company Plans, bonus plans, employment policies, collective bargaining agreements, and applicable local, state and federal laws, including without limitation the Worker Adjustment and Retraining Notification Act, the National Labor Relations Act, the Fair Labor Standards Act, Title VII of the

Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Equal Pay, the Occupational Safety and Health Act, the Employee Income Retirement Security Act, Executive Order 11246, the Americans With Disabilities Act, the Family and Medical Leave Act, and any other local, state or federal statute, ordinance, executive order, regulation, court decree or other governmental action having the force and effect of law; provided, however, that this sentence is not intended to require Acquiror to continue any such plan, policy or agreement beyond the time when it otherwise lawfully could be terminated or modified.

(b)  As of the Effective Time, Acquiror agrees to provide the employees of Company and its Subsidiaries with salary and employee benefit plans and programs which are substantially the same as the plans and programs provided to similarly situated employees of Acquiror and its Affiliates if, and to the extent that, such plans and programs provide the kinds of benefits which Company and its Subsidiaries provide such employees on the date of this Agreement (the “Acquiror Plans”); provided, however, in lieu thereof Acquiror may elect to continue one or more of the Company Plans for any of the employees for such period or periods as Acquiror may determine; and provided further, that the employees of Company and its Subsidiaries shall be given credit for all purposes under the Acquiror Plans for their years of service that are credited under any similar Company Plan (but only to the extent that such credit does not create any duplication of benefits or result in any benefit accruals under any defined benefit plans (as defined in Section 414(j) of the Code) or welfare plans (as defined in Section 3(1) of ERISA); provided, further, that Acquiror agrees to pay all bonuses for calendar year 2003 consistent with prior practice of Company.

(c)  Acquiror agrees to maintain the policies of Company governing special severance and retention payments to employees following a change of control transaction in effect as of the date of this Agreement and as described in Section 6.10 of the Company Disclosure Schedule, for a period of three years from the date of the Closing and to adhere to the terms and conditions of such policies, including those terms and conditions set forth in this Section 6.10(c) of the Company Disclosure Schedule, during such three year period. Company has previously delivered to Acquiror true and correct copies of all such severance and retention policies.

6.11    Notification of Certain Matters; Supplemental Disclosure.

(a)  Each of Company, Acquiror and Acquisition Sub agrees to give prompt notice to each other of, and to use their respective commercially reasonable efforts to prevent or promptly remedy, (i) the occurrence or failure to occur or the impending or threatened occurrence or failure to occur, of any event which occurrence or failure to occur would be likely to cause any of its representations or warranties in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time and (ii) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.11 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

(b)  Until the Closing, Acquiror and Company shall have the continuing obligation to promptly supplement the information contained in their respective disclosure schedules attached hereto with respect to any matter hereafter arising or discovered which, if in existence on the date hereof and known at the date of this Agreement, would have been required to be set forth or described in such disclosure schedules.

(c)  Neither the supplementation of the disclosure schedules pursuant to the obligation in Section 6.11(b) nor any disclosure after the date hereof of the untruth of any representation and warranty made in this Agreement shall operate as a cure of any breach of (i) the failure to disclose the information, nor (ii) any untrue representation or warranty made herein.

6.12    Directors’ and Officers’ Indemnification and Insurance.    Acquiror agrees that for the entire period from the Effective Time until six years after the Effective Time, (a) Acquiror will cause the Surviving Corporation to, indemnify and hold harmless, to the extent provided in the certificate of incorporation and bylaws of Company in the form provided to Acquiror prior to the date of this Agreement, each person who on or prior to the Effective Time was a director or officer of the Company or any of its Subsidiaries with respect to all acts or omissions by such person in his or her capacity as such; (b) Acquiror will, and will cause Surviving Corporation to, maintain Company’s current directors’ and officers’ insurance and indemnification policy and related arrangements, or a substantially equivalent policy and related arrangements, subject in either case to terms and conditions substantially as advantageous to the present and former Company directors and officers of Company and any of its Subsidiaries as those contained in the policy and arrangements in effect on the date hereof and disclosed to Acquiror, for all present and former directors and officers of Company and any of its Subsidiaries covering claims made and insurable events with respect to matters arising or omissions occurring before, on, or existing at, the Effective Time (provided that Surviving Corporation will not be required to maintain such policy except to the extent that the aggregate annual cost of maintaining such policy is not in excess of one hundred and fifty percent (150%) of the current annual cost, in which case Surviving Corporation shall maintain such policies up to an annual cost of one hundred and fifty percent (150%) of the current annual cost); and (c) Acquiror will cause Surviving Corporation to maintain the existing indemnification provisions (including, provisions for expense advances for present and former Company officers and directors) in Surviving Corporation’s certificate of incorporation and bylaws or, if the Forward Merger is consummated and the surviving entity of the Forward Merger is a limited liability company, in Surviving LLC’s operating agreement.

6.13    Maintenance of Company Records.    Acquiror and its Subsidiaries shall maintain the books, records and files of Company which exist at the Effective Time and which become subject to the direct or indirect control of Acquiror pursuant to the Merger in accordance with Acquiror’s document retention policies as they exist from time to time.

6.14    Redemption of Preferred Stock.    Company shall use its reasonable best efforts to redeem all outstanding shares of preferred stock of Company, par value $1.00 per share (the “Company Preferred Stock”), in accordance with the restated certificate of incorporation, as amended, of Company prior to the date of the Stockholders’ Meeting.

6.15     Intentionally deleted.

6.16    Intentionally deleted.

6.17    Intentionally deleted.

6.18    Form S-8.    Acquiror agrees to file one or more registration statements on Form S-8 and prepare and deliver prospectus(es) related thereto covering the shares of Acquiror Common Stock issuable with respect to the Company Stock Options assumed by Acquiror pursuant to Section 3.1(l) immediately after the Effective Time, to the extent but only to the extent such Company Stock Options were subject to a Company registration statement as of the Effective Time, and keep any such registration statements effective until all shares registered thereunder have been issued.

6.19    Stockholder Litigation.    Company shall keep Acquiror informed of, and cooperate with Acquiror in connection with, any stockholder litigation or claim against Company and/or its directors or officers relating to the Merger or the other transactions contemplated by this Agreement; provided, however, that no settlement in connection with such stockholder litigation shall be agreed to without Acquiror’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, further, that all obligations in this Section 6.19 shall be subject to the obligations of Company under applicable laws relating to attorney-client communication and privilege.

6.20    Intentionally deleted.

6.21    Consent of Noteholders.

(a)  As soon as practicable following the date of this Agreement, Company shall use commercially reasonable efforts to (i) prepare and commence a consent solicitation (the “Consent Solicitation”), with respect to all holders of Company’s outstanding 8% Senior Subordinated Notes due 2011 (the “8% Notes”), and (ii) amend the Indenture (the “Indenture”), dated as of May 15, 2003, among Company, the Guarantors named therein and Deutsche Bank Trust Company Americas, as Trustee (the “Trustee”), in order that the consummation of the Merger and the other transactions contemplated by this Agreement shall not require a “change of control” offer to be made to the holders of the 8% Notes (the “Merger Amendment”).

(b)  As part of the Consent Solicitation, Company shall also use commercially reasonable efforts to (i) amend the Indenture to (A) eliminate substantially all the restrictive covenants contained therein (as reasonably agreed to by Acquiror and Company and in a manner consistent with the provisions set forth in Section 6.21 of the Company Disclosure Schedule), and (B) cause the release of all Guarantors named therein in accordance with the provisions of Section 10.4 thereof (the “Covenant Amendments” and, together with the Merger Amendment, the “Amendments”), and (ii) amend the certain Registration Rights Agreement, dated as of May 15, 2003 (the “Registration Rights Agreement”), by and among Company, the Guarantors party thereto, and Credit Suisse First Boston LLC, Goldman, Sachs & Co. and Wachovia Securities, Inc., as initial purchasers of the 8% Notes, to (x) eliminate the provisions thereof that could require Company to pay “liquidated damages” for any “registration default,” and (y) provide that such Registration Rights Agreement shall be terminated upon the effectiveness of the Exchange and Guarantee Offer as set forth in Section 6.22 hereof (the “Registration Amendments”).

(c)  Promptly upon receipt of the consent of holders of a majority in aggregate principal amount of then outstanding 8% Notes (the “Requisite Consent”) with respect to the Consent Solicitation, (i) Company shall, and shall use its commercially reasonable efforts to cause the Trustee to, execute a supplemental indenture incorporating the Amendments, and (ii) Company shall, and shall use its commercially reasonable efforts to cause the other parties thereto to, execute an amendment to the Registration Rights Agreement incorporating the Registration Amendments. The Merger Amendment shall be effective immediately upon execution by Company and Trustee following receipt of the Requisite Consent. The Registration Amendments shall be effective immediately upon execution by Company and the other parties thereto following receipt of the Requisite Consent. The Covenants Amendment shall be effective immediately on consummation of the Merger.

(d)  Company and Acquiror shall cooperate with each other with respect to the Consent Solicitation and the preparation, form and content of the solicitation materials to be distributed to the holders of the 8% Notes.

6.22    Exchange and Guarantee Offer.

(a)  As soon as practicable after the date of this Agreement, Company and Acquiror shall prepare and file with the SEC a joint registration statement on Form S-4 (the “Registration Statement”) in order to effect (i) an offer to exchange the 8% Notes for fully registered notes with terms substantially identical, subject to the amendments effected pursuant to the Consent Solicitation, to the 8% Notes, and (ii) a full and unconditional guarantee of the due and punctual payment (and not merely the collection) of the principal of (premium, if any) and interest on the 8% Notes, when and as these payments become due and payable, whether at maturity, by acceleration, by call for redemption or otherwise, without any requirement that a holder of the 8% Notes first proceed against the Company (the “Exchange and Guarantee Offer”) all as more fully set forth in the Registration Statement. Acquiror and Company shall use commercially reasonable efforts to have the Registration Statement declared effective, to commence the Exchange and Guarantee Offer and to mail such Exchange and Guarantee Offer to the holders of the 8% Notes as promptly as practicable.

(b)  The Registration Statement will set forth the terms and conditions with respect to the Exchange and Guarantee Offer; provided that without limiting the foregoing, Acquiror’s and Company’s obligations to consummate the Exchange and Guarantee Offer shall be conditioned on receipt of the Requisite Consent and execution of the Amendments and the Registration Amendments related thereto and on consummation of the Merger.

(c)  Acquiror and Company shall cooperate with each other with respect to the Exchange and Guarantee Offer and the preparation, form and content of the Registration Statement, including the prospectus forming a part thereof and all other materials related thereto to be distributed to the holders of the 8% Notes in connection therewith.

6.23     Covenants Relating to Alleged FCPA Violations.

(a)  Company covenants and agrees to use its commercially reasonable efforts to obtain a final resolution and/or settlement as to Company and its Subsidiaries with the CD DOJ, the SEC, the United States Department of Defense and the United States Department of State of all matters related to or arising from (A) allegations of violations of applicable law in connection with payments that were made, or items of value that were provided, by consultants or representatives for Company or its Affiliates to foreign officials; or (B) allegations of violations of the books and records and internal controls provisions of applicable law (the allegations in the foregoing clauses (A) and (B), collectively, the “Alleged FCPA Violations”), which final resolution and/or settlement may include the following:

(i)  a written statement or written confirmation from the CD DOJ that it considers its investigation of the Alleged FCPA Violations resolved as to Company and its Subsidiaries and does not intend to pursue any claims as to Company and its Subsidiaries in respect of the Alleged FCPA Violations, or the entry of a judgment of conviction signed by a United States district court judge pursuant to Federal Rule of Criminal Procedure 32(k) or other applicable rules resulting from Company’s or any of its Subsidiaries’ plea of guilty and a plea agreement with the United States under Federal Rule of Criminal Procedure 11(c) or other applicable rule;

(ii)  entry of a settled cease-and-desist order by the SEC pursuant to Section 21C of the Exchange Act and that may include the filing by the SEC of a settled civil action in a United States district court in which Company consents to a judgment related to or arising from the Alleged FCPA Violations;

(iii)  execution of a written agreement or other written confirmation with the cognizant debarring official that the debarring official has determined that the debarment of Company or any of its Affiliates is not in the interests of the United States pursuant to Federal Acquisition Regulation subpart 9.406-1, 48 C.F.R. § 9.406-1, as a result of the Alleged FCPA Violations and/or in the event of the entry of a criminal judgment of conviction of Company or any of its Affiliates, the entry of a settled cease-and-desist order by the SEC against Company, or Company’s consent to a judgment from the filing of a civil action by the SEC, related to or arising from the Alleged FCPA Violations; and

(iv)  execution of a written agreement or other written confirmation with the Department of State, Directorate of Defense Trade Controls (“DDTC”) that DDTC has determined that it will not deny, revoke, suspend or amend any license and other approvals, including applications, of Company or any of its Affiliates registered as an exporter with the Department of State, pursuant to 22 U.S.C. § 2778(g)(4) and 22 C.F.R. §§ 126.7(a)(4), 127.7, and 127.11, as a result of the Alleged FCPA Violations and/or in the event of the entry of a criminal judgment of conviction of Company or any of its Affiliates related to or arising from the Alleged FCPA Violations.

The items enumerated in the foregoing clauses (i) through (iv), are collectively referred to as the “FCPA Resolution and Settlement.”

(b)  Company covenants and agrees that it will not enter into any of the agreements, consent decrees or settlements contemplated by the FCPA Resolution and Settlement without the written consent of Acquiror, which consent shall not be unreasonably withheld or delayed. In considering whether any such requested consent of Acquiror is unreasonably withheld or delayed, it shall not be considered unreasonable if Acquiror withholds its consent in a situation in which, taking into account any or all of the agreements, consents, decrees, or settlements contemplated by the FCPA Resolution and Settlement, (A) the aggregate payments in fines, penalties, or settlement made or to be made by Company or any of its Affiliates are materially adverse in relation to Company’s consolidated financial condition, assets or stockholders’ equity, or (B) such agreements, consent decrees or settlements include provisions that impose significant adverse restrictions or limitations on the business or operations of Company or any of its Affiliates. For purposes of this Section 6.23(b), significant adverse restrictions or limitations on the business or operations of Company or any of its Affiliates shall not include training programs, auditing processes, compliance programs, reporting obligations or any other procedures or processes included in Acquiror’s ethics and compliance program. Acquiror covenants and agrees that it will extend its ethics and compliance programs to Company and its Affiliates if requested by any Governmental Entity to satisfy any requirements post-closing in relation to compliance or compliance-related matters that any of the Governmental Entities may require as part of reaching with Company FCPA Resolution and Settlement.

(c)  Acquiror covenants and agrees that it will use its commercially reasonable efforts to cooperate and assist Company in obtaining any FCPA Resolution and Settlement with any Governmental Entity.”

ARTICLE 7

CONDITIONS

7.1    Conditions to Each Party’s Obligation to Effect the Merger.    The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

(a)  this Agreement and the transactions contemplated hereby shall have been approved and adopted by the requisite vote of the Company Common Stockholders under applicable law;

(b)  the waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act (and any other necessary foreign antitrust law or regulation imposing a mandatory waiting period) shall have expired or been terminated;

(c)  no laws shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other Governmental Entity of competent jurisdiction shall be in effect, having the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger; provided, however, that the provisions of this Section 7.1(c) shall not be available to any party whose failure to fulfill its obligations pursuant to Section 6.5 shall have been the cause of, or shall have resulted in, such order or injunction; and

(d)  all governmental waivers, consents, orders and approvals legally required for the consummation of the Merger and the transactions contemplated hereby shall have been obtained and be in effect on the Closing Date, other than those, the failure of which to be obtained would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Acquiror.

7.2    Conditions to Obligation of Company to Effect the Merger.    Unless waived in writing by Company, the obligation of Company to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions:

(a)  (i) Acquiror and Acquisition Sub shall have performed in all material respects their agreements contained in this Agreement required to be performed on or prior to the Closing Date, (ii) the representations and warranties of Acquiror and Acquisition Sub contained in this Agreement, without regard to any materiality or Material Adverse Effect qualifier contained therein, shall be true and correct on and as of the date made and on and as of the Closing Date as if made at and as of the Closing Date (except for any representations and warranties made as of a specified date, which shall be true and correct as of the specified date), except where the failure of such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Acquiror and would not materially impair Acquiror’s ability to perform its obligations under this Agreement, and (iii) Company shall have received a certificate of the Chairman of the Board, the President or a Vice President of Acquiror and of the President or a Vice President of Acquisition Sub to that effect.

7.3    Conditions to Obligations of Acquiror to Effect the Merger.    Unless waived in writing by Acquiror, the obligations of Acquiror and Acquisition Sub to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the additional following conditions:

(a)  (i) Company shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Closing Date, (ii) the representations and warranties of Company contained in this Agreement, without regard to any materiality or Material Adverse Effect qualifier contained therein, shall be true and correct on and as of the date made and on and as of the Closing Date as if made at and as of the Closing Date (except for any representations and warranties made as of a specified date, which shall be true and correct as of the specified date), except where the failure of such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company and would not materially impair Company’s ability to perform its obligations under this Agreement, and (iii) Acquiror shall have received a certificate of the President or of a Vice President of Company to that effect;

(b)  Company shall have obtained a written statement or written confirmation from the CD DOJ that it considers its investigation of the Alleged FCPA Violations resolved as to Company and its Subsidiaries and does not intend to pursue any claims as to Company and its Subsidiaries in respect of the Alleged FCPA Violations, or there has been entered a judgment of conviction signed by a United States district court judge pursuant to Federal Rule of Criminal Procedure § 32(k) or other applicable rules resulting from Company’s or any of its Subsidiaries’ plea of guilty and a plea agreement with the United States under Federal Rule of Criminal Procedure 11(c) or other applicable rule.

(c)  There shall not have occurred since the date of this Agreement any change, effect, circumstance or event, which together with any other changes, effects, circumstances or events, has had or is reasonably likely to have a Material Adverse Effect with respect to Company;

(d)  The Dissenting Shares shall not constitute more than ten percent (10%) of the issued and outstanding Company Common Stock;

(e)  The shares of Company Preferred Stock shall have been redeemed in accordance with the provisions of Section 6.14; and

(f)  Company shall have obtained the Requisite Consent with respect to the Consent Solicitation and the Trustee shall have executed the Amendments in connection therewith, and such Amendments shall have or shall become effective in accordance with Section 6.21(c).

ARTICLE 8

TERMINATION, AMENDMENT AND WAIVER

8.1    Termination.    This Agreement may be terminated as set forth below at any time prior to the Closing Date, whether before or after the Stockholders’ Approval has been obtained:

(a)  by mutual written consent of Acquiror and Company, by action of their respective boards of directors; or

(b)  by Company, if either Acquiror or Acquisition Sub shall breach any representations, warranties, covenants or obligations contained in this Agreement, which breach would result in the failure to satisfy one or more of the conditions set forth in Section 7.2(a), and in any such case such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured within 30 days after written notice thereof shall have been received by the party alleged to be in breach;

(c)  by Acquiror, if

(i)  Company shall breach any representations, warranties, covenants or obligations contained in this Agreement, which breach would result in the failure to satisfy one or more of the conditions set forth in Section 7.3(a), and in any such case such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured within 30 days after written notice thereof shall have been received by the party alleged to be in breach; provided, that Acquiror may not assert such a breach prior to Closing as a result of changes, circumstances, facts, events or effects that would not constitute a Material Adverse Effect following satisfaction of the condition precedent included in clause (a)(v) of the definition of Material Adverse Effect; or

(ii)  the Board of Directors of Company shall have withdrawn, modified, withheld or changed, in a manner adverse to Acquiror, its approval or recommendation of this Agreement or the Merger, or approved, recommended or declared advisable an Acquisition Proposal or resolved or committed to do any of the foregoing, provided that such right to terminate is exercisable as of the earlier to occur of (A) public announcement by Company of any of the foregoing or (B) twenty-four hours after the Board of Directors of Company resolves or commits to do any of the foregoing.

(d)  by either Acquiror or Company, if

(i)  at the Stockholders’ Meeting or any adjournment thereof, at which the Merger shall have been submitted for adoption by the Company Common Stockholders, the Merger shall have failed to receive the Stockholders’ Approval;

(ii)  the Closing shall not have occurred on or before the Optional Termination Date, provided that the party seeking to terminate this Agreement pursuant to this clause (ii) shall not have breached in any material respect its obligations under this Agreement in any manner that has contributed to the failure to consummate the Merger on or before such date; or

(iii)  the Board of Directors of Company shall have provided written notice to Acquiror that it has determined to accept a Superior Proposal, provided that Company may terminate this Agreement under this clause (iii) only if it has complied with all of the provisions of Section 6.3.

8.2    Effect of Termination.    In the event of termination of this Agreement by either Acquiror or Company, as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no further obligation on the part of Company, Acquiror, Acquisition Sub or their respective officers or directors, except as provided in Section 8.3 and except that in the case of any such termination, this Section 8.2 and Section 6.6(b), Section 6.8 and Section 9.2 shall survive. Nothing in this Section 8.2 shall relieve any party from liability for any willful or intentional breach of this Agreement.

8.3    Termination Payment by Company.

(a)  If this Agreement is terminated:

(i)  by Acquiror pursuant to Section 8.1(c)(ii), then Company shall pay to Acquiror promptly, but in no event later than two Business Days after the date of such termination, a fee of $60,000,000 (the “Company Termination Fee”), which amount shall be payable in cash by wire transfer of immediately available funds to an account designated by Acquiror;

(ii)  (A) by Acquiror pursuant to Section 8.1(d)(iii), then Company shall pay to Acquiror the Company Termination Fee, in cash by wire transfer of immediately available funds to an account designated by Acquiror, no later than two Business Days after such termination; or (B) by Company pursuant to Section 8.1(d)(iii), then Company shall pay to Acquiror the Company Termination Fee, in cash by wire transfer of immediately available funds to an account designated by Acquiror, contemporaneously with notice of termination thereunder; or

(iii)  by Acquiror or Company pursuant to Section 8.1(d)(i) or Section 8.1(d)(ii), and (x) at or prior to the time of any such termination an Acquisition Proposal shall have been commenced or publicly disclosed and (y) within twelve months following such termination, Company shall have entered into a definitive agreement (other than a confidentiality agreement) with respect to, or shall have consummated, an

Acquisition Proposal, then Company shall pay to Acquiror the Company Termination Fee, in cash by wire transfer in immediately available funds to an account designated by Acquiror, no later than the same day as the consummation of such transaction (assuming for all purposes of this Section 8.3(a)(iii) that the reference to 5% in the definition of Acquisition Proposal is 50% and the reference to “any Company Capital Stock” is “more than 50% of Company Capital Stock”).

(b)  In the event any of the Company Termination Fee payments contemplated by Section 8.3(a) is not paid when due, such Company Termination Fee payment shall bear interest at a rate equal to the prime rate announced from time to time by JP Morgan Chase Bank plus 1% per annum, and in addition to being obligated to pay Acquiror the Company Termination Fee and interest thereon, Company shall pay or reimburse Acquiror’s costs and expenses (including but not limited to reasonable legal fees and expenses) solely to the extent incurred in connection with any action, including but not limited to the filing of any lawsuit or other legal action to collect payment of the Company Termination Fee and any interest thereon.

8.4    Amendment.    This Agreement may not be amended except by action taken by the parties’ respective boards of directors or duly authorized committees thereof or pursuant to authority granted by such boards of directors or duly authorized committees thereof and then only by an instrument in writing signed on behalf of each of the parties hereto and in compliance with applicable law.

8.5    Waiver.    At any time prior to the Effective Time, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant thereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.

ARTICLE 9

GENERAL PROVISIONS

9.1    Non-Survival.    None of the representations and warranties in this Agreement shall survive the Merger, and after the Effective Time, no person or entity shall have any further obligation, nor shall any claim be asserted or action be brought, with respect thereto. None of the covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time, and this Article 9.

9.2    Brokers.    Each of the parties hereto agrees to hold each of the other parties hereto harmless from and against any finders’ fees in connection with the Merger contemplated by this Agreement based upon arrangements made by or on behalf of such arranging party.

9.3    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed duly given if delivered personally, delivered by UPS or other nationally recognized overnight courier service or sent via facsimile to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)  If to Acquiror or Acquisition Sub to:

Lockheed Martin Corporation

6801 Rockledge Drive

Bethesda, Maryland 20817

Attention: Frank H. Menaker, Esq.

Telecopier: (301) 897-6791

with copies to (which shall not constitute notice):

King & Spalding LLP

1730 Pennsylvania Avenue, N.W.

Washington, D.C. 20006

Attention: Glenn C. Campbell, Esq.

Telecopier: (202) 626-3737

(b)  If to Company, to:

The Titan Corporation

3033 Science Park Road

San Diego, CA 92121

Attention: Nicholas J. Costanza, Esq.

Telecopier: (858) 552-9759

with a copy (which shall not constitute notice) to:

Hogan & Hartson L.L.P.

555 13th Street, N.W.

Washington, D.C. 20004

Attention: Mark E. Mazo, Esq.

Telecopier: (202) 637-5910

All such communications shall be deemed to have been duly given: (A) in the case of a notice delivered by hand, when personally delivered; (B) in the case of a notice sent by facsimile, upon transmission subject to telephone and automated confirmation of receipt; and (C) in the case of a notice sent by overnight courier service, the date delivered at the designated address, in each case given or addressed as aforesaid.

9.4    Interpretation.    The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, unless a contrary intention appears, (a) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision, (b) the word “including” means “including without limitation” and is intended by the parties to be by way of example rather than limitation and (c) reference to any Article or Section means such Article or Section hereof. No provision of this Agreement shall be interpreted or construed against any party hereto solely because such party or its legal representative drafted such provision.

9.5    Miscellaneous.    This Agreement (including the documents and instruments referred to herein) (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, (b) is not intended to confer upon any other person any rights or remedies hereunder, except for rights of indemnified parties under Section 6.12 as herein provided and (c) shall not be assigned by operation of law or otherwise, except that on or prior to the mailing of the Proxy Statement/Prospectus, Acquisition Sub may assign this Agreement to a wholly-owned Subsidiary of Acquiror (provided that such assignment may be made subject to reassignment to Acquisition Sub in the event that the conditions set forth in Section 7.3(f) is not satisfied), but no such assignment shall relieve Acquisition Sub of its obligations hereunder. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

9.6    Jurisdiction.    Each of Company, Acquiror and Acquisition Sub hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in the State of Delaware (the “Relevant Courts”) for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Relevant Courts and agrees not to plead or claim in any Relevant Court that such litigation brought therein has been brought in an inconvenient forum; provided, however, that nothing in this Section 9.6 is intended to waive the right of any party to remove any such action or proceeding commenced in any such state court to an appropriate federal court to the extent the basis for such removal exists under applicable law. Acquiror and the Subsidiaries hereby irrevocably (a) appoint CT Corporation System (the “Process Agent”), with an office on the date hereof in Wilmington, Delaware as their agent to receive on behalf of either of them service of copies of the summons and complaint and any other process which may be served in any such litigation, (b) agree that service of process may be made on Acquiror or Acquisition Sub by mailing, by certified mail, a copy of such summons, complaint or other process to Acquiror or Acquisition Sub in care of the Process Agent at the Process Agent’s above address, with a copy to Acquiror or Acquisition Sub, as applicable, at its address for notice specified herein, and (c) authorizes and directs the Process Agent to accept such service on their behalf. Company hereby irrevocably (i) appoints the Process Agent as its agent to receive on its behalf service of copies of the summons and complaint and any other process which may be served in any such litigation, (ii) agrees that service of process may be made on Company by mailing, by certified mail, a copy of such summons, complaint or other process to Company in care of the Process Agent at the Process Agent’s above address, with a copy to Company at its address for notice specified herein, and (iii) authorizes and directs the Process Agent to accept such service on behalf of Company. As an alternative method of service, the parties further agree that the mailing by certified or registered mail, return receipt requested, of any process required by such courts, to the address specified in Section 9.3, shall constitute valid and lawful service of process against them, without necessity for service by any other means provided by statute or rule of court.

9.7    Counterparts.    This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

9.8    Parties In Interest.    This Agreement shall be binding upon and inure solely to the benefit of each party hereto and, except as set forth in the exception to Section 9.5(b), nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Notwithstanding the foregoing, the provisions of Section 6.12 and Section 9.11 are intended to benefit each person who is a beneficiary of Company’s current directors’ and officers’ insurance and indemnification policy and related arrangements, and each such person shall have the right to enforce the obligations of Acquiror under Section 6.12 and Section 9.11.

9.9    Severability.    Should any provision of this Agreement be judicially declared to be invalid, unenforceable or void, such decision will not have the effect of invalidating or voiding the remainder of this Agreement, and the part or parts of this Agreement so held to be invalid, unenforceable or void will be deemed to have been stricken herefrom, and the remainder will have the same force and effectiveness as if such stricken part or parts had never been included herein.

9.10    Waiver of Trial by Jury.    EACH PARTY TO THIS AGREEMENT WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION TO ENFORCE OR DEFEND ANY RIGHT UNDER THIS AGREEMENT OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED, OR WHICH IN THE FUTURE MAY BE DELIVERED, IN CONNECTION WITH THE MERGER OR THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

9.11    Acquiror Guarantee.    Acquiror agrees to take all action necessary to cause Acquisition Sub or the Surviving Corporation, as applicable, to perform all of its respective agreements, covenants and obligations under this Agreement. Acquiror unconditionally guarantees to the Company and to each intended beneficiary under Section 6.12 and Section 9.8 of this Agreement (with such unconditional guarantee relating to the obligations of Acquiror, Acquisition Sub and Surviving Corporation in such sections) the full and complete performance by Acquisition Sub (and after the Effective Time, Surviving Corporation) of its respective obligations under this Agreement and shall be liable for any breach of any representation, warranty, covenant or obligation of Acquisition Sub (and after the Effective Time, Surviving Corporation) under this Agreement. This is a guarantee of payment and performance. Acquiror hereby waives diligence, presentment, demand of performance, filing of any claim, any right to require any proceeding first against Acquisition Sub (and after the Effective Time, Surviving Corporation), protest, notice and all demands whatsoever in connection with the performance of its obligations set forth in this Section 9.11.

EXHIBIT A

DEFINITIONS—REFERENCE TABLE

“8% Notes” has the meaning assigned to such term in Section 6.21(a).

“Acquiror” has the meaning assigned to such term in the Preamble.

“Acquiror Common Stock” means common stock, par value $1.00 per share, of Acquiror.

“Acquiror Plans” has the meaning assigned to such term in Section 6.10(b).

“Acquiror Reports” means all forms, reports, and documents required to be filed by it with the SEC pursuant to relevant securities statutes, regulations, policies and rules since January 1, 1999.

“Acquiror Representatives” has the meaning assigned to such term in Section 6.6(a).

“Acquiror Required Statutory Approvals” means, collectively, (a) the filings by Acquiror and Company required by the HSR Act, and any filings and approvals required under applicable domestic or foreign antitrust or competition laws or regulations, if any, and expiration or termination of any applicable waiting periods under the HSR Act and any other antitrust or competition laws or regulations, and (b) the making of the Merger Filing with the Secretary of State of the State of Delaware.

“Acquisition Proposal” has the meaning assigned to such term in Section 6.3(a)(i).

“Acquisition Sub” has the meaning assigned in such term in the Preamble.

“Acquisition Sub Common Stock” has the meaning assigned to such term in Section 3.2.

“Affiliate” means any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Person specified.

“Agreement” has the meaning assigned to such term in the Preamble.

“Alleged FCPA Violations” has the meaning assigned to such term in Section 6.23(a).

“Amendments” has the meaning assigned to such term in Section 6.21(b).

“Bid” means any quotation, bid or proposal by Company or any of its Affiliates which, if accepted or awarded, would lead to a contract with a Governmental Entity, or a prime contractor or a higher-tier subcontractor to a Governmental Entity, for the sale of goods or the provision of services by Company, any Subsidiary of Company or a contracting team of which Company is a member.

“Business Day” means a day, other than Saturday, Sunday or any other day on which commercial banks in Washington, D.C. are authorized or required by law to close.

“CD DOJ” means the Criminal Division of the United States Department of Justice.

“Closing” has the meaning assigned to such term in Section 3.5.

“Closing Date” has the meaning assigned to such term in Section 3.5.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company” has the meaning assigned to such term in the Preamble.

“Company Book-Entry Shares” has the meaning assigned to such term in Section 3.4(a).

“Company Capital Stock” means all of the issued and outstanding shares of capital stock of Company.

“Company Certificates” has the meaning assigned to such term in Section 3.4(a).

“Company Closing Price” has the meaning assigned to such term in Section 3.1(e).

“Company Common Stock” has the meaning assigned to such term in Section 3.1(a).

“Company Common Stockholders” has the meaning assigned to such term in Section 6.4(a).

“Company Disclosure Schedule” shall mean, with respect to the Company and its Subsidiaries, the schedules delivered by Company to the Acquiror in connection with the execution and delivery of this Agreement setting forth, among other things, items the disclosure of which is required under this Agreement either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more of the representations, warranties or covenants contained in this Agreement; provided that the mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty will not be deemed an admission by the Company that such item (or any non-disclosed item or information of comparable or greater significance) represents a material exception or fact, event or circumstance or that such item has had, or is reasonably expected to have, a Material Adverse Effect on Company.

“Company ESPPs” has the meaning assigned to such term in Section 3.1(e).

“Company Insiders” shall mean those officers and directors of the Company who are subject to the reporting requirements of Section 16(a) of the Exchange Act.

“Company Plans” has the meaning assigned to such term in Section 5.13(a).

“Company Preferred Stock” has the meaning assigned to such term in Section 6.14.

“Company Reports” has the meaning assigned to such term in Section 5.5(a).

“Company Required Statutory Approvals” means, collectively, (a) the filings by Acquiror and Company required by the HSR Act, and any filings and approvals required under applicable domestic or foreign antitrust or competition laws or regulations, if any, and expiration or termination of any applicable waiting periods under the HSR Act and any other antitrust or competition laws or regulations, and (b) the making of the Merger Filing with the Secretary of State of the State of Delaware in connection with the Merger.

“Company Stock Options” has the meaning assigned to such term in Section 3.1(e).

“Company Stock Option Plans” has the meaning assigned to such term in Section 3.1(e).

“Company Termination Fee” has the meaning assigned to such term in Section 8.3(a).

“Company Warrants” shall mean all warrants to purchase Company Common Stock described in Section 5.2 of the Company Disclosure Schedule.

“Confidentiality Agreement” means the confidentiality agreement dated effective as of August 6, 2003, between Company and Acquiror, as the same may be amended from time to time.

“Consent Solicitation” has the meaning assigned to such term in Section 6.21(a).

“Covenant Amendments” has the meaning assigned to such term in Section 6.21(b).

“DDTC” has the meaning assigned to such term in Section 6.23(a).

“Dissenting Shares” has the meaning assigned to such term in Section 3.3.

“DGCL” has the meaning assigned to such term in Section 1.1.

“DLLCA” has the meaning assigned to such term in Section 1.1.

“DOJ” has the meaning assigned to such term in Section 6.5(b).

“Effective Time” has the meaning assigned to such term in Section 1.2.

“Environmental Law” means any applicable Federal, state, local or foreign laws, relating to (a) the protection, preservation or restoration of the environment (including, air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, Hazardous Substances, in each case as amended and as in effect on the date hereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange and Guarantee Offer” has the meaning assigned to such term in Section 6.22(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning assigned to such term in Section 3.1(b).

“FCPA Resolution and Settlement” has the meaning assigned to such term in Section 6.23(a).

“FTC” has the meaning assigned to such term in Section 6.5(b).

“Government Contracts” means any prime contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, blanket purchase agreement, letter agreement, purchase order, delivery order, task order, grant, cooperative agreement, Bid, change order or other commitment or funding vehicle between Company or any Subsidiary of Company and (a) a Governmental Entity, (b) any prime contractor to a Governmental Entity or (c) any subcontractor with respect to any contract described in clause (a) or (b).

“Governmental Entity” means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign, as well as any corporations owned or chartered by any such governmental agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality.

“Hazardous Substance” means any substance listed, defined, designated or classified as hazardous, toxic, radioactive, or dangerous, or otherwise regulated, under any Environmental Law. Hazardous Substance includes any substance for which exposure is regulated by any government authority or any Environmental Law including, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, or asbestos containing material, urea formaldehyde foam insulation, lead or polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indenture” has the meaning assigned to such term in Section 6.21(a).

“Insurance Policies” has the meaning assigned to such term in Section 5.28.

“Intellectual Property Rights” has the meaning assigned to such term in Section 5.18(b).

“knowledge” means, as to any party, the chief executive officer, chief operating officer, chief financial officer, general counsel and other executive officers of the party.

“laws” means all foreign, federal, state and local statutes, laws, ordinances, regulations, rules, resolutions, orders, tariffs, determinations, writs, injunctions, awards (including, awards of any arbitrator), judgments and decrees applicable to the specified Person and to the businesses and assets thereof (including, laws relating to the protection of classified information; the sale, leasing, ownership or management of real property; employment practices, terms and conditions, and wages and hours; building standards, land use and zoning; and safety, health and fire prevention.

“Leases” has the meaning assigned to such term in Section 5.15(b).

“Leased Real Property” has the meaning assigned to such term in Section 5.15(b).

“Letter of Transmittal” has the meaning assigned to such term in Section 3.4(a).

“Liens” means claims, encumbrances, mortgages, security interests, equities, or charges of any nature whatsoever.

“LMC LLC” shall mean LMC LLC One, LLC, as successor in interest to Acquisition Sub pursuant to that certain Assignment and Assumption Agreement dated as of November 18, 2003, between Acquisition Sub and LMC LLC One, LLC.

“Material Adverse Effect” means, with respect to any entity, (a) any adverse change, circumstance, fact, event or effect that, individually or in the aggregate with all other adverse changes, circumstances, facts, events and effects, is or is reasonably likely to be materially adverse to the business, condition (financial or otherwise), assets or results of operations of such entity and its Subsidiaries taken as a whole, other than any change, circumstance, fact, event or effect relating to (i) the securities markets in general, (ii) the economy in general, except if such entity is adversely affected in a materially disproportionate manner as compared to similarly situated entities, (iii) the industries in which Acquiror or Company operate and not specifically relating to Acquiror or Company, including changes in legal, accounting or regulatory changes, or conditions, except if such entity is adversely affected in a materially disproportionate manner as compared to other comparable participants in such industries, (iv) the announcement of the Merger and the performance of the obligations of the parties under this Agreement (including any cancellations or delays in contract awards and any impact on relationships with customers, prime contractors, subcontractors or suppliers to the extent but only to the extent relating to the announcement of the Merger or the performance of the obligations of the parties hereunder), or (v) if and only if prior to the Closing, Company and/or one or more of its Subsidiaries has obtained a written statement or written confirmation from the CD DOJ that it considers its investigation of the Alleged FCPA Violations resolved as to Company and its Subsidiaries and does not intend to pursue any claims as to Company and its Subsidiaries in respect of the Alleged FCPA Violations, or has had entered against it a judgment of conviction signed by a United States district court judge pursuant to Federal Rule of Criminal Procedure 32(k) or other applicable rules resulting from Company’s or any of its Subsidiaries’ plea of guilty and a plea agreement with the United States under Federal Rule of Criminal Procedure 11(c) or other applicable rule (the date of such written statement or written confirmation or judgment of conviction, being the “MAE Modification Date”), (A) any information disclosed on or before the MAE Modification Date to any of the CD DOJ, the SEC or Acquiror (or its outside legal counsel) or of which Acquiror or its outside legal counsel is otherwise aware on or before the MAE Modification Date, relating to the Alleged FCPA Violations, (B) any investigations, actions, judgments, settlements, fines, penalties or orders by or before any Governmental Entity, whether existing, pending, threatened or hereafter arising (and including the terms and status thereof), arising from the Alleged FCPA Violations or the disclosure (other than in accordance Company’s obligations under Section 5.24), fiduciary, contractual or other obligations of Company and its Subsidiaries and their respective directors, officers, employees and representatives relating to the Alleged FCPA Violations (including the FCPA Resolution and Settlement), and (C) any costs, fees and expenses of Company or its Subsidiaries relating to the investigation of the Alleged FCPA Violations, the renegotiation of the Merger Agreement, the solicitation of proxies after April 4, 2004, and any pre-existing indemnity rights of any directors, officers, employees and representatives of Company or of any of its Subsidiaries in connection with any of the foregoing, or” (b) a material adverse effect on the ability of such entity to perform its obligations under this Agreement. For purposes hereof, changes in the trading price of Acquiror Common Stock or Company Common Stock, as reported by the NYSE, will not alone constitute a Material Adverse Effect, whether occurring at any time or from time to time.

“MAE Modification Date” has the meaning assigned to such term in clause (a)(v) of the definition of Material Adverse Effect.

“Material Contracts” has the meaning assigned to such term in Section 5.17(a).

“Merger” has the meaning assigned to such term in Section 1.1.

“Merger Amendment” has the meaning assigned to such term in Section 6.21(a).

“Merger Consideration” has the meaning assigned to such term in Section 3.1(a).

“Merger Filing” has the meaning assigned to such term in Section 1.2.

“NYSE” means the New York Stock Exchange.

“Optional Termination Date” means the latest of (i) June 25, 2004, (ii) 23 Business Days after (A) the date on which the SEC advises Company that it does not intend to review the Proxy Statement or (B) if the SEC reviews the Proxy Statement, the date on which the SEC advises Company that its review is complete, but not later than July 23, 2004, or (iii) if Company enters into a plea agreement with the United States on or before June 25, 2004, three (3) Business Days after a judgment of conviction signed by a United States district court judge pursuant to Federal Rule of Criminal Procedure 32(k) or other applicable rules has been entered; provided, however, under no circumstances shall the Optional Termination Date under clause (iii) be later than September 24, 2004.

“Owned Real Property” has the meaning assigned to such term in Section 5.15(a).

“Permitted Liens” means (a) Liens that do not interfere with the value, marketability or use of the assets in the operations or business of the Company, (b) Liens for Taxes not yet due and payable or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on Company’s books in accordance with generally accepted accounting principles, (c) Liens which do not secure monetary liabilities of any Person and that, individually or in the aggregate, do not and would not materially detract from the value or marketability of any of the assets of Company or materially interfere with the use thereof as currently used and (d) Liens in favor of carriers, warehousemen, mechanics, materialmen and landlords granted in the ordinary course of business for amounts not overdue or being diligently contested in good faith by appropriate proceedings and or which adequate reserves in accordance with generally accepted accounting principles shall have been set aside on its books.

“Person” means any individual, partnership, joint venture, corporation, limited liability company, trust, unincorporated organization or other entity and a government or any department or agency thereof.

“Price Per Share” has the meaning assigned to such term in Section 3.1(a).

“Process Agent” has the meaning assigned to such term in Section 9.6.

“Proxy Statement” has meaning assigned to such term in Section 6.7(a).

“Proxy Statement/Prospectus” has the meaning assigned to such term in Section 6.8.

“Registration Amendments” has the meaning assigned to such term in Section 6.21(b).

“Registration Rights Agreement” has the meaning assigned to such term in Section 6.21(b).

“Registration Statement” has the meaning assigned to such term in Section 6.22(a).

“Regulatory Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition, through merger or acquisition.

“Release” has the meaning set forth in Section 101(22) of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §9601(22).

“Relevant Courts” has the meaning assigned to such term in Section 9.6.

“Requisite Consent” has the meaning assigned to such term in Section 6.21(c).

“Sarbanes-Oxley Act” has the meaning assigned to such term in Section 5.5(a).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Stockholders” means the Stockholders of Company.

“Stockholders’ Approval” has the meaning assigned to such term in Section 5.4(d).

“Stockholders’ Meeting” has the meaning assigned to such term in Section 6.4(a).

“Subsidiary” shall mean, when used with reference to any person or entity, any corporation, partnership, limited liability company, business trust, joint venture or other entity of which such person or entity (either acting alone or together with its other Subsidiaries) owns, directly or indirectly, 50% or more of the stock or other voting interests, the holders of which are entitled to vote for the election of a majority of the board of directors or any similar governing body of such corporation, partnership, limited liability company, business trust, joint venture or other entity.

“Superior Proposal” has the meaning assigned to such term in Section 6.3(b).

“Surviving Corporation” has the meaning assigned to such term in Section 1.1.

“Surviving LLC” has the meaning assigned to such term in Section 2.1.

“Tax Return” means any return, report or other document or information required to be supplied to a taxing authority in connection with Taxes.

“Taxes” means all taxes, including, income, estimated income, gross receipts, excise, property, sales, withholding, social security, occupation, use, service, service use, license, payroll, franchise, transfer and recording taxes, fees and charges, windfall profits, severance, customs, import, export, employment or similar taxes, charges, fees, levies or other assessments imposed by the United States, or any state, local or foreign government or subdivision or agency thereof, whether computed on a separate, consolidated, unitary, combined or any other basis, and such term shall include any interest, fines, penalties or additional amounts and any interest in respect of any additions, fines or penalties attributable or imposed on or with respect to any such taxes, charges, fees, levies or other assessments, and any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Trustee” has the meaning assigned to such term in Section 6.21(a).

“Union Plans” has the meaning assigned to such term in Section 5.13(a).

“Warrant Consideration” has the meaning assigned to such term in Section 3.1(f).

ANNEX B

April 7, 2004

Board of Directors

The Titan Corporation

3033 Science Park Road

San Diego, California 92121

Madame and Gentlemen:

You have requested our opinion as investment bankers, as to the fairness from a financial point of view, as of the date hereof, of the Merger Consideration (as defined below) that the holders of the outstanding shares of common stock, par value $0.01 per share (each, a “Share” and, collectively, the “Shares”), of The Titan Corporation (the “Company”) will be entitled to receive at the effective time of the Merger (as defined below) pursuant to the Agreement and Plan of Merger, dated as of September 15, 2003, as amended by Amendment No. 1, dated February 6, 2004, Amendment No. 2, dated March 11, 2004, and Amendment No. 3, dated April 7, 2004 (the “Agreement”), by and among Lockheed Martin Corporation (“Lockheed Martin”), LMC Sub One, Inc., a wholly-owned subsidiary of Lockheed Martin, LMC LLC One, LLC, a wholly-owned subsidiary of Lockheed Martin (“Acquisition Sub”), and the Company. The Agreement provides, among other things, that at the effective time of the merger Acquisition Sub shall be merged with and into the Company and the separate existence of Acquisition Sub shall thereupon cease (the “Merger”). At the effective time of the Merger, each Share shall be converted into the right to receive the Merger Consideration. The “Merger Consideration” shall mean cash in the amount of $20.00 per Share, without interest.

Relational Advisors LLC, as part of its investment banking business, routinely performs financial analyses with respect to businesses and their securities in connection with mergers and acquisitions. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Agreement, although in so acting we have not entered into an agency or other fiduciary relationship with the Company, its Board of Directors or stockholders, or any other person. We expect to receive fees for our services in connection with the Merger, substantially all of which fees are contingent upon the consummation of the Merger. We have received a fee for providing a prior opinion to the Company’s Board of Directors in connection with the execution of the initial agreement in September 2003 and will receive a fee for rendering this opinion, which fees are not contingent upon the consummation of the Merger. In addition, the Company has agreed to reimburse us for our reasonable out-of-pocket expenses and indemnify us against certain liabilities arising out of our engagement. We have in the past provided financial advisory services to the Company unrelated to the Merger, for which services we have also received compensation. The Company is an investor and limited partner, with an approximate 40% partnership interest, in a fund currently managed by Titan Investment Partners, LLC, the general partner of which is an affiliate of Relational Advisors LLC. Dr. Gene W. Ray, CEO of the Company, is an investor and limited partner in one of a number of limited partnerships and managed accounts, which are managed by Relational Investors LLC (“RILLC”), the general partner of which is an affiliate of Relational Advisors LLC. Dr. Ray’s limited partnership interest is less than 0.1% of the aggregate of the funds managed by RILLC. Relational Advisors LLC is an unsecured creditor of a bankrupt former subsidiary of the Company, in which the Company has succeeded to ownership of substantially all of the bankrupt company’s non-cash assets by virtue of the Company’s status as a secured creditor.

In arriving at our opinion, we have reviewed, among other information we deemed relevant, the Agreement; the proxy statement/prospectus dated February 9, 2004 relating to the merger contemplated by the Agreement as

B-1

Board of Directors

The Titan Corporation

April 7, 2004

amended through such date; annual reports to stockholders and annual reports on Form 10-K of the Company for the four years ended December 31, 2003; the annual report on Form 10-K of Lockheed Martin for the year ended December 31, 2003; reports on Form 8-K filed by the Company since September 15, 2003, and certain quarterly reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; certain internal financial analyses and forecasts for the Company prepared by the management of the Company, and in cases in which the management of the Company had not made recent forecasts, recent consensus analyst estimates, which management of the Company has advised us are reasonable (the “Forecasts”); and certain publicly available research analysts’ reports evaluating the Company. We also have held discussions with members of the senior managements of the Company and Lockheed Martin regarding their assessment of the strategic rationale for, and the potential benefits and challenges of, the transaction contemplated by the Agreement and the past and current business operations, financial condition and future prospects of their respective companies. In addition, we have reviewed the reported price and trading activity for the Shares, before and after the initial announcement of the merger in September 2003; compared certain financial and stock market information for the Company and Lockheed Martin to similar information for certain other companies with publicly traded securities; reviewed, to the extent publicly available, financial terms of certain recent business combinations in the federal information technology services and aerospace and defense sectors, specifically, and in other industries, generally; reviewed recent public disclosures of the Company concerning investigations of alleged violations of the Foreign Corrupt Practices Act by the Company or its subsidiaries; and such other information and performed such other studies and analyses as we deemed relevant.

We have relied upon the accuracy and completeness of all of the financial, accounting and other information discussed with or reviewed by us, have assumed such accuracy and completeness for purposes of rendering this opinion, and have not assumed any responsibility for independently verifying the accuracy or completeness of such financial, accounting and other information. In that regard, we have assumed, with your consent, that the Forecasts were reasonably prepared on a basis reflecting the best currently available estimates. We further have assumed that the Merger will be consummated as set forth in the Agreement without waiver, modification or amendment of any material term, condition or agreement therein and that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Merger, no limitations, restrictions or conditions will be imposed that would have a material adverse effect (as defined in the Agreement) on the Company, Lockheed Martin or the consummation of the Merger. We have not been requested to make, and have not made, an independent evaluation or appraisal of the assets and liabilities (including any derivative or off-balance-sheet assets and liabilities) of the Company or Lockheed Martin or any of their respective subsidiaries, and we have not been furnished with any such evaluation or appraisal. Our opinion is necessarily based upon information available to us, and financial, economic, market and other conditions as they exist, and can be evaluated, on the date hereof. Our opinion does not address the relative merits of the transaction contemplated by the Agreement as compared to any alternative business transaction that might be available to the Company, nor does it address the underlying business decision of the Company to engage in the transaction contemplated by the Agreement.

Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Agreement, and this opinion does not constitute a recommendation as to how any holder of Shares should vote or act with respect to any matters relating to the proposed merger. It should be noted that, although subsequent developments may affect this opinion, we do not have an obligation to update, revise or reaffirm this opinion.

B-2

Based upon and subject to the foregoing and such other matters as we deemed relevant, it is our opinion that, as of the date hereof, the Merger Consideration to be received pursuant to the Agreement is fair, from a financial point of view, to the holders of Shares.

Very truly yours,

/s/ Relational Advisors LLC

Relational Advisors LLC

B-3

Board of Directors

The Titan Corporation

April 7, 2004

ANNEX C

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

Section 262 Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in receipt thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within ten-days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

☐

☐

PROXY

THE TITAN CORPORATION

SPECIAL MEETING OF STOCKHOLDERS, June 7, 2004

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Dr. Gene W. Ray and Mr. Mark W. Sopp, or either of them, with power of substitution, are hereby appointed proxies at the Special Meeting of Stockholders of THE TITAN CORPORATION to be held on June 7, 2004, or at any adjournment thereof, to represent and to vote all shares of Titan common stock that the undersigned would be entitled to vote if personally present, upon the merger proposal specified on the reverse side and upon such other matters as may properly come before the Special Meeting. Any prior proxy to vote at such Special Meeting is hereby revoked. The proxies named above are authorized to vote in their discretion as to other matters that may properly come before the Special Meeting, including any further adjournment thereof. The persons named as proxies will not, however, have discretion to vote in favor of any adjournment as to any shares of Titan common stock voted against the merger proposal.

If you have not yet voted or wish to change your previously submitted vote you may vote by submitting this proxy card or by voting via the Internet or telephone. If you wish to revoke your vote, you must follow the instructions set forth in the accompanying proxy statement/supplement. Your vote does not count until we receive it.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE TITAN CORPORATION. UNLESS A CONTRARY DIRECTION IS INDICATED, IT WILL BE VOTED FOR THE MERGER PROPOSAL ON THE REVERSE SIDE.

(Continued and to be signed on the reverse side)

SPECIAL MEETING OF STOCKHOLDERS OF

THE TITAN CORPORATION

June 7, 2004

PROXY VOTING INSTRUCTIONS

MAIL – Date, sign and mail your proxy card in the envelope provided as soon as possible. - OR -

TELEPHONE – Call toll-free 1-800-PROXIES from any touch-tone telephone and follow the instructions. Have your proxy card	COMPANY NUMBER

available when you call. - OR -	ACCOUNT NUMBER

INTERNET – Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

¯  Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.  ¯

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THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 1.

UNLESS OTHERWISE SPECIFIED, YOUR SIGNED AND RETURNED PROXY WILL BE CAST “FOR” PROPOSAL 1.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1.     ADOPTION OF THE AGREEMENT AND PLAN OF
MERGER, DATED AS OF SEPTEMBER 15, 2003,
BY AND AMONG LOCKHEED MARTIN
CORPORATION, LMC SUB ONE, INC. AND THE
TITAN CORPORATION, AS AMENDED, AND
APPROVAL OF THE MERGER CONTEMPLATED
THEREBY.

	FOR ☐	AGAINST ☐	ABSTAIN ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

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Signature of Stockholder:                                       Date:                                       Signature of Stockholder                                       Date:

        Note:   Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.